Exhibit 20.1

                                    [LOGO](R)
                                   SYNOVUS(R)


James H. Blanchard
Chief Executive Officer
                                                         March 17, 2004

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 22, 2004, at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia 31901. Enclosed with this Proxy Statement are your proxy card and the 2003 Annual Report.

     We hope that you will be able to be with us and let us give you a review of 2003. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.synovus.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2004 Annual Meeting on the website for reference after the meeting.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

     Thank you for helping us make 2003 a good year. We look forward to your continued support in 2004 and another good year.

                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        James H. Blanchard

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120

                                   SYNOVUS(R)


                    NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS

TIME............... 10:00 a.m. E.T.
                    Thursday, April 22, 2004

PLACE.............. RiverCenter for the Performing Arts
                    900 Broadway
                    Columbus, Georgia 31901

ITEMS OF BUSINESS.. (1)  To elect seven directors to serve until the Annual
                         Meeting of Shareholders in 2007 and five directors to serve until the Annual Meeting of Shareholders in 2006.

                    (2) To ratify the appointment of KPMG LLP as our independent auditor for the year 2004.

                    (3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE....... You can vote if you were a shareholder of record on
                    February 17, 2004.

ANNUAL REPORT...... A copy of the Annual Report is enclosed.

PROXY VOTING....... Your vote is important. Please vote in one of these ways:

                    (1) Use the toll-free telephone number shown on the proxy card;

                    (2)   Visit the website listed on your proxy card;

                    (3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

                    (4)   Submit a ballot at the Annual Meeting.


                                        /s/G. Sanders Griffith, III
                                        G. Sanders Griffith, III
                                        Secretary

Columbus, Georgia
March 17, 2004


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

                               TABLE OF CONTENTS

Voting Information.............................................................1
Corporate Governance and Board Matters.........................................3
Director Compensation and Stock
    Ownership Guidelines.......................................................7
Proposals to Be Voted On:
    Proposal 1: Election of Directors..........................................8
    Proposal 2: Ratification of Appointment of the Independent Auditor........11
Executive Officers............................................................11
Stock Ownership of Directors and Executive Officers...........................12
Audit Committee Report........................................................13
Executive Compensation........................................................15
Stock Performance Graph.......................................................18
Compensation Committee Report on Executive Compensation.......................18
Compensation Committee Interlocks and
     Insider Participation....................................................21
Transactions With Management..................................................22
Principal Shareholders........................................................24
Relationships Between Synovus, CB&T, TSYS and
     Certain of Synovus' Subsidiaries and Affiliates..........................24
Section 16(a) Beneficial Ownership Reporting Compliance.......................27
Shareholder Proposals and Nominations.........................................27
General Information:
    Financial Information.....................................................28
    Solicitation of Proxies...................................................28
    Householding..............................................................28
Appendix A: Audit Committee Charter..........................................A-1
Financial Appendix...........................................................F-1

                                PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

     This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning March 17, 2004. The Synovus Board of Directors is soliciting proxies to be used at the 2004 Annual Meeting of Synovus Shareholders which will be held on April 22, 2004, at 10:00 a.m., at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE

     You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on February 17, 2004. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

QUORUM AND SHARES OUTSTANDING

     A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus Shareholders. On February 17, 2004, 302,516,262 shares of Synovus stock were outstanding.

PROXY CARD

     The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies FOR the election of all of the director nominees and FOR the ratification of the appointment of KPMG LLP as Synovus' independent auditor for the year 2004. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

VOTING OF SHARES

     Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on February 17, 2004 which: (i) has had the same owner since February 17, 2000; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (iii) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving the acquisition specifically grant ten votes per share;
(iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (v) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (vi) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 17, 2000; (vii) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are owned under the provisions of (i)-(vii) above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Shareholders of shares of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a "grandfather" provision, under which Synovus' ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXY CARDS THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

     Synovus Dividend Reinvestment and Direct Stock Purchase Plan: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

REQUIRED VOTES

     Directors are elected by a plurality of the votes, which means the twelve nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

     The affirmative vote of a majority of the votes cast (in person or by proxy and entitled to vote at the Annual Meeting) is needed to ratify the appointment of KPMG LLP as Synovus' independent auditor for 2004.

TABULATION OF VOTES

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, if a broker indicates on the proxy card that it does not have discretionary authority on other matters considered at the meeting, those shares will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

     Vote By Telephone:

     You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

     Vote By Internet:

     You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

     Vote By Mail:

     If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

CB&T AND TOTAL SYSTEM SERVICES, INC.

     Synovus is the owner of all of the issued and outstanding shares of common stock of Columbus Bank and Trust Company (R)("CB&T"). CB&T owns individually 81.1% of the outstanding shares of Total System Services, Inc.(R) ("TSYS(R)"), an electronic transaction processing company.

                     CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PHILOSOPHY

     The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus' Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus' activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

INDEPENDENCE

     The Board has determined that a majority of its members are "independent" as defined by the listing standards of the New York Stock Exchange and Synovus' Corporate Governance Guidelines. Synovus' Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank
W. Brumley, Elizabeth W. Camp, C. Edward Floyd, T. Michael Goodrich, V. Nathaniel Hansford, John P. Illges, III, Mason H. Lampton, Elizabeth C. Ogie, H.

Lynn Page, J. Neal Purcell and Melvin T. Stith. The standards set and used by the Board to determine the independence of directors and committee members (which are incorporated within our Corporate Governance Guidelines) are available in the Corporate Governance section of our website at www.synovus.com/governance. All independent directors of Synovus meet the standards for independence set by the Board.

ATTENDANCE AT MEETINGS

     The Board of Directors held four meetings in 2003. All directors attended at least 75% of Board and committee meetings held during their tenure during 2003 except Daniel P. Amos who attended 63%. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 95%. Although Synovus has no formal policy with respect to Board members' attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. Seventeen of our then eighteen directors attended the 2003 Annual Meeting of Shareholders.

COMMITTEES OF THE BOARD

     Synovus' Board of Directors has four principal standing committees -- an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an "independent" director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines.
The following table shows the membership of the various committees.

--------------------------------------------------------------------------------------------------------------------------
Executive                      Audit                       Corporate Governance and Nominating    Compensation
-----------                    -----                       -----------------------------------    ----------------------------
V. Nathaniel Hansford, Chair   John P. Illges, III,Chair   Richard Y. Bradley, Chair              V. Nathaniel Hansford, Chair
James H. Blanchard             H. Lynn Page                Daniel P. Amos                         Mason H. Lampton
Richard Y. Bradley             Melvin T. Stith             Frank W. Brumley
Gardiner W. Garrard, Jr.                                   C. Edward Floyd
John P. Illges, III                                        Elizabeth C. Ogie
Mason H. Lampton
James D. Yancey

--------------------------------------------------------------------------------------------------------------------------

     Executive Committee. Synovus' Executive Committee held six meetings in 2003. During the intervals between meetings of Synovus' Board of Directors, Synovus' Executive Committee possesses and may exercise any and all of the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors.

     Audit Committee. Synovus' Audit Committee held nine meetings in 2003. Its Report begins on page 13. A copy of the Audit Committee charter, which contains a detailed list of the Committee's functions, is attached to this Proxy Statement as Appendix A. The Board has determined that all three members of the Committee are financially literate under the rules of the NYSE and that H. Lynn Page is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The primary functions to be engaged in by Synovus' Audit Committee include:

     . Monitoring the integrity of Synovus' financial statements, Synovus' systems of internal controls and Synovus' compliance with regulatory and legal requirements;

     . Monitoring the independence, qualifications and performance of Synovus' independent auditor and internal auditing activities; and

     . Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

     Corporate Governance and Nominating Committee. Synovus' Corporate Governance and Nominating Committee held four meetings in 2003. The primary functions to be engaged in by Synovus' Corporate Governance and Nominating Committee include:

     .   Identifying qualified individuals to become Board members;

     . Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

     . Overseeing the annual review and evaluation of the performance of the Board and its committees; and

     . Developing and recommending to the Board corporate governance guidelines.

     Compensation Committee. Synovus' Compensation Committee held four meetings in 2003. Its Report on Executive Compensation begins on page 18. The primary functions to be engaged in by Synovus' Compensation Committee include:

     .    The design and oversight of Synovus' executive compensation program;

     . The design and oversight of all compensation and benefit programs in which employees and officers of Synovus are eligible to participate; and

     .    Performing an annual evaluation of the Chief Executive Officer.

CONSIDERATION OF DIRECTOR CANDIDATES

     Shareholder Candidates. The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus' bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will consider individuals recommended by shareholders for nomination as directors in accordance with Synovus' bylaws and in accordance with the procedures described under "Shareholder Proposals and Nominations" on page 27.

     Director Qualifications. Synovus' Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus' Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus' stock pursuant to Synovus' Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

..    The extent of the director's/potential director's business acumen and experience;

..    Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

..    Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

..    Whether the director/potential director would be considered a "financial expert" or "financially literate" as defined in the listing standards of the NYSE;

..    Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus' current or future business, will add specific value as a Board member; and

..    Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

IDENTIFYING AND EVALUATING NOMINEES

     The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus' shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus' expense one or more search firms to identify candidates (and to approve such firms' fees and other retention terms).

     The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee's initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board's consideration.

     Five nominees for election as directors have not previously served as directors of Synovus. Mr. Brumley was recommended to the Committee for consideration as a director nominee by a non-management director and the chief executive officer; Ms. Camp by an executive officer (other than the chief executive officer); Mr. Goodrich by an executive officer and an emeritus Board member; and Mr. Purcell and William B. Turner, Jr. by the chief executive officer.

MEETINGS OF NON-MANAGEMENT DIRECTORS

     The non-management directors of Synovus meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. V. Nathaniel Hansford, Synovus' Lead Director, presides at the meetings of non-management directors.

COMMUNICATING WITH THE BOARD

     Synovus' Board provides a process for shareholders to communicate with the Board. Shareholders may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel's Office, 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Additional procedures by which shareholders can communicate with the non-management directors are available in the Corporate Governance section of our website at www.synovus.com/governance.

ADDITIONAL INFORMATION ABOUT CORPORATE GOVERNANCE

     Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus' Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee's current charter, procedures for shareholders to communicate with the non-management directors and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.synovus.com/governance.

              DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

COMPENSATION

     Directors of Synovus receive the following compensation:

     Annual retainer........................................$25,000
     Annual retainer for committee chair,
          excluding executive ..............................$ 2,000
     Attendance fee for each Board meeting..................$ 1,800
     Attendance fee for each Executive Committee meeting,
          including the chairman............................$ 1,800
     Attendance fee for each committee meeting chaired,
          other than executive..............................$ 1,200
     Attendance fee for committee meetings,
          other than executive..............................$   750

     Directors may elect to defer all or a portion of their cash compensation. Deferred amounts are deposited into one or more investment funds chosen by the director. All deferred fees are payable only in cash.

DIRECTOR STOCK PURCHASE PLAN

     Synovus' Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan.

CONSULTING SERVICES

     Joe E. Beverly, a director and former Vice Chairman of the Board of Synovus, Commercial Bank, a banking subsidiary of Synovus, and Synovus are parties to a Retirement Agreement pursuant to which Mr. Beverly was paid $63,000 by Commercial Bank for serving as its Chairman and pursuant to which Mr. Beverly was paid $24,000 by Synovus for providing consulting and advisory services relating to Synovus' affiliate banks during 2003.

STOCK OWNERSHIP GUIDELINES

     Under Synovus' stock ownership guidelines for directors, all directors are required to accumulate over time shares of Synovus stock equal in value to at least three times the value of the annual retainer.

                            PROPOSALS TO BE VOTED ON

                         PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL
NOMINEES.

NUMBER

     At the date of this Proxy Statement, the Board of Directors of Synovus consists of 20 members, which is the number authorized by Synovus' shareholders. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2004 Annual Meeting, the terms of office of the Class II directors expire at the 2005 Annual Meeting and the terms of office of the Class III directors expire at the 2006 Annual Meeting. Proxies cannot be voted at the 2004 Annual Meeting for a greater number of persons than the number of nominees named.

NOMINEES

     There are seven directors, James H. Blanchard, C. Edward Floyd, Gardiner W. Garrard, Jr., V. Nathaniel Hansford, Alfred W. Jones III, H. Lynn Page and James
D. Yancey, who have been nominated by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders for reelection for terms expiring in 2007. In addition, there are five directors, Frank W. Brumley, Elizabeth W. Camp, T. Michael Goodrich, J. Neal Purcell and William B. Turner, Jr., who have been nominated to stand for election as directors for terms expiring in 2006. These directors were each elected by Synovus' Board to fill vacant Board seats and are being submitted to Synovus' shareholders as nominees for the first time at the 2004 Annual Meeting.

     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

MEMBERS OF THE BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

---------------------------------------------------------------------------------------------------------
                                   Synovus        Year
                                   Director       First
                                   Classifi-      Elected           Principal Occupation
Name                       Age     cation         Director          and Other Information
-------------------------  -----   --------       ----------        -------------------------------------
Daniel P. Amos <f1>        52        II              2001           Chief Executive Officer and Director,
                                                                    AFLAC Incorporated (Insurance Holding
                                                                    Company); Director, Southern Company

                                       8

Richard E. Anthony <f2>    57        II              1993           President and Chief Operating Officer,
                                                                    Synovus Financial Corp.

Joe E. Beverly             62        II              1983           Chairman of the Board, Commercial
                                                                    Bank, Thomasville, Georgia
                                                                    (Banking Subsidiary of Synovus);
                                                                    Director, Flowers Foods, Inc.

James H. Blanchard <f3>    62         I              1972           Chief Executive Officer, Synovus Financial
                                                                    Corp.; Chairman of the Executive
                                                                    Committee, Total System Services,
                                                                    Inc.; Director, BellSouth Corporation

Richard Y. Bradley         65       III              1991           Partner, Bradley & Hatcher (Law
                                                                    Firm); Director, Total System
                                                                    Services, Inc.

Frank W. Brumley           63       III              2004           President, Daniel Island Company
                                                                    (Planned Community Development)

Elizabeth W. Camp <f4>     52       III              2003           President and Chief Executive Officer,
                                                                    DF Management, Inc. (Investment and
                                                                    Management of Commercial Real Estate)

C. Edward Floyd, M.D.      69         I              1995           Vascular Surgeon

Gardiner W. Garrard, Jr.   63         I              1972           President, The Jordan Company
                                                                    (Real Estate Development); Director,
                                                                    Total System Services, Inc.

T. Michael Goodrich        58       III              2004           Chairman and Chief Executive
                                                                    Officer, BE&K, Inc. (Engineering and
                                                                    Construction Company); Director,
                                                                    Energen Corporation

V. Nathaniel Hansford <f5> 60         I              1985           President, North Georgia College
                                                                    and State University

John P. Illges, III        69       III              1997           Senior Vice President and Financial
                                                                    Consultant, Retired, The Robinson-Humphrey
                                                                    Company, Inc. (Stockbroker);
                                                                    Director, Total System Services, Inc.

Alfred W. Jones III        46         I              2001           Chairman of the Board and Chief Executive
                                                                    Officer, Sea Island Company (Real Estate
                                                                    Development and Management); Director,
                                                                    Total System Services, Inc.

Mason H. Lampton           56        II              1993           President and Chief Executive Officer,
                                                                    Standard Concrete Products
                                                                    (Construction Company);
                                                                    Director, Total System Services, Inc.

                                       9

Elizabeth C. Ogie <f6>     53        II              1993           Private Investor

H. Lynn Page               63         I              1978           Director, Total System Services, Inc.

J. Neal Purcell            62       III              2003           Vice Chairman, Retired, KPMG LLP
                                                                    (Professional Services Provider);
                                                                    Director, Southern Company and
                                                                    Kaiser Permanente

Melvin T. Stith            57        II              1998           Dean, College of Business, Florida
                                                                    State University; Director,
                                                                    Correctional Services Corp.

William B. Turner, Jr. <f6>52       III              2003           Vice Chairman of the Board and President,
                                                                    W.C. Bradley Co. (Metal Manufacturer and
                                                                    Real Estate)

James D. Yancey(7)         62         I              1978           Chairman of the Board, Synovus
                                                                    Financial Corp. and Columbus Bank
                                                                    and Trust Company; Director,
                                                                    Total System Services, Inc.

-------------

<f1> Mr. Amos previously served as a director of Synovus from 1991 until 1998, when he resigned as a director as required by federal banking regulations to join the board of a company affiliated with a Japanese bank.

<f2> Richard E. Anthony was elected President and Chief Operating Officer of
     Synovus in October 2003. From 1995 until 2003, Mr. Anthony served as Vice Chairman of Synovus.

<f3> James H. Blanchard was elected Chairman of the Board and Chief Executive
     Officer of Synovus in April 1986 and continues to serve as Chief Executive Officer. From 1969 until 1986, Mr. Blanchard served in various capacities with Synovus, CB&T and/or TSYS, including President of both Synovus and CB&T.

<f4> Elizabeth W. Camp was elected as President and Chief Executive Officer of
     DF Management, Inc. in November 2000. Prior to 2000, Ms. Camp served as President and Chief Executive Officer of Camp Oil Company.

<f5> V. Nathaniel Hansford was elected President of North Georgia College and
     State University in July 1999. Prior to 1999, Mr. Hansford served as Professor and Dean Emeritus of the University of Alabama School of Law. Mr. Hansford serves as Lead Director of the Synovus Board.

<f6> Elizabeth C. Ogie is William B. Turner, Jr.'s first cousin.

<f7> James D. Yancey was elected Chairman of the Board of Synovus in October
     2003. From 1959 until 2003, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T.

                                       10

                           PROPOSAL 2: RATIFICATION OF
                     APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

     The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2004. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of Synovus' independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

Name                      Age  Position with Synovus
-----------------------   ---  ------------------------------------------------
James H. Blanchard        62   Chief Executive Officer
James D. Yancey           62   Chairman of the Board
Richard E. Anthony        57   President and Chief Operating Officer
Walter M. Deriso, Jr.     57   Vice Chairman
Frederick L. Green, III   45   Vice Chairman
Elizabeth R. James        42   Vice Chairman and Chief Information
                                Officer
G. Sanders Griffith, III  50   Senior Executive Vice President, General
                                Counsel and Secretary
Thomas J. Prescott        49   Executive Vice President and
                                Chief Financial Officer
Mark G. Holladay          48   Executive Vice President and
                                Chief Credit Officer
Calvin Smyre              56   Executive Vice President, Corporate Affairs

     Messrs. Blanchard, Yancey and Anthony are directors of Synovus. Walter M. Deriso, Jr. was elected Vice Chairman of Synovus in January 1997. From 1991 until 1997, Mr. Deriso served as President of Security Bank and Trust Company, a banking subsidiary of Synovus, and continues to serve as Chairman of the Board of Security Bank and Trust Company. Frederick L. Green, III was elected Vice Chairman of Synovus in December 2003. From 1991 until 2003, Mr. Green served in various capacities with The National Bank of South Carolina, a banking subsidiary of Synovus, including President of The National Bank of South Carolina. Mr. Green continues to serve as Chairman of the Board of The National Bank of South Carolina. Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus, CB&T and/or TSYS, including Chief Information Officer of Synovus. G. Sanders Griffith, III was elected Senior Executive Vice President, General Counsel and Secretary of Synovus in October 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary. Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer. Mark G. Holladay was elected Executive Vice President and Chief Credit Officer of Synovus in April 2000. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President. Calvin Smyre was

                                       11

elected Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr. Smyre served in various capacities with CB&T and/or Synovus, including Senior Vice President of Synovus.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth ownership of shares of Synovus stock by each director, by each executive officer named in the Summary Compensation Table on page 15 and by all directors and executive officers as a group as of December 31, 2003.

                              Shares of          Shares of       Shares of
                              Synovus Stock      Synovus Stock   Synovus Stock   Total          Percentage of
                              Beneficially       Beneficially    Beneficially    Shares of      Outstanding
                              Owned with         Owned with      Owned with      Synovus        Shares of
                              Sole Voting        Shared Voting   Sole Voting     Stock          Synovus Stock
                              and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                              ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                          as of 12/31/03     as of 12/31/03  as of 12/31/03  12/31/03<f1>   12/31/03
----------------------        ---------------    --------------  -------------   -------------  -------------
Daniel P. Amos                   48,705            408,803               ---           457,508            *
Richard E. Anthony              522,146            192,694             2,785         1,012,652            *
Joe E. Beverly                  399,220             29,100               ---           463,320            *
James H. Blanchard            1,174,935            204,415            59,784         2,897,163          1.0
Richard Y. Bradley               23,681             84,887              ---            108,568            *
Frank W. Brumley                    743            222,642              ---            223,385            *
Elizabeth W. Camp                22,827                ---              ---             22,827            *
Walter M. Deriso, Jr.            40,217                589              ---            264,094            *
C. Edward Floyd, M.D.           843,838            269,365              ---          1,113,203            *
Gardiner W. Garrard, Jr.        204,147            879,211              ---          1,083,358            *
T. Michael Goodrich             213,747             36,821<f2>          ---            250,568            *
G. Sanders Griffith, III        102,254              3,250            60,330           634,986            *
V. Nathaniel Hansford           130,102            417,436              ---            547,538            *
John P. Illges, III             280,704            441,429              ---            722,133            *
Alfred W. Jones III               7,496               ---               ---              7,496            *
Mason H. Lampton                 94,458            278,981<f3>          ---            373,439            *
Elizabeth C. Ogie               489,553          2,728,436<f4>          ---          3,217,989          1.1
H. Lynn Page                    746,826             11,515              ---            758,341            *
J. Neal Purcell                   2,000                ---              ---              2,000            *
Melvin T. Stith                   5,607                107              ---              5,714            *
William B. Turner, Jr.          444,221          2,568,824<f4>          ---          3,013,045          1.0
James D. Yancey               1,062,101             90,090              ---          2,136,125            *
Directors and Executive
  Officers as a Group
   (27 persons)               7,062,950          6,299,771           122,899        17,474,501          5.7

*    Less than one percent of the outstanding shares of Synovus stock.

---------------------------

<f1> The totals shown for the following  directors  and executive officers of
     Synovus include the number of shares of Synovus stock that each individual, as of December 31, 2003, had the right to acquire within 60 days through the exercise of stock options:

                                       12

          Person                                       Number of Shares
          ------                                       ----------------
     Richard E. Anthony                                     295,027
     Joe E. Beverly                                          35,000
     James H. Blanchard                                   1,458,029
     Walter M. Deriso, Jr.                                  223,288
     G. Sanders Griffith, III                               469,152
     James D. Yancey                                        983,934

     In addition, the other executive officers of Synovus had rights to acquire an aggregate of 524,451 shares of Synovus stock within 60 days through the exercise of stock options.

<f2> Includes 36,821 shares of Synovus stock held in trusts for which
     Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of such shares.

<f3> Includes 276,187 shares of Synovus stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<f4> Includes 2,568,824 shares of Synovus stock held by a charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees.

     For a detailed discussion of the beneficial ownership of TSYS stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see "TSYS Stock Ownership of Directors and Management" on page 25.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an "independent director" as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under "Committees of the Board" on page 4 and are more fully described in the Audit Committee charter adopted by the Board of Directors which is attached to this Proxy Statement as Appendix A.

     As more fully described in its charter, one of the Audit Committee's primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus' financial statements and systems of internal controls. Management is responsible for Synovus' accounting and financial reporting processes, internal controls and the preparation and integrity of Synovus' consolidated financial statements. KPMG LLP, Synovus' independent auditor, is responsible both for performing an independent audit of Synovus' consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing an opinion as to whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus' financial reporting process.

        In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

     . Reviewed and discussed with management Synovus' audited financial statements as of and for the year ended December 31, 2003;

     . Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

                                       13

     . Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

     Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Synovus' Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement, except to the extent Synovus specifically requests that the Report be specifically incorporated by reference.

The Audit Committee

John P. Illges, III, Chair
H. Lynn Page
Melvin T. Stith

KPMG LLP FEES AND SERVICES

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus' annual financial statements for the years ended December 31, 2003 and December 31, 2002 and fees billed for other services rendered by KPMG during those periods. All amounts include fees for services provided to TSYS by KPMG.

                                       2003                      2002
                                       ----                      ----
     Audit Fees <f1>              $ 1,241,000              $   902,000

     Audit Related Fees <f2>          205,000                  246,000

     Tax Fees <f3>                    727,000                  213,000

     All Other Fees <f4>              592,000                  581,000
                                  -----------                ----------
     Total                        $ 2,765,000              $ 1,942,000
                                  ===========                ==========

---------------------

     <f1> Audit fees represent fees for professional services provided in connection with the audit of Synovus' financial statements, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters and audit or attestation services provided in connection with other statutory or regulatory filings.

     <f2> Audit related fees consisted principally of fees for certain agreed upon procedures engagements, employee benefit plan audits and due diligence services related to acquisitions.

     <f3> Tax fees consisted of fees for tax compliance/preparation ($477,000 in 2003) and tax consultation ($250,000 in 2003) services.

     <f4> All other fees consisted principally of assurance related services associated with data center reviews as well as certain agreed upon procedures related to computer security.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL

     The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus' independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor's independence. Synovus' Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

                                       14

     The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

     Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

     The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.

--------------------------------------------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other                             Securities       All
                                                                    Annual           Restricted       Underlying       Other
Name and                                                            Compen-          Stock            Options/         Compen-
Principal Position        Year    Salary           Bonus            sation<f1>       Award(s)<f2>     SARs             sation<f3>
---------------------  --------  -------------     ------------     -------------    -------------    ------------     ------------
James H. Blanchard        2003    $765,000         $    -0-          $ 5,000              -0-               -0-          $179,457
  Chief Executive         2002     746,500          388,180           10,000              -0-            61,811           259,408
  Officer                 2001     714,000          571,200           15,000              -0-            72,489           266,637

James D. Yancey           2003     579,000              -0-           20,000              -0-               -0-           155,882
  Chairman of the         2002     565,000          293,800           20,000              -0-            46,783           208,090
  Board                   2001     540,500          432,400           20,000              -0-            45,737           178,419

Richard E. Anthony        2003     441,606           66,092           10,000              -0-               -0-            81,806
  President and Chief     2002     420,500          153,062           10,000              -0-            23,208           129,657
  Operating Officer       2001     397,500          236,513           10,000           106,688           12,778           118,085

Walter M. Deriso, Jr.     2003     393,750           53,747           10,000              -0-               -0-            75,681
  Vice Chairman           2002     382,292           86,971            9,167              -0-            19,811            84,806
                          2001     342,500           71,925           10,000              -0-            22,238            82,617

G. Sanders Griffith, III  2003     360,000           49,140              -0-              -0-               -0-            44,774
  Senior Executive Vice   2002     350,625          127,628              -0-              -0-            19,316            79,915
  President, General      2001     333,125          198,209              -0-              -0-            21,574            68,490
  Counsel and Secretary

---------------------
<f1> Amount for 2003 includes matching contributions under the Synovus Director
     Stock Purchase Plan of $10,000 for each of Messrs. Yancey, Anthony and Deriso and matching contributions under the TSYS Director Stock Purchase Plan of $10,000 for Mr. Yancey and $5,000 for Mr. Blanchard. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

                                       15

<f2> As of December 31, 2003, Mr. Anthony held 4,718 restricted shares with a value of $136,445.  Dividends are paid on all restricted shares.

<f3> The 2003 amount includes director fees of $74,200, $76,000, $27,200 and
     $27,200 for Messrs. Blanchard, Yancey, Anthony and Deriso, respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $18,100 for each executive; allocations pursuant to defined contribution excess benefit agreements of $86,263, $60,888, $35,717, $25,405 and $26,030 for each of Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith, respectively; premiums paid for life insurance coverage of $894, $894, $789, $704 and $644 for each of Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith, respectively;
     and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $4,272 for Mr. Deriso.

STOCK OPTION EXERCISES AND GRANTS

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

------------------------------------------------------------------------------------------------------------------
                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                             Individual Grants
                                ------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)          Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard                  -0-<f1>    ---%         $---             ---           $---        $---

James D. Yancey                     -0-<f1>    ---           ---             ---            ---         ---

Richard E. Anthony                  -0-<f1>    ---           ---             ---            ---         ---

Walter M. Deriso, Jr.               -0-<f1>    ---           ---             ---            ---         ---

G. Sanders Griffith, III            -0-<f1>    ---           ---             ---            ---         ---

-----------
<f1> As described in the Compensation Committee Report on Executive
     Compensation, there were no option/SAR grants to Synovus' executive officers in 2003.

-----------------------------------------------------------------------------------------------------------------
                     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                            OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<f1>
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($)<f1>      Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard         179,649     $3,118,347   1,458,029 / 1,561,811         $17,565,190 / $15,961,950
James D. Yancey            104,144      1,653,973     983,934 /   546,783          11,700,509 /   5,729,465
Richard E. Anthony          52,074        836,725     295,027 /   423,208           3,087,181 /   4,549,163
Walter M. Deriso, Jr.       12,150        198,547     223,288 /   419,811           1,984,268 /   4,540,943
G. Sanders Griffith, III    50,070        784,036     469,152 /   419,316           5,630,331 /   4,539,745

----------
<f1> Market value of  underlying  securities  at exercise or year-end, minus the exercise or base price.

                                       16

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreement with Mr. Blanchard. Synovus entered into an Employment Agreement with Mr. Blanchard, Chief Executive Officer of Synovus, effective September 13, 1999. Under the Employment Agreement, Mr. Blanchard agreed to serve as CEO of Synovus for five years, and to remain employed by Synovus for seven years. Under this Agreement, Mr. Blanchard receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 2003, Synovus paid Mr. Blanchard a base salary of $765,000 under this Employment Agreement. The Employment Agreement with Mr. Blanchard also provides that Mr. Blanchard will receive deferred compensation totaling $468,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a two year covenant not to compete, or in the event of his death by suicide.

     Employment Agreement with Mr. Yancey. Synovus has entered into an Employment Agreement with Mr. Yancey, Chairman of the Board of Synovus. Mr. Yancey's Employment Agreement automatically renews every year and may be terminated upon 30 days prior written notice. Under this Agreement, Mr. Yancey receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 2003, Synovus paid Mr. Yancey a base salary of $579,000 under this Employment Agreement. The Employment Agreement with Mr. Yancey also provides that Mr. Yancey will receive deferred compensation totaling $375,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a two year covenant not to compete, or in the event of his death by suicide.

     Long-Term Incentive Plans. Under the terms of Synovus' 1992, 1994, 2000 and 2002 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below, unless otherwise determined by the Committee at grant. Awards under the Plans may include stock options, restricted stock, stock appreciation rights and performance awards. Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith each have received restricted stock and stock options under the Long-Term Incentive Plans.

     Change of Control Agreements. Synovus has entered into Change of Control Agreements with Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith, and certain other executive officers. In the event of a Change of Control, an executive would receive the following:

     * Three times the executive's current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive's current base salary).

     *    Three years of medical, life, disability and other welfare benefits.

     * A pro rata bonus through the date of termination for the separation year.

     * A cash amount in lieu of a long-term incentive award for the year of separation equal to 1.5 times the normal market grant, if the executive received a long-term incentive award in the year of separation, or 2.5 times the market grant if not.

     In order to receive these benefits, an executive must be actually or constructively terminated within one year following a Change of Control, or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. A Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of January 1, 1996, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; (iii) a merger, consolidation, reorganization or sale

                                       17

of Synovus' assets unless the prior owners of Synovus own more than two-thirds of the new company, no person owns more than 20% of the new company, and two-thirds of the new company's Board members are prior Board members of Synovus; or (iv) a triggering event occurs as defined in the Synovus Rights Agreement. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control Agreements do not provide for any retirement benefits or perquisites.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus stock with the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 1998 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1998      1999      2000      2001      2002      2003
               ----      ----      ----      -----     -----     -----
Synovus        $100      $ 84      $117      $111      $ 88      $135

S&P 500        $100      $121      $110      $ 97      $ 76      $ 97

KBW 50         $100      $ 96      $116      $111      $103      $138

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of Synovus is responsible for the design and oversight of the Synovus executive compensation program, as well as the compensation and other benefit plans in

                                       18

which officers and employees of Synovus and its subsidiaries participate. The Committee has designed its compensation program to attract and retain highly motivated and well-trained executives in order to create superior shareholder value for Synovus shareholders.

     Elements of Executive Compensation. The four elements of executive compensation at Synovus are:

     *      Base Salary
     *      Annual Bonus
     *      Long-Term Incentives
     *      Other Benefits

     The Committee believes that a substantial portion (though not a majority) of an executive's compensation should be at risk based upon performance, both in the short-term (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term (through long-term incentives such as stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of banks similar in size to Synovus, with a premium added to reflect the past performance of Synovus and the technology component of TSYS' business ("similar companies"). The Committee believes that this approach is the most appropriate market data to use for determining the compensation of Synovus executives. The companies used for comparison under this approach are not the same companies included in the peer group index appearing in the Stock Performance Graph on page 18. Each element of executive compensation is discussed in detail below.

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee to determine an executive's base salary is a market comparison of comparable positions within similar companies based upon the executive's level of responsibility and experience. Base salaries are targeted in the median level of similar companies. In addition to market comparisons, individual performance is also considered in determining an executive's base salary, although it does not weigh heavily. During 2003, the Committee did not change the base salary of Mr. Blanchard or the base salaries of Messrs. Yancey, Deriso or Griffith. The Committee increased the base salary of Mr. Anthony during 2003 to reflect his new responsibilities as President and Chief Operating Officer of Synovus.

     Annual Bonus. The Committee awards annual bonuses under two different plans, the Synovus Executive Bonus Plan (which was approved by Synovus shareholders in 2001) and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 2003, the Committee selected Messrs. Blanchard and Yancey to participate in the Executive Bonus Plan while Messrs. Anthony, Deriso and Griffith were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base pay based on the achievement of performance goals that are established each year by the Committee. The performance goals may be chosen by the Committee from among the following measurements:

     *    Return on assets;

     *    Net income;

     *    Operating income;

     * Non-performing assets and/or loans as a percentage of total assets and/or loans;

     *    Return on capital compared to cost of capital;

     *    Earnings per share and/or earnings per share growth;

     *    Return on equity;

     *    Non-interest expense as a percentage of total expense;

                                       19

     *    Net loan charge-offs as a percentage of average loans;

     *    Productivity and expense control;

     * Number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS;

     * Successful negotiation or renewal of contracts with new and/or existing customers by TSYS;

     *    Stock price; and

     *    Asset growth.

     The Committee established a payout matrix based on attainment of growth in diluted earnings per share goals during 2003 for Mr. Blanchard and Synovus' other executive officers. The maximum percentage payouts under the Plans for 2003 were 100% for Messrs. Blanchard and Yancey and 70% for Messrs. Anthony, Deriso and Griffith. Synovus' financial performance and each executive's individual performance can reduce the bonus awards determined by the attainment of the goals. Based upon a recommendation from Synovus' management, the Committee exercised downward discretion and lowered the bonus amounts that would otherwise have been payable based upon Synovus' attainment of its earnings per share growth goal for 2003. Messrs. Blanchard and Yancey decided to forego any bonus for 2003. Messrs. Anthony, Deriso and Griffith were awarded the bonus amounts set forth in the Summary Compensation Table based upon Synovus' 2003 earnings per share growth and the exercise of downward discretion discussed above.

     Long-Term Incentives. The Committee has awarded long-term incentives in the form of stock options and restricted stock awards to executives. Restricted stock awards are designed to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in its capital appreciation. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph on page
18. For the 2003 long-term incentive awards, total shareholder return and peer comparisons were measured during the 2000 to 2002 performance period. Based upon Synovus' performance as measured by the payout matrix during the performance period, the Committee did not make any long-term incentive awards to Mr. Blanchard or to Synovus' other executive officers in 2003.

     Effective January 1, 2004, the Committee adopted Executive Stock Ownership Guidelines to align the interests of Synovus' executive officers to that of Synovus' shareholders. For the named executive officers, the Guideline is a number of shares equal to five (for Messrs. Blanchard and Yancey), four (for Mr. Anthony), or three (for Messrs. Deriso and Griffith) times the executive's base salary as of January 1, 2004, divided by the average closing price of Synovus stock for the 2003 calendar year. The Guideline is recalculated at the beginning of each calendar year after 2004. Executives have a five year grace period to fully achieve the Guideline, with an interim three year grace period to attain a specified percentage of the Guideline. Until the Guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option's exercise price and any taxes due upon exercise. The Guidelines permit the development of an alternative ownership plan by the Chairman of the Board and Chairman of the Compensation Committee in the event of an executive's severe financial hardship.

     Other Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits provide retirement income and protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit plan which replaces benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of Synovus' benefits package for executives. The Plan is directly related

                                       20

to the performance of Synovus because the contributions to the Plan, up to a maximum of 14% of an executive's compensation, depend upon Synovus' profitability. For 2003, Mr. Blanchard and Synovus' other executive officers received a Plan contribution of 2.05% of their compensation. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     The Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. When necessary to meet the requirements for deductibility under the Internal Revenue Code, members of the Committee may abstain from voting on performance based compensation. For 2003, Messrs. Blanchard, Yancey, Anthony and Griffith would have been affected by this provision, but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

     The Committee believes that its executive compensation program serves the best interests of the shareholders of Synovus. As described above, a substantial portion of the compensation of Synovus' executives is directly related to Synovus' performance. The Committee believes that the performance of Synovus to date validates its compensation philosophy.

The Compensation Committee

V. Nathaniel Hansford, Chair
Mason H. Lampton

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Gardiner W. Garrard, Jr., Alfred W. Jones III, Mason H. Lampton and V. Nathaniel Hansford served as members of Synovus' Compensation Committee during 2003. Mr. Garrard and Mr. Jones no longer serve as members of the Committee. No member of the Committee is a current or former officer of Synovus or its subsidiaries.

     On May 18, 2000, Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III, together with an unrelated individual, formed Total Technology Ventures, LLC ("TTV"), a Georgia limited liability company, for the purpose of providing certain administrative services to TTP Fund, L.P., a venture capital fund formed in the first quarter of 2001 (the "Fund"). Garrard & Jordan Investments, LLC was formed by The Jordan Company to invest in TTV. Gardiner W. Garrard, Jr., a director of Synovus, TSYS and CB&T, owns 71.19% of the outstanding stock of The Jordan Company and serves as its President, and his wife and son, Gardiner W. Garrard, III, each own 7.2% of its outstanding stock.

     Pursuant to the organizational documents of TTV, Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III made initial capital commitments to TTV in the respective amounts of $1,200,000, $400,000 and $200,000. As of the date hereof, 75% of the total capital commitments to TTV have been funded. Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III hold the following percentage interests in TTV: 60%, 20% and 10%, respectively. Synovus serves as the manager of TTV. Gardiner W. Garrard, III is President and Chief Executive Officer of TTV and has responsibility for the day-to-day operations of TTV and management of TTP Fund, L.P. Mr. Garrard received $150,000 in compensation for his services during 2003.

                                       21

     Synovus has made a capital commitment of $30 million to the Fund, which currently represents an approximately 80% interest in the Fund, and Synovus will receive a 5% carried interest in the Fund. As of January 31, 2004, Synovus had funded approximately 61% of its capital commitment to the Fund through capital contributions of approximately $18,292,000. The Fund is managed by Total Technology Partners, LLC, its general partner (the "General Partner"), an entity in which Gardiner W. Garrard, III and Garrard and Jordan Investments, LLC each own an approximately 33% capital interest. The General Partner will receive a 15% carried interest in the Fund. The General Partner entered into an agreement with TTV pursuant to which TTV provides certain administrative services to the General Partner. The fee payable quarterly by the General Partner to TTV for such services equals the management fee received quarterly by the General Partner from the Fund, subject to certain adjustments and reductions. The fee payable for such services during 2003 was $646,000.

     During 2003, CB&T purchased a parcel of land in Columbus, Georgia for use as a bank branch from Columbus Park East LLC for $690,000. Gardiner W. Garrard, Jr. is a member of and holds a 50% equity interest in the company which owns 100% of Columbus Park East. The purchase price for the property was based upon the results of an independent third party appraisal.

     During 2003, the Sea Island Company paid Synovus Securities, Inc., a subsidiary of Synovus, $562,142 for the provision of investment banking and related services. Alfred W. Jones III, a director of Synovus and TSYS, is an officer, director and shareholder of the Sea Island Company. James H. Blanchard, Chief Executive Officer of Synovus, Chairman of the Executive Committee of TSYS and a director of CB&T, is a director of the Sea Island Company. The charges for these services are comparable to charges to similarly situated unrelated third parties for similar services.

     During 2003, James D. Yancey, Chairman of the Board of Synovus and CB&T and a director of TSYS, served as a member of the compensation committee of W.C. Bradley Co. William B. Turner, Jr., a director of Synovus and CB&T, is Vice Chairman of the Board and President of W.C. Bradley Co. Mr. Yancey no longer serves as a member of the compensation committee of W.C. Bradley Co.

                          TRANSACTIONS WITH MANAGEMENT

     During 2003, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with Synovus' directors, executive officers and their related interests.

     Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2003. The rent paid for the space, which is approximately 35,400 square feet, was $102,366. During 2003, TSYS leased office space in Columbus, Georgia from W.C. Bradley Co. for lease payments of $196,241. Also during 2003, Synovus entered into a 10 year agreement to lease additional office space in Columbus, Georgia from W.C. Bradley Co. beginning in April of 2004. The rent to be paid for the space by Synovus, which is approximately 37,500 square feet, will be approximately $787,500 during the first year of the lease. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

                                       22

     CB&T and W.C.B. Air L.L.C. are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W. C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. CB&T and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. CB&T paid an aggregate sum of $2,441,614 for use of the aircraft during 2003 pursuant to the terms of the Joint Ownership Agreement. This amount represents the charges incurred by CB&T and its affiliated corporations for use of the aircraft, and includes $1,163,922 for TSYS' use of the aircraft, for which CB&T was reimbursed by TSYS. James H. Blanchard, Chief Executive Officer of Synovus, Chairman of the Executive Committee of TSYS and a director of CB&T, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of Synovus and CB&T and a director of TSYS, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.'s brother, is a director of W.C. Bradley Co. and a director of TSYS and CB&T.

     During 2003, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $170,203. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

     During 2003, Synovus and its wholly owned subsidiaries and TSYS paid to Communicorp, Inc. $425,020 and $377,631, respectively, for printing, marketing and promotional services provided by Communicorp, Inc. Communicorp, Inc. is a wholly owned subsidiary of AFLAC Incorporated. Daniel P. Amos, a director of Synovus, is Chief Executive Officer and a director of AFLAC Incorporated.
The payments for these services are comparable to payments between similarly situated unrelated third parties for similar services.

     William Russell Blanchard, a son of James H. Blanchard, Chief Executive Officer of Synovus, was employed by a subsidiary of Synovus as a commercial lender during 2003. William Russell Blanchard received $81,057 in compensation for his services during the year. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2003. Mr. McCormick received $83,916 in compensation for his services during the year. Walter Mabry Deriso, III, a son of Walter M. Deriso, Jr., Vice Chairman of Synovus, was employed by a subsidiary of Synovus as a trust officer during 2003. Walter Mabry Deriso, III received $87,515 in compensation for his services during the year. James Kimbrough Sheek, IV, the son-in-law of director H. Lynn Page, was employed by a subsidiary of Synovus as a trust officer during 2003. Mr. Sheek received $121,473 in compensation for his services during the year. Roderick Cowan Hunter, the son-in-law of James D. Yancey, Chairman of the Board of Synovus, was employed by a subsidiary of Synovus as a director of sales and marketing during 2003. Mr. Hunter received $107,169 in compensation for his services during the year. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus.

     For information about transactions with entities that are affiliates of Gardiner W. Garrard, Jr. and Alfred W. Jones III, directors of Synovus, see "Compensation Committee Interlocks and Insider Participation" immediately above.

                                       23

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of Synovus stock as of December 31, 2003.

                                                          Percentage of
                                Shares of                 Outstanding Shares of
                                Synovus Stock             Synovus Stock
Name and Address of             Beneficially Owned        Beneficially Owned
Beneficial Owner                as of 12/31/03            as of 12/31/03
-----------------------         -----------------------   ----------------------
Synovus Trust Company, N.A.<f1>    47,925,740<f2>              16.0%
1148 Broadway
Columbus, Georgia 31901

-----------------------------------
                                       24

<f1> The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

<f2> As of December 31, 2003, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 48,459,111 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 47,122,243 shares as to which it possessed sole investment power, 43,529,625 shares as to which it possessed sole voting power, 735,654 shares as to which it possessed shared voting power and 1,115,270 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 304,818 shares as to which they possessed sole voting power, 208,180 shares as to which they possessed sole investment power, 122,012 shares as to which they possessed shared voting power and 80,729 shares as to which they possessed shared investment power. In addition, as of December 31, 2003, Synovus Trust Company and the banking, brokerage, investment advisory and trust subsidiaries of Synovus held in various agency or non-advisory capacities an additional 9,193,620 and 251,885 shares, respectively (a total of 9,445,505), of Synovus stock as to which they possessed no voting or investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

            RELATIONSHIPS BETWEEN SYNOVUS, CB&T, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

BENEFICIAL OWNERSHIP OF TSYS STOCK BY CB&T

     The following table sets forth, the number of shares of TSYS stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of December 31, 2003.

--------------------------------------------------------------------------------
                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Stock               TSYS Stock
Name and Address of      Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/03           as of 12/31/03
-----------------------  ------------------------ ------------------------------
Columbus Bank
and Trust Company        159,630,980<f1><f2>        81.1%
1148 Broadway
Columbus, Georgia 31901

-----------------
<f1> CB&T individually owns these shares.

<f2> As of December 31, 2003, Synovus Trust Company, N.A. and the other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held in various fiduciary or advisory capacities a total of 2,864,909 shares (1.45%) of TSYS stock. Of this total, Synovus Trust Company held 2,629,111 shares as to which it possessed sole voting power, 2,581,444 shares as to which it possessed sole investment power, 204,714 shares as to which it possessed shared voting power and 220,606 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 18,500 shares as to which they possessed sole investment power. In addition, as of December 31, 2003, Synovus Trust Company held in various agency capacities an additional 3,083,785 shares of TSYS stock as to which it possessed no voting or investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory and agency capacities.

     CB&T, by virtue of its ownership of 159,630,980 shares, or 81.1% of the outstanding shares of TSYS stock on December 31, 2003, presently controls TSYS. Synovus presently controls CB&T.

INTERLOCKING DIRECTORATES OF SYNOVUS, CB&T and TSYS

     Six of the members of and nominees to serve on Synovus' Board of Directors also serve as members of the Boards of Directors of TSYS and CB&T. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John P. Illges, III, H. Lynn Page and James D. Yancey. Richard E. Anthony, William B. Turner, Jr. and Elizabeth C. Ogie serve as members of the Board of Directors of CB&T and Alfred W. Jones III serves as a member of the Board of Directors of TSYS. Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory Director of CB&T.

TSYS STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of TSYS stock beneficially owned by each of Synovus' directors, by each executive officer named in the Summary Compensation Table on page 15 and by all directors and executive officers as a group as of December 31, 2003.

----------------------------------------------------------------------------------------------------------
                                  Shares of           Shares of
                                 TSYS Stock           TSYS Stock                             Percentage of
                               Beneficially         Beneficially               Total           Outstanding
                                 Owned with           Owned with           Shares of             Shares of
                                Sole Voting        Shared Voting          TSYS Stock            TSYS Stock
                             and Investment       and Investment        Beneficially          Beneficially
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/03             12/31/03            12/31/03              12/31/03
---------------------------  -------------------  --------------------- -------------------  -------------
 Daniel P. Amos                         ---             820,800              820,800                   *
 Richard E. Anthony                     ---                 ---                  ---                 ---
 Joe E. Beverly                         ---                 ---                  ---                 ---
 James H. Blanchard                 790,792             360,480            1,151,272                   *
 Richard Y. Bradley                  24,737               5,000               29,737                   *
 Frank W. Brumley                       ---                 ---                  ---                 ---
 Elizabeth W. Camp                      ---                 ---                  ---                 ---
 Walter M. Deriso, Jr.                3,829               4,737                8,566                   *
 C. Edward Floyd, M.D.               20,000                 ---               20,000                   *
 Gardiner W. Garrard, Jr.            19,675                 ---               19,675                   *
 T. Michael Goodrich                    ---                 ---                  ---                 ---
 G. Sanders Griffith, III            19,422<f1>             ---               19,422                   *
 V. Nathaniel Hansford                1,571                 ---                1,571                   *
 John P. Illges, III                105,125              81,750              186,875                   *
 Alfred W. Jones III                  3,762                 ---                3,762                   *
 Mason H. Lampton                    83,503              59,426<f2>          142,929                   *
 Elizabeth C. Ogie                    7,200              47,160               54,360                   *

                                       25

 H. Lynn Page                       398,713             132,606              531,319                   *
 J. Neal Purcell                        200                 ---                  200                   *
 Melvin T. Stith                        ---                 ---                  ---                 ---
 William B. Turner, Jr.                 ---             576,000              576,000                   *
 James D. Yancey                    702,160              44,493              746,653                   *
 Directors and Executive
  Officers as a Group
     (27 persons)                 2,199,717           2,132,452            4,332,169                 2.2


*Less than one percent of the outstanding shares of TSYS stock.
-------------------

<f1> Includes 16,734 shares of TSYS stock with respect to which Mr.
     Griffith has no investment power.

<f2> Includes 28,800 shares of TSYS stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

TRANSACTIONS AND AGREEMENTS  BETWEEN  SYNOVUS,  CB&T, TSYS AND
CERTAIN OF SYNOVUS' SUBSIDIARIES

     The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

     During 2003, CB&T and certain of Synovus' other banking subsidiaries received electronic payment processing services from TSYS. The electronic payment processing agreement between CB&T and TSYS can be terminated by CB&T upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to CB&T. During 2003, TSYS derived $4,325,774 in revenues from CB&T and certain of Synovus' other banking subsidiaries for the performance of electronic payment processing services and $5,457,656 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.

     TSYS and Synovus are parties to a Lease Agreement pursuant to which Synovus leased from TSYS office space for lease payments aggregating $684,922 during 2003. Synovus also paid TSYS $2,075 during 2003 for data processing services.

     Synovus and TSYS are parties to Management Agreements pursuant to which Synovus provided certain management services to TSYS. During 2003, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 2003, TSYS paid Synovus aggregate management fees of $8,038,296. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 2003, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 2003, TSYS paid Synovus Trust Company trustee's fees under these plans of

                                       26

$544,726. Also during 2003, Synovus Investment Advisors, Inc., a subsidiary of Synovus, provided advisory services to various employee benefit plans of TSYS for advisory fees of $31,772.

     During 2003, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $164,970 for debt collection services.

     During 2003, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus' other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $18,265.

     During 2003, Synovus and CB&T paid TSYS an aggregate of $1,284,921 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.

     During 2003, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $731,299 for printing services.

     During 2003, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2003 for lease payments of $318,940. Also during 2003, TSYS and its subsidiaries were paid $582,056 of interest by CB&T in connection with deposit accounts with, and commercial paper purchased from, CB&T. Furthermore, during 2003 TSYS paid CB&T interest of $29,257 in connection with a line of credit and fees of $124,376 for the provision of other banking services.

     TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by CB&T and W.C.B. Air L.L.C. CB&T and W.C.B. Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. TSYS paid CB&T $1,163,922 for its use of the aircraft during 2003.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Synovus' officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2003 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the following. Mr. Lampton, Mr. Smyre and Mr. Green each reported one transaction late on one late report. Mr. Holladay and Mr. Beverly each reported two transactions late on one late report. Mrs. Camp reported two transactions late on two late reports, and reported one holding of 477 shares for her son late.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

     In order for a shareholder proposal to be considered for inclusion in Synovus' Proxy Statement for the 2005 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must

                                       27

receive the proposal no later than November 17, 2004. The proposal will also need to comply with the SEC's regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

                               Corporate Secretary
                             Synovus Financial Corp.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901

     For a shareholder proposal that is not intended to be included in Synovus' Proxy Statement, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 17, 2004 and not later than January 31, 2005. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.

     The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee's consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

     Consolidated financial statements for Synovus and its subsidiaries are attached as a Financial Appendix to this Proxy Statement and are included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2003 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. The Form 10-K is also available on Synovus' home page on the Internet at www.synovus.com. Click on "Investor Relations," "Financial Info." and "SEC Filings."

SOLICITATION OF PROXIES

     Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

HOUSEHOLDING

         The Securities and Exchange Commission recently adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with its 2004 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of Synovus stock through a broker or bank that has determined to household proxy materials:

                                       28

         . Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

         . You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the annual report and proxy statement for the 2004 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

         . You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.


                                 /s/James H. Blanchard
                                 James H. Blanchard
                                 Chief Executive Officer


March 17, 2004

                                       29

                                   Appendix A

                             Synovus Financial Corp.
                             Audit Committee Charter


PURPOSE
-------


The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in fulfilling its oversight responsibilities for the Company's accounting and financial reporting processes and audits of the financial statements of the Company, by monitoring:

    *    The integrity of the Company's financial statements;

    *    The independence and qualifications of its independent auditor;

    *    The Company's system of internal controls;

    * The performance of the Company's internal audit function and independent auditor; and

    *    The Company's compliance with legal and regulatory requirements.

The Committee shall also prepare an audit committee report as required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement.



AUTHORITY
---------


The Committee has authority to conduct or authorize examinations into any matters within its scope of responsibility. It has sole authority to:

    * Appoint, compensate, retain, evaluate, terminate and directly oversee the work of the Company's independent auditor (subject to shareholder ratification if applicable). The independent auditor will report directly to the Audit Committee;

    * Resolve any disagreements between management and the auditor regarding financial reporting; and

    * Pre-approve all audit services and permitted non-audit services provided to the Company by its independent auditor to the extent required by and in a manner consistent with applicable law.

It also has authority to:

    * Retain outside advisors, including counsel, as it determines necessary to carry out its duties;

    * Seek any information it requires from employees--all of whom are directed to cooperate with the Committee's requests--or external parties;

    * Meet with Company officers, independent auditor, or outside counsel, as necessary;

    * Form and delegate to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting; and

    * Establish detailed pre-approval policies for permitted non-audit services.

                                      A-1

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.


COMPOSITION
-----------


The Committee will consist of at least three members of the Board of Directors. The Board will appoint Committee members and the Committee Chair after taking into consideration the recommendation of the Company's Corporate Governance and Nominating Committee. Committee members may be replaced by the Board of Directors.

Each Committee member shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), and the rules and regulations of the SEC. At least one member shall satisfy the definition of, and be designated as, a "financial expert", as defined by the SEC; provided, however, that if no member of the Committee satisfies such definition, the Committee shall direct the Company to include appropriate disclosures in SEC filings as required by SEC rules and regulations then in effect. No Committee member shall serve simultaneously on the Audit Committees of more than two other public companies without the approval of the Board. Any such approval will be disclosed in the proxy statement.


MEETINGS
--------


The Committee will meet as often as it determines is appropriate, but not less frequently than quarterly. All Committee members are expected to attend each meeting, in person or via tele- or videoconference. The Committee periodically will hold private meetings with management, the chief audit executive and the independent auditor. The Committee may invite any officer or employee of the Company, the independent auditor, counsel or others to attend meetings and provide pertinent information. Meeting agendas will be prepared by the chief audit executive in consultation with the Chairman of the Committee and provided in advance to members, along with appropriate briefing materials.


RESPONSIBILITIES
----------------


The Committee will carry out the following responsibilities:


Financial Statements


    * Review and discuss with management and the independent auditor significant accounting and financial reporting issues, including complex or unusual transactions and judgments concerning significant estimates or significant changes in the Company's selection or application of accounting principles, and recent professional, accounting and regulatory pronouncements and initiatives, and understand their impact on the Company's financial statements.

    * Review with management and the independent auditor the results of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

    * Review and discuss with management and the independent auditor the annual audited consolidated financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board of Directors whether they should be included in the Company's Form 10-K.

                                      A-2

    * Review and discuss with management and the independent auditor the disclosure required by the SEC to be included in the Company's proxy statement with respect to the independent auditor's fees.

    * Review and discuss with management and the independent auditor interim financial statements, including the results of the independent auditor's review of the quarterly financial statements, before filing the Company's Form 10-Q with the SEC.

    * Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

    * At least annually prior to the filing of the Company's Form 10-K with the SEC (and more frequently if appropriate), review and discuss written and verbal reports from the independent auditor on: (1) all critical accounting policies and practices to be used; (2) all alternative treatments within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (3) other material written communications between the external auditor and management, such as any management letter or schedules of unadjusted differences.

    * Review with management and the independent auditor all matters required to be communicated by the independent auditor to the Committee under generally accepted auditing standards, including matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 relating to conduct of the audit.

    * Discuss with management the Company's earnings press releases, including the use of any non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).



Internal Controls and Risk Management



    * Consider the effectiveness of the Company's internal control systems, including information technology security and control.

    * Meet with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

    * Understand the scope of Internal Audit's and the independent auditor's reviews of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.



Internal Audit



    * Review with management, the independent auditor and the chief audit executive the plans, activities, staffing and organizational structure of the Internal Audit function, and any recommended changes thereto, as well as staff qualifications.

    * Review significant reports to management prepared by Internal Audit and management's responses.

    * Ensure there are no unjustified restrictions or limitations on the chief audit executive's scope of activities or access to information, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

    * On a regular basis, meet separately with the chief audit executive to discuss any matters that the Committee or Internal Audit believes should be discussed privately.

                                      A-3

    *    Have the chief audit executive report to the Committee.



External Audit



    *    Have the independent auditor report directly to the Committee.

    * Meet with the independent auditor to discuss the independent auditor's proposed audit planning, scope, staffing and approach, including coordination of its effort with Internal Audit. This discussion shall include a review of, and concurrence by the Committee with, the appointment by the independent auditor of the lead (or coordinating) audit partner having primary responsibility for the Company's audit.

    * Obtain and review annually a report from the independent auditor regarding its quality control procedures, and material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more of the independent audits carried out by the firm, and any steps taken to deal with any such issues and all relationships between the independent auditor and the Company.

    * Evaluate, and present to the Board of Directors its conclusions regarding, the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and permitted non-audit services are compatible with maintaining the auditor's independence, and taking into account the opinions of management and the Internal Auditors.

    * Ensure the rotation of the audit partners as required by law and consider whether in order to assure continuing auditor independence it is appropriate to adopt a policy of rotating the external audit firm on a regular basis.

    * Establish policies concerning the Company's hiring of employees or former employees of the independent auditor, as required by law and by NYSE listing standards.

    * On a regular basis, meet separately with the independent auditor to discuss any matters that the Committee or independent auditor believes should be discussed privately.



Compliance



    * Review the effectiveness of the system for monitoring compliance with laws and regulations. The results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance should also be reviewed.

    * Obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A(b) of the Exchange Act.

    * Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

    * Review and discuss with management and the independent auditor any correspondence with, or the findings of any examinations by, regulatory agencies and any published reports or auditor observations that raise significant issues regarding the Company's financial statements or accounting policies.

    * Obtain regular updates from management and Company counsel regarding compliance matters and legal matters that may have a significant impact on the financial statements and related disclosures or the Company's compliance policies.

                                      A-4

Reporting Responsibilities


    * Regularly report to the Board of Directors about Committee activities, issues and related recommendations.

    * Provide an open avenue of communication between Internal Audit, the independent auditor and the Board of Directors.

    * Review any other reports the Company issues that relate to Committee responsibilities.



Other Responsibilities



    * Perform other activities related to this charter as requested by the Board of Directors.

    *    Institute and oversee special investigations as needed.

    * Review and assess the adequacy of the Committee charter annually, request Board approval for proposed changes and ensure appropriate disclosure as may be required by law or regulation.

    * Annually review the Committee's own performance, including a review of the compliance of the Committee with this charter.




                                      A-5



FINANCIAL APPENDIX                                                        [LOGO]

Consolidated Balance Sheets as of December 31, 2003 and 2002 ..............................      F-2

Consolidated Statements of Income for the Years ended December 31, 2003, 2002, and 2001....      F-3

Consolidated Statements of Changes In Shareholders' Equity
     for the Years ended December 31, 2003, 2002, and 2001 ................................      F-4

Consolidated Statements of Cash Flows
     for the Years ended December 31, 2003, 2002, and 2001 .................................     F-5

Notes to Consolidated Financial Statements ................................................      F-6

Report of Financial Responsibility ........................................................     F-27

Independent Auditors' Report ..............................................................     F-28

Selected Financial Data ...................................................................     F-29

Financial Review ..........................................................................     F-30

Summary of Quarterly Financial Data, Unaudited ............................................     F-53

                                                                             F-1



CONSOLIDATED BALANCE SHEETS                                               [LOGO]

(In thousands, except share data)

                                                                                                          DECEMBER 31,
                                                                                                   ---------------------------
                                                                                                       2003            2002
                                                                                                   ------------    -----------
ASSETS
Cash and due from banks, including $10,720 and $5,017 in 2003 and 2002,
    respectively, on deposit to meet Federal Reserve requirements .............................    $    696,030        741,092
Interest earning deposits with banks ..........................................................           4,423          5,055
Federal funds sold and securities purchased under resale agreements ...........................         172,922         92,709
Mortgage loans held for sale ..................................................................         133,306        245,858
Investment securities available for sale (note 3) .............................................       2,529,257      2,237,725
Loans, net of unearned income (note 4) ........................................................      16,464,914     14,463,909
Allowance for loan losses (note 4) ............................................................        (226,059)      (199,841)
                                                                                                   ------------     ----------
             Loans, net .......................................................................      16,238,855     14,264,068
                                                                                                   ------------     ----------
Premises and equipment, net ...................................................................         791,439        616,355
Contract acquisition costs and computer software, net (note 5) ................................         383,562        324,026
Goodwill, net (notes 2 and 17) ................................................................         248,868         99,108
Other intangible assets, net (notes 2 and 6) ..................................................          33,970         16,869
Other assets (note 6) .........................................................................         399,997        393,381
                                                                                                   ------------     ----------
             Total assets .....................................................................    $ 21,632,629     19,036,246
                                                                                                   ============     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Deposits:
        Non-interest bearing ..................................................................    $  2,833,567      2,303,375
        Interest bearing (note 7) .............................................................      13,108,042     11,625,459
                                                                                                   ------------     ----------
             Total deposits ...................................................................      15,941,609     13,928,834
    Federal funds purchased and securities sold
     under repurchase agreements (note 8) .....................................................       1,354,887      1,275,084
    Long-term debt (note 8) ...................................................................       1,575,777      1,336,200
    Billings in excess of costs and profit on uncompleted contracts ...........................          17,573           --
    Other liabilities (note 16) ...............................................................         355,906        338,176
                                                                                                   ------------     ----------
             Total liabilities ................................................................      19,245,752     16,878,294
                                                                                                   ------------     ----------
Minority interest in consolidated subsidiaries ................................................         141,838        117,099
Shareholders' equity (notes 2, 12, and 14):
    Common stock-- $1.00 par value. Authorized 600,000,000 shares;
     issued 307,748,133 in 2003 and 300,573,027 in 2002; outstanding
     302,090,128 in 2003 and 300,397,763 in 2002 ..............................................         307,748        300,573
    Surplus ...................................................................................         442,931        305,718
    Treasury stock - 5,658,005 shares and 175,264 shares in 2003 and 2002, respectively .......        (113,940)        (1,285)
    Unearned compensation .....................................................................            (266)          (146)
    Accumulated other comprehensive income ....................................................          29,509         46,113
    Retained earnings .........................................................................       1,579,057      1,389,880
                                                                                                   ------------     ----------
             Total shareholders' equity .......................................................       2,245,039      2,040,853
                                                                                                   ------------     ----------
    Commitments and contingencies (note 11)
             Total liabilities and shareholders' equity .......................................    $ 21,632,629     19,036,246
                                                                                                   ============     ==========

See accompanying notes to consolidated financial statements.

F-2



CONSOLIDATED STATEMENTS OF INCOME                                         [LOGO]

(In thousands, except per share data)


                                                                                            YEARS ENDED DECEMBER 31,
                                                                                  ------------------------------------------
                                                                                      2003             2002           2001
                                                                                      ----             ----           ----
Interest income:
  Loans, including fees ..................................................        $  951,584          923,628        989,352
  Investment securities:
    U.S. Treasury and U.S. Government agencies ...........................            50,959           56,944         69,316
    Mortgage-backed securities ...........................................            29,345           42,519         38,331
    State and municipal ..................................................            11,248           11,478         11,649
    Other investments ....................................................             3,423            4,225          3,415
  Mortgage loans held for sale ...........................................            13,361           14,657         14,216
  Federal funds sold and securities purchased under resale agreements ....             1,547            1,538          4,397
  Interest earning deposits with banks ...................................                25               51            212
                                                                                  ----------        ---------      ---------
             Total interest income .......................................         1,061,492        1,055,040      1,130,888
                                                                                  ----------        ---------      ---------
Interest expense:
  Deposits (note 7) ......................................................           217,561          260,656        404,661
  Federal funds purchased and securities sold under repurchase agreements             11,830           18,639         42,643
  Long-term debt .........................................................            69,037           58,241         53,793
                                                                                  ----------        ---------      ---------
             Total interest expense ......................................           298,428          337,536        501,097
                                                                                  ----------        ---------      ---------

             Net interest income .........................................           763,064          717,504        629,791
Provision for losses on loans (note 4) ...................................            71,777           65,327         51,673
                                                                                  ----------        ---------      ---------
             Net interest income after provision for losses on loans .....           691,287          652,177        578,118
                                                                                  ----------        ---------      ---------
Non-interest income:
  Electronic payment processing services .................................           702,712          612,817        567,679
  Other transaction processing services revenue ..........................           118,795          106,086         86,588
  Service charges on deposit accounts ....................................           107,404           93,969         86,539
  Fees for trust services ................................................            30,009           28,069         26,509
  Brokerage revenue ......................................................            20,461           18,840         16,363
  Mortgage banking income ................................................            58,633           41,323         38,272
  Credit card fees .......................................................            26,044           22,469         21,184
  Securities gains, net (note 3) .........................................             2,491            2,638          1,722
  Other fee income .......................................................            23,682           20,494         17,199
  Other operating income (note 19) .......................................            53,933           65,373         69,596
                                                                                  ----------        ---------      ---------
Non-interest income before reimbursable items
  and impairment loss on private equity investment .......................         1,144,164        1,012,078        931,651
  Reimbursable items .....................................................           225,165          231,099        232,566
  Impairment loss on private equity investment ...........................                --           (8,355)            --
                                                                                  ----------        ---------      ---------
             Total non-interest income ...................................         1,369,329        1,234,822      1,164,217
                                                                                  ----------        ---------      ---------
Non-interest expense:
  Salaries and other personnel expense (notes 13 and 14) .................           672,248          607,865        566,084
  Net occupancy and equipment expense (note 11) ..........................           281,688          244,176        235,652
  Other operating expenses (note 19) .....................................           243,042          216,330        198,181
                                                                                  ----------        ---------      ---------
Non-interest expense before reimbursable items ...........................         1,196,978        1,068,371        999,917
  Reimbursable items .....................................................           225,165          231,099        232,566
                                                                                  ----------        ---------      ---------
             Total non-interest expense ..................................         1,422,143        1,299,470      1,232,483
                                                                                  ----------        ---------      ---------

Minority interest in subsidiaries' net income ............................            26,972           23,649         19,859

             Income before income taxes ..................................           611,501          563,880        489,993
Income tax expense (note 16) .............................................           222,576          198,533        178,377
                                                                                  ----------        ---------      ---------
             Net income ..................................................        $  388,925          365,347        311,616
                                                                                  ==========        =========      =========
Net income per share (notes 1 and 10):
  Basic ..................................................................        $     1.29             1.23           1.07
                                                                                  ==========        =========      =========
  Diluted ................................................................              1.28             1.21           1.05
                                                                                  ==========        =========      =========
Weighted average shares outstanding (note 10):
  Basic ..................................................................           302,010          297,325        290,304
                                                                                  ==========        =========      =========
  Diluted ................................................................           304,928          301,197        295,850
                                                                                  ==========        =========      =========

See accompanying notes to consolidated financial statements.

                                                                             F-3


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY                [LOGO]

(In thousands, except per share data)

                                                                               SHARES        COMMON                    TREASURY
        YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001                          ISSUED        STOCK        SURPLUS       STOCK
        ---------------------------------------------                          ------      ---------      -------      --------
Balance at December 31, 2000 .........................................         284,818     $ 284,818      107,652        (1,285)
Net income ...........................................................              --            --           --            --
Other comprehensive income, net of tax (note 9):
        Net unrealized gain on cash flow hedges ......................              --            --           --            --
        Change in unrealized gains/losses on investment securities
          available for sale, net of reclassification adjustment .....              --            --           --            --
        Loss on foreign currency translation .........................              --            --           --            --
        Other comprehensive income ...................................              --            --           --            --
Comprehensive income .................................................              --            --           --            --
Issuance of common stock for acquisitions (note 2) ...................           7,666         7,666       26,588            --
Cash dividends declared - $.51 per share .............................              --            --           --            --
Amortization of restricted stock (note 14) ...........................              --            --           --            --
Stock options exercised (note 14) ....................................           2,365         2,365       20,923            --
Stock option tax benefit .............................................              --            --       16,363            --
Ownership change at majority-owned subsidiary ........................              --            --         (269)           --
                                                                               -------     ---------      -------      --------
Balance at December 31, 2001 .........................................         294,849       294,849      171,257        (1,285)
Net income ...........................................................              --            --           --            --
Other comprehensive income, net of tax (note 9):
        Net unrealized loss on cash flow hedges ......................              --            --           --            --
        Change in unrealized gains/losses on
           investment securities available for sale,
           net of reclassification adjustment ........................              --            --           --            --
        Gain on foreign currency translation .........................              --            --           --            --
        Other comprehensive income ...................................              --            --           --            --
Comprehensive income .................................................              --            --           --            --
Issuance of common stock for acquisitions (note 2) ...................           3,768         3,768      102,140            --
Cash dividends declared - $.59 per share .............................              --            --           --            --
Amortization of restricted stock (note 14) ...........................              --            --           --            --
Stock options exercised (note 14) ....................................           1,949         1,949       17,098            --
Issuance of restricted stock .........................................               7             7          171            --
Stock option tax benefit .............................................              --            --       10,414            --
Ownership change at majority-owned subsidiary ........................              --            --          261            --
Impact on minority interest for ProCard sale to TSYS .................              --            --        4,377            --
                                                                               -------     ---------      -------      --------
BALANCE AT DECEMBER 31, 2002 .........................................         300,573       300,573      305,718        (1,285)

NET INCOME ...........................................................              --            --           --            --
OTHER COMPREHENSIVE LOSS, NET OF TAX (NOTE 9):
        NET UNREALIZED LOSS ON CASH FLOW HEDGES ......................              --            --           --            --
        CHANGE IN UNREALIZED GAINS/LOSSES ON
           INVESTMENT SECURITIES AVAILABLE FOR SALE,
           NET OF RECLASSIFICATION ADJUSTMENT ........................              --            --           --            --
        GAIN ON FOREIGN CURRENCY TRANSLATION .........................              --            --           --            --
        OTHER COMPREHENSIVE LOSS .....................................              --            --           --            --
COMPREHENSIVE INCOME .................................................              --            --           --            --
ISSUANCE OF COMMON STOCK FOR ACQUISITIONS (NOTE 2) ...................           4,641         4,641       95,835            --
CASH DIVIDENDS DECLARED - $.66 PER SHARE .............................              --            --           --            --
AMORTIZATION OF RESTRICTED STOCK (NOTE 14) ...........................              --            --           --            --
STOCK OPTIONS EXERCISED (NOTE 14) ....................................           2,534         2,534       25,536            --
STOCK OPTION TAX BENEFIT .............................................              --            --       12,348            --
OWNERSHIP CHANGE AT MAJORITY-OWNED SUBSIDIARY ........................              --            --        3,494            --
TREASURY STOCK PURCHASES .............................................              --            --           --      (112,655)
ISSUANCE OF STOCK OPTIONS IN CONNECTION WITH ACQUISITION .............              --            --           --            --
                                                                               -------     ---------      -------      --------
BALANCE AT DECEMBER 31, 2003 .........................................         307,748     $ 307,748      442,931       113,940
                                                                               =======     =========      =======      ========
                                                                                           ACCUMULATED
                                                                                             OTHER
                                                                             UNEARNED     COMPREHENSIVE     RETAINED
        YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001                      COMPENSATION   INCOME (LOSS)     EARNINGS        TOTAL
        ---------------------------------------------                      ------------   -------------     --------        -----
Balance at December 31, 2000 .........................................        (381)           5,936         1,020,431     1,417,171
Net income ...........................................................          --               --           311,616       311,616
Other comprehensive income, net of tax (note 9):
        Net unrealized gain on cash flow hedges ......................          --            6,081                --         6,081
        Change in unrealized gains/losses on investment securities
          available for sale, net of reclassification adjustment .....          --           18,341                --        18,341
        Loss on foreign currency translation .........................          --           (1,488)               --        (1,488)
                                                                                          ---------                       ---------
        Other comprehensive income ...................................          --           22,934                --        22,934
                                                                                                                          ---------
Comprehensive income .................................................          --               --                --       334,550
Issuance of common stock for acquisitions (note 2) ...................          --              468            17,371        52,093
Cash dividends declared - $.51 per share .............................          --               --          (148,549)     (148,549)
Amortization of restricted stock (note 14) ...........................         299               --                --           299
Stock options exercised (note 14) ....................................          --               --                --        23,288
Stock option tax benefit .............................................          --               --                --        16,363
Ownership change at majority-owned subsidiary ........................          --               --                --          (269)
                                                                           -------        ---------         ---------     ---------
Balance at December 31, 2001 .........................................         (82)          29,338         1,200,869     1,694,946

Net income ...........................................................          --               --           365,347       365,347
Other comprehensive income, net of tax (note 9):
        Net unrealized loss on cash flow hedges ......................          --             (991)               --          (991)
        Change in unrealized gains/losses on
           investment securities available for sale,
           net of reclassification adjustment ........................          --           14,113                --        14,113
        Gain on foreign currency translation .........................          --            3,653                --         3,653
                                                                                          ---------                       ---------
        Other comprehensive income ...................................          --           16,775                --        16,775
                                                                                                                          ---------
Comprehensive income .................................................          --               --                --       382,122
                                                                                                                          ---------
Issuance of common stock for acquisitions (note 2) ...................          --               --                --       105,908
Cash dividends declared - $.59 per share .............................          --               --          (176,336)     (176,336)
Amortization of restricted stock (note 14) ...........................         114               --                --           114
Stock options exercised (note 14) ....................................          --               --                --        19,047
Issuance of restricted stock .........................................        (178)              --                --            --
Stock option tax benefit .............................................          --               --                --        10,414
Ownership change at majority-owned subsidiary ........................          --               --                --           261
Impact on minority interest for ProCard sale to TSYS .................          --               --                --         4,377
                                                                           -------        ---------         ---------     ---------
BALANCE AT DECEMBER 31, 2002 .........................................        (146)          46,113         1,389,880     2,040,853

NET INCOME ...........................................................          --               --           388,925       388,925
OTHER COMPREHENSIVE LOSS, NET OF TAX (NOTE 9):
        NET UNREALIZED LOSS ON CASH FLOW HEDGES ......................          --           (2,773)               --        (2,773)
        CHANGE IN UNREALIZED GAINS/LOSSES ON
           INVESTMENT SECURITIES AVAILABLE FOR SALE,
           NET OF RECLASSIFICATION ADJUSTMENT ........................          --          (19,724)               --       (19,724)
        GAIN ON FOREIGN CURRENCY TRANSLATION .........................          --            5,893                --         5,893
                                                                                          ---------                       ---------
        OTHER COMPREHENSIVE LOSS .....................................          --          (16,604)               --       (16,604)
                                                                                          ---------                       ---------
COMPREHENSIVE INCOME .................................................          --               --                --       372,321
                                                                                                                          ---------
ISSUANCE OF COMMON STOCK FOR ACQUISITIONS (NOTE 2) ...................          --               --                --       100,476
CASH DIVIDENDS DECLARED - $.66 PER SHARE .............................          --               --          (199,748)     (199,748)
AMORTIZATION OF RESTRICTED STOCK (NOTE 14) ...........................          55               --                --            55
STOCK OPTIONS EXERCISED (NOTE 14) ....................................          --               --                --        28,070
STOCK OPTION TAX BENEFIT .............................................          --               --                --        12,348
OWNERSHIP CHANGE AT MAJORITY-OWNED SUBSIDIARY ........................          --               --                --         3,494
TREASURY STOCK PURCHASES .............................................          --               --                --      (112,655)
ISSUANCE OF STOCK OPTIONS IN CONNECTION WITH ACQUISITION .............        (175)              --                --          (175)
                                                                           -------        ---------         ---------     ---------
BALANCE AT DECEMBER 31, 2003 .........................................        (266)          29,509         1,579,057     2,245,039
                                                                           =======        =========         =========     =========

See accompanying notes to consolidated financial statements.

F-4




CONSOLIDATED STATEMENTS OF CASH FLOWS                                     [LOGO]

  (In thousands)                                                                                      YEARS ENDED DECEMBER 31,
                                                                                          -----------------------------------------
                                                                                              2003           2002           2001
                                                                                              ----           ----           ----
OPERATING ACTIVITIES
  Net income ...........................................................................  $   388,925        365,347        311,616
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for losses on loans ......................................................       71,777         65,327         51,673
    Depreciation, amortization, and accretion, net .....................................      112,012         97,011         87,200
    Deferred income tax expense ........................................................       26,779          7,863         11,342
    Decrease in interest receivable ....................................................        1,466          8,842         25,914
    Decrease in interest payable .......................................................       (4,783)       (15,657)       (23,448)
    Minority interest in subsidiaries' net income ......................................       26,972         23,649         19,859
    Decrease (increase) in mortgage loans held for sale ................................      112,552        152,598       (289,706)
    Billings in excess of costs and profit on uncompleted contracts ....................       17,573             --             --
    Gain on sales of banking locations .................................................           --        (15,388)        (3,743)
    Other, net .........................................................................      (28,228)        51,562          3,167
                                                                                          -----------     ----------     ----------
    Net cash provided by operating activities ..........................................      725,045        741,154        193,874
                                                                                          -----------     ----------     ----------
INVESTING ACTIVITIES
  Net cash (paid for) received from acquisitions .......................................      (66,204)        14,722         17,906
  Net decrease (increase) in interest earning deposits with banks ......................          632         (1,171)           (65)
  Net (increase) decrease in federal funds sold and securities purchased
   under resale agreements .............................................................      (47,978)       (56,439)       375,542
  Proceeds from maturities and principal collections of investment
   securities available for sale .......................................................    1,429,904        784,445        896,836
  Proceeds from sales of investment securities available for sale ......................      207,124        137,137        212,395
  Purchases of investment securities available for sale ................................   (1,900,237)      (973,246)    (1,017,514)
  Net cash received (paid) on sales of banking locations ...............................           --         11,020        (11,037)
  Net increase in loans ................................................................   (1,426,471)    (1,832,284)    (1,326,774)
  Purchases of premises and equipment ..................................................     (184,226)      (145,008)      (146,663)
  Proceeds from disposals of premises and equipment ....................................        2,681         11,165         14,194
  Additions to contract acquisition costs ..............................................      (18,129)       (44,044)       (27,194)
  Additions to purchased computer software .............................................      (47,312)       (37,020)       (36,818)
  Additions to internally developed computer software ..................................      (17,689)       (29,451)       (18,304)
                                                                                          -----------     ----------     ----------
      Net cash used in investing activities ...........................................    (2,067,905)    (2,160,174)    (1,067,496)
                                                                                          -----------     ----------     ----------

FINANCING ACTIVITIES
  Net increase in demand and savings deposits ..........................................    1,290,526      1,343,074        734,795
  Net increase (decrease) in certificates of deposit ...................................       32,029        203,924       (131,891)
  Net increase (decrease) in federal funds purchased and securities
   sold under repurchase agreements.....................................................       79,803        (70,192)       293,948)
  Principal repayments on long-term debt ...............................................     (337,160)       (27,946)        (3,006)
  Proceeds from issuance of long-term debt .............................................      511,362        213,133        185,438
  Treasury stock purchased .............................................................     (112,655)            --             --
  Dividends paid to shareholders .......................................................     (194,177)      (169,107)      (142,083)
  Proceeds from issuance of common stock ...............................................       28,070         19,047         26,546
                                                                                          -----------     ----------     ----------
      Net cash provided by financing activities ........................................    1,297,798      1,511,933        963,747
                                                                                          -----------     ----------     ----------
  (Decrease) increase in cash and due from banks .......................................      (45,062)        92,913         90,125
  Cash and due from banks at beginning of year .........................................      741,092        648,179        558,054
                                                                                          -----------     ----------     ----------
  Cash and due from banks at end of year ...............................................  $   696,030        741,092        648,179
                                                                                          ===========     ==========     ==========

See accompanying notes to consolidated financial statements.

                                                                             F-5




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS

         The consolidated financial statements of Synovus include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries, all but one of which were wholly-owned at December 31, 2003. Synovus provides integrated financial services including banking, financial management, insurance, mortgage, and leasing services through 40 wholly-owned affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee. TSYS, an 81% owned subsidiary, provides electronic payment processing and related services to banks and other card-issuing institutions located in the United States, Mexico, Canada, Honduras, the Caribbean and Europe. TSYS offers merchant processing services to financial institutions and other organizations in Japan through its majority owned subsidiary, GP Network Corporation (GP Net), and in the United States through its joint venture, Vital Processing Services L.L.C. (Vital).

BASIS OF PRESENTATION

         In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses; the valuation of other real estate; the valuation of long-lived assets, goodwill, and other intangible assets; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

         The accounting and reporting policies of Synovus conform to accounting principles generally accepted in the United States of America and to general practices within the banking and electronic payment processing industries. All significant intercompany accounts and transactions have been eliminated in consolidation. The following is a description of the more significant of those policies.

CASH FLOW INFORMATION

         For the years ended December 31, 2003, 2002, and 2001, income taxes of $235 million, $207 million, and $224 million, and interest of $298 million, $352 million, and $525 million, respectively, were paid.

         Loans receivable of approximately $23 million, $17 million, and $15 million were transferred to other real estate during 2003, 2002, and 2001, respectively.

FEDERAL FUNDS SOLD, FEDERAL FUNDS PURCHASED, SECURITIES PURCHASED UNDER RESALE AGREEMENTS, AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         Federal funds sold, federal funds purchased, securities purchased under resale agreements, and securities sold under repurchase agreements generally mature in one day.

MORTGAGE LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of aggregate cost or fair value and adjusted for changes in fair value of forward sales commitments accounted for as hedges to the extent effective. Fair values are based upon quoted prices from secondary market investors and forward commitments to sell. No valuation allowances were required at December 31, 2003 or 2002.

         The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less fees collected.

INVESTMENT SECURITIES

         Available for sale securities are recorded at fair value. Fair value is determined at a specific point in time, based on quoted market prices. Unrealized gains and losses on securities available for sale, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity, within accumulated other comprehensive income, until realized.

         A decline in the market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

         Gains and losses on sales of investment securities are recognized on the settlement date, based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is immaterial.

LOANS AND INTEREST INCOME

         Loans are reported at principal amounts outstanding less unearned income, net deferred fees, and the allowance for loan losses.

         Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income on substantially all other loans is recognized on a level yield basis.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest is accrued on impaired loans as long as such loans do not meet the criteria for nonaccrual classification.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management's evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize

F-6



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

         Management, considering current information and events regarding a borrowers' ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral-dependent, the fair value of the collateral less estimated selling costs is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans. Subsequent recoveries are added to the allowance for loan losses.

         The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, and debt securities. The allowance for loan losses for loans not considered impaired and for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, individual risk ratings, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers' ability to pay.

PREMISES AND EQUIPMENT

         Premises and equipment, including leasehold improvements and purchased internal-use software, are reported at cost, less accumulated depreciation and amortization which are computed using the straight-line method over the estimated useful lives of the related assets.

CONTRACT ACQUISITION COSTS

         TSYS capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion costs, are amortized using the straight line method over the contract term beginning when the client's cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.

         The amortization of contract acquisition costs associated with cash payments is recorded as a reduction of electronic payment processing services revenues in the consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in the consolidated statements of income. TSYS evaluates the carrying value of contract acquisition costs for impairment for each customer on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.

         These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients, or if TSYS' actual results differ from its estimates of future cash flows.

COMPUTER SOFTWARE

Purchased Computer Software:

         TSYS purchases software that is used in providing electronic payment processing and other services to clients. Purchased software is obtained through perpetual licenses and site licenses, and through agreements based on processing capacity (called "MIPS agreements"). Perpetual and site licenses are amortized using the straight-line method over their estimated useful lives which range from three to five years. Software purchased under MIPS agreements is amortized using a units-of-production basis over the estimated useful life of the software, generally not to exceed ten years. TSYS evaluates impairment losses on long-lived assets used in operations in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Software Development Costs:

         TSYS develops software that is used in providing electronic payment processing and other services to clients. Software development costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when TSYS has completed a detail program design and has determined that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. TSYS evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the software product which is determined by future undiscounted net cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years, or (2) the ratio of current revenues to total anticipated revenue over its useful life.

         Synovus also develops software that is used internally. These software development costs are capitalized based upon the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Internal-use software development costs are capitalized once (a) the preliminary project stage is completed, (b) management authorizes and commits to funding a computer software project, and (c) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting these qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to seven years.

         Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

TRANSACTION PROCESSING PROVISIONS

         TSYS has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of TSYS' contracts with large clients contain service level agreements which can result in TSYS incurring performance penalties if contractually required service levels are not met. When providing these accruals, TSYS takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in its contracts, progress towards milestones, and known processing errors not covered by insurance.

         These accruals are included in other liabilities in the consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other operating expenses in the consolidated statements of income, and payments or credits for performance penalties and processing errors are charged against the accrual.

                                                                             F-7




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

GOODWILL AND OTHER INTANGIBLE ASSETS

         Goodwill and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. With the exception of goodwill, recoverability of the intangible assets described below is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

         Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased companies, was amortized using the straight-line method over periods of 5 to 40 years, until January 1, 2002. Synovus adopted Statement of Financial Accounting Standards No. 142 (SFAS No.
142), "Goodwill and Other Intangible Assets" on January 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually.

         Synovus began annual tests of its goodwill for impairment during fiscal year 2002. To test for goodwill impairment, Synovus identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Synovus then compares the carrying value of each unit to its fair value to determine whether impairment exists. No impairment losses have been recorded as a result of Synovus' transitional and annual goodwill impairment analyses during the years ended December 31, 2003 and 2002.

         At December 31, 2003 and 2002, Synovus had net unamortized goodwill of $248.9 million and $99.1 million. Synovus recorded amortization expense relating to such goodwill in the pre-tax amount of approximately $3.0 million for the year ended December 31, 2001. The following table shows a summary of net income and earnings per share for the year ended December 31, 2003, 2002, and 2001, as reported and on a pro forma basis excluding goodwill amortization expense. Goodwill amortization expense is shown net of any related tax effects.

(In thousands, except per share data)

                                       2003             2002            2001
                                       ----             ----            ----
Net income as reported .......     $   388,925         365,347         311,616
Add back: goodwill
amortization .................              --              --           2,800
                                   -----------         -------         -------
Net income - pro forma .......     $   388,925         365,347         314,416
                                   ===========         =======         =======
Earnings per share:
  Basic-as reported ..........     $      1.29            1.23            1.07
  Basic-pro forma ............            1.29            1.23            1.08
  Diluted-as reported ........            1.28            1.21            1.05
  Diluted-pro forma ..........            1.28            1.21            1.06

Identifiable intangible assets relate primarily to core deposit premiums, resulting from the valuation of core deposit intangibles acquired in business combinations or in the purchase of branch offices and customer contract premiums resulting from the acquisition of investment advisory businesses. These identifiable intangible assets are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposits or customer contracts acquired. Amortization periods range from 10 to 18 years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.

OTHER ASSETS

         Other assets include interest receivable on loans, investment securities, and other interest-bearing balances. The accounting for other significant balances included in other assets is described below.

Investments in Company-Owned Life Insurance Programs:

         Premiums paid for company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other operating income.

Investments in Joint Ventures:

         TSYS' 49% investment in Total System Services de Mexico, S.A. de C.V. (TSYS de Mexico), an electronic payment processing support operation located in Mexico, is accounted for using the equity method of accounting, as is TSYS' 50% investment in Vital, a merchant processing operation headquartered in Tempe, Arizona.

Other Real Estate:

         Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a loan charge-off. Gain or loss on sale and any subsequent adjustments to the value are recorded as a component of non-interest expense.

DERIVATIVE INSTRUMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. Synovus adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, Synovus recorded a net-of-tax cumulative effect gain of $.8 million in accumulated other comprehensive income to recognize at fair value all derivative instruments that are designated as cash flow hedges. Upon adoption of SFAS No. 133, gains and losses on derivatives that were previously deferred as adjustments to the carrying amounts of hedged items were not adjusted.

         The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the

F-8




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

derivative instrument is reported initially as a component of accumulated other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

         As part of its overall interest rate risk management activities, Synovus utilizes interest rate related derivatives to manage its exposure to various types of interest rate risks. With the exception of commitments to fund and sell fixed-rate mortgage loans and derivatives utilized to meet the financing and interest rate management needs of its customers, all derivatives utilized by Synovus to manage its interest rate sensitivity are designed as either a hedge of a recognized fixed-rate asset or liability (a fair value hedge), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (cash flow hedge). Synovus does not speculate using derivative instruments.

         Synovus' risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus' objective in maintaining these policies is to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

         Synovus utilizes interest rate swap agreements to hedge the fair value risk of fixed-rate balance sheet liabilities, primarily deposit liabilities. Fair value risk is measured as the volatility in the value of these liabilities as interest rates change. Interest rate swaps entered into to manage this risk are designed to have the same notional value, as well as similar interest rates and interest calculation methods. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments based on the notional amount of the swap agreements. Swap agreements structured in this manner allow Synovus to effectively hedge the fair value risks of these fixed-rate liabilities.

         Synovus is potentially exposed to cash flow risk due to its holding of loans whose interest payments are based on floating rate indices. Synovus monitors changes in these exposures and their impact on its risk management activities and uses interest rate swap agreements to hedge the cash flow risk. These agreements, whose terms are for up to five years, entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments. The maturity date of the last agreement is November 10, 2006. These agreements allow Synovus to offset the variability of floating rate loan interest with the variable interest payments due on the interest rate swaps.

         By using derivatives to hedge fair value and cash flow risks, Synovus exposes itself to potential credit risk. This potential credit risk is equal to the fair or replacement values of the swaps if the counterparty fails to perform on its obligations under the swap agreements. This credit risk is normally a very small percentage of the notional amount and fluctuates as interest rates change. Synovus minimizes this risk by subjecting the transaction to the same approval process as other credit activities, by dealing with highly rated counterparties, and by obtaining collateral agreements for exposures above predetermined limits.

         Synovus also holds derivative instruments which consist of commitments to fund fixed-rate mortgage loans to customers and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus' objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the commitments to fund the fixed-rate mortgage loans and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments being recorded in current period earnings. Certain forward sales commitments are accounted for as hedges of mortgage loans held for sale.

         Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus will ordinarily enter into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings.

BILLINGS IN EXCESS OF COSTS AND PROFIT ON UNCOMPLETED CONTRACTS

         When provisions for progress payments exist on long-term contracts accounted for under the percentage-of-completion method, TSYS includes amounts for contract billings that exceed accumulated contract revenues in billings in excess of costs and profit on uncompleted contracts.

ELECTRONIC PAYMENT PROCESSING REVENUES

         TSYS' electronic payment processing revenues are derived from long-term processing contracts with financial and non-financial institutions and are recognized as the services are performed. Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed annual revenue minimums. The original terms of processing contracts generally range from three to ten years.

REIMBURSABLE ITEMS

         On January 1, 2002, Synovus adopted the provisions of the FASB's Emerging Issues Task Force (EITF) Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out of Pocket' Expenses Incurred." EITF Issue No. 01-14 requires that reimbursements received for out-of-pocket expenses be characterized as revenue. Historically, Synovus had not reflected such reimbursements in its consolidated statements of income as revenue. One of the largest reimbursement expenses for which Synovus is reimbursed by clients is postage. All prior periods presented have been restated to conform with the new presentation.

FOREIGN CURRENCY TRANSLATION

         TSYS maintains several different foreign operations whose functional currency is their local currency. The foreign currency-based financial statements of these subsidiaries and branches are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, and net income which are translated at the average exchange rates for each reporting period. Net gains or losses resulting from the currency translation of assets and liabilities of TSYS' foreign operations, net of tax, are accumulated as a component of accumulated other comprehensive income (loss).

         Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change.

INCOME TAXES

         Synovus uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change

                                                                             F-9




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

in tax rates is recognized in income in the period that includes the enactment date. Synovus files a consolidated federal income tax return with its wholly-owned and majority-owned subsidiaries.

STOCK-BASED COMPENSATION

         Synovus accounts for its fixed stock-based compensation in accordance with the provisions set forth in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with APB Opinion No. 25, compensation expense is recorded on the grant date only to the extent that the current market price of the underlying stock exceeds the exercise price on the grant date.

         SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosures requirements using a fair value based method of accounting for stock-based compensation plans. As allowed by SFAS No. 123, Synovus has elected to apply the accounting method prescribed under APB Opinion No. 25, and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure".

         Had Synovus determined compensation expense based on the fair value at the grant date for its stock options granted during the years 1997 through 2003 under SFAS No. 123, net income would have been reduced to the pro forma amounts indicated in the following table.

(In thousands, except
 per share data)                                 2003             2002            2001
                                                 ----             ----            ----
Net income as reported .................     $   388,925         365,347         311,616
  Total stock-based employee
  compensation expense
  determined under fair value
  based method for all awards,
  net of related tax effects ...........         (13,856)        (14,446)        (15,526)
                                             -----------         -------         -------
Net income - pro forma .................     $   375,069         350,901         296,090
                                             ===========         =======         =======
Earnings per share:
  Basic-as reported ....................     $      1.29            1.23            1.07
  Basic-pro forma ......................            1.24            1.18            1.02
  Diluted-as reported ..................            1.28            1.21            1.05
  Diluted-pro forma ....................            1.23            1.17            1.00

         The per share weighted average fair value of stock options granted during 2003, 2002 and 2001 was $4.93, $8.37, and $9.99, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rates of 3.2%, 5.0%, and 5.3%; expected volatility of 34%, 34%, and 31%; expected life of
6.0 years, 6.6 years, and 7.9 years; and dividend yield of 3.3%, 2.4%, and 1.8%.

POSTRETIREMENT BENEFITS

         Synovus sponsors a defined benefit health care plan for substantially all of its employees and early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, capitalized contract acquisition costs, computer software, investments in joint ventures, and goodwill. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In July 2001, the FASB issued Statement No. 141 (SFAS No. 141), "Business Combinations" and Statement No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

         Synovus adopted the provisions of SFAS No. 141 effective July 1, 2001 and adopted the provisions of SFAS No. 142 effective January 1, 2002.

         SFAS No. 141 required upon the adoption of SFAS No. 142 that Synovus evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, Synovus was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments. In addition, to the extent an intangible asset was identified as having an indefinite useful life, Synovus was required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142. Any impairment would have been measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

         As of June 30, 2002, Synovus had determined the fair value of each reporting unit and compared it to the reporting unit's carrying amount, including goodwill allocated to the reporting unit. Based on this analysis, Synovus determined that there were no goodwill impairment losses to be recognized as the cumulative effect of a change in accounting principle, since fair values of each reporting unit exceeded the reporting unit's carrying value.

         In June 2001, the FASB issued Statement No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations". SFAS No. 143 requires Synovus to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. It also requires that a corresponding asset be

F-10




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

recorded which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Synovus adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material effect on Synovus' financial condition or results of operations.

         In June 2002, the FASB issued Statement No. 146 (SFAS No. 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3 (EITF No. 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The adoption of SFAS No. 146 on January 1, 2003 did not have a material impact on Synovus' financial condition or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of Interpretation No. 45 did not have a material effect on Synovus' financial condition or results of operations.

         At the November 21, 2002 meeting of the FASB's EITF, the EITF ratified as a consensus the tentative conclusions it reached at its October 25, 2002 meeting, regarding EITF Issue No. 00-21 (EITF No. 00-21), "Accounting for Revenue Arrangements with Multiple Deliverables". EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Those activities may involve the delivery or performance of multiple products, services, and/or rights to use assets, and performance may occur at different points in time or over different periods of time. The arrangements are often accompanied by initial installation, initiation, or activation services, and generally involve either a fixed fee or a fixed fee coupled with a continuing payment stream. The continuing payment stream generally corresponds to the continuing performance, and may be fixed, variable based on future performance, or composed of a combination of fixed and variable payments. EITF No. 00-21 addresses how to account for those arrangements, and is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may also elect to report the change in accounting as a cumulative effect adjustment, in which case disclosure should be made in periods subsequent to the date of initial application of the amount of recognized revenue that was previously included in the cumulative effect adjustment. The adoption of EITF No. 00-21 did not significantly impact Synovus' financial condition or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". In December 2003, the FASB issued Interpretation No. 46R, a revision of Interpretation No.
46. Interpretation No. 46R addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. The interpretation applies to variable interests in variable interest entities that are special purpose entities for periods ending after December 15, 2003. For all other types of variable interest entities, application of Interpretation No. 46R is required for periods ending after March 15, 2004. For TSYS, which had a variable interest in a variable interest entity that was a special purpose entity, the interpretation would have applied in the first reporting period ending after December 15, 2003. On June 30, 2003, TSYS terminated the operating lease agreement and purchased the corporate campus for $93.5 million with a combination of $73.3 million in cash and funds from a long-term line of credit with a Synovus affiliate bank. Accordingly, the interpretation does not directly impact Synovus' financial statements.

         In April 2003, the FASB issued Statement No. 149 (SFAS No. 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on Synovus' financial statements.

         In May 2003, the FASB issued Statement No. 150 (SFAS No. 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires than an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. Currently, the only impact of adopting SFAS No. 150 has been the requirement to reclassify the company-obligated mandatorily redeemable capital securities of subsidiary trusts as liabilities beginning with the third quarter of 2003.

RECLASSIFICATIONS

         Certain amounts in 2002 and 2001 have been reclassified to conform with the presentation adopted in 2003.

NOTE 2 BUSINESS COMBINATIONS

         On February 27, 2003, Synovus acquired all the issued and outstanding common shares of FNB Newton Bankshares, Inc. (FNB), the parent company of First Nation Bank, headquartered in Covington, Georgia. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of FNB's operations have been included in the consolidated financial statements beginning March 1, 2003.

         The aggregate purchase price was $96.0 million, consisting of 2,253,627 shares of Synovus common stock valued at $46.4 million, $46.4 million in cash, stock options valued at $3.2 million, and $35 thousand in direct acquisition costs, primarily consisting of external legal and accounting fees. The value of the common stock issued was determined based on the average market price of Synovus' common stock over the 2-day period before and after the date the terms of the acquisition were agreed upon. The fair value of the stock options was determined based on the Black-Scholes option pricing model.

         Of the $66.2 million of acquired intangible assets, $58.0 million was allocated to goodwill. The goodwill will not be deductible

                                                                            F-11




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

for tax purposes. The identifiable intangible asset consists of the core deposit premium. The core deposit premium has an estimated fair value of $8.1 million and a weighted average useful life of 10 years.

         Synovus has completed the purchase price allocation relating to the acquisition. The purchase price allocation has been determined as presented in the table below.

FNB NEWTON BANKSHARES, INC.

(In thousands)                     AS OF FEBRUARY 28, 2003
                                   -----------------------
Cash and due from banks                 $   16,238
Investments                                 30,011
Federal funds sold                          25,200
Loans, net                                 292,325
Premises and equipment                      10,141
Intangible asset                             8,118
Goodwill                                    58,038
Other assets                                 4,460
                                        ----------
  Total assets acquired                    444,531
                                        ----------
Deposits                                   328,040
Notes payable                               14,083
Other liabilities                            6,443
                                        ----------
  Total liabilities assumed                348,566
                                        ----------
    Net assets acquired                 $   95,965
                                        ==========

         On February 28, 2003 Synovus acquired all the issued and outstanding common shares of United Financial Holdings, Inc. (United Financial), the parent company of United Bank and Trust Company, in St. Petersburg, Florida and United Bank of the Gulf Coast, in Sarasota, Florida. The acquisition was accounted for using the purchase method of accounting and accordingly, the results from United Financial's operations have been included in the consolidated financial statements beginning March 1, 2003.

         The aggregate purchase price was $85.3 million, consisting of 2,388,087 shares of Synovus common stock valued at $47.6 million, $34.0 million in cash, stock options valued at $3.5 million, and $215 thousand in direct acquisition costs, primarily consisting of external legal and accounting fees. The value of the common stock issued was determined based on the average market price of Synovus' common stock over the 2-day period before and after the date the terms of the acquisition were agreed upon. The fair value of the stock options was determined based on the Black-Scholes option pricing model.

         Of the $67.2 million of acquired intangible assets, $59.8 million was allocated to goodwill. The goodwill will not be deductible for tax purposes. The identifiable intangible asset consists of the core deposit premium, which has an estimated fair value of $7.4 million and a weighted average useful life of 10 years.

         Synovus has completed the purchase price allocation relating to the acquisition. The purchase price allocation has been determined as shown in the table below.

UNITED FINANCIAL HOLDINGS, INC.

(In thousands)                              AS OF FEBRUARY 28, 2003
                                            -----------------------
Cash and due from banks                          $   29,559
Investments                                          34,255
Federal funds sold                                    7,035
Loans, net                                          327,768
Premises and equipment                               16,806
Intangible asset                                      7,396
Goodwill                                             59,836
Other assets                                          7,481
                                                 ----------
  Total assets acquired                             490,136
                                                 ----------
Deposits                                            362,180
Capital securities of subsidiary trusts              17,744
Other liabilities                                    24,954
                                                 ----------
  Total liabilities assumed                         404,878
                                                 ----------
    Net assets acquired                          $   85,258
                                                 ==========

         On April 28, 2003, TSYS completed the acquisition of Enhancement Services Corporation (ESC) for $36.0 million in cash. TSYS has allocated approximately $26.0 million to goodwill, approximately $8.2 million to intangibles and the remaining amount to the net assets acquired. ESC provides targeted loyalty consulting and travel, as well as gift card and merchandise reward programs to more than 40 national and regional financial institutions in the United States.

         Proforma information relating to the impact of these three acquisitions on Synovus' consolidated financial statements, assuming such acquisitions had occurred at the beginning of the periods reported, is not presented as such impact is not significant.

         On July 31, 2002 Synovus acquired all the issued and outstanding common shares of the $557 million asset Community Financial Group, Inc. (Community Financial). Community Financial is the parent company of The Bank of Nashville, headquartered in Nashville, Tennessee. The aggregate purchase price was $87.0 million, consisting of 3,065,235 shares of Synovus common stock valued at $82.2 million, stock options valued at $4.7 million, and $49 thousand in direct acquisition costs, consisting primarily of external legal and accounting fees.

         On May 31, 2002, Synovus acquired all the issued and outstanding common shares of GLOBALT, Inc. (GLOBALT). GLOBALT is a provider of investment advisory services based in Atlanta, Georgia, offering a full line of distinct large cap and mid cap growth equity strategies and products. GLOBALT's assets under management at June 1, 2002 were approximately $1.3 billion. GLOBALT now operates as a wholly-owned subsidiary of Synovus and as a part of the Synovus Financial Management Services unit. The aggregate purchase price was $20.0 million, consisting of 702,433 shares of Synovus common stock valued at $19.0 million, $0.9 million for forgiveness of debt, and $100 thousand in direct acquisition costs, consisting primarily of external legal and accounting fees. The terms of the merger agreement provide for additional consideration to the former GLOBALT shareholders. Such consideration will be based on a multiple of earnings before interest, taxes, and depreciation, as defined, for each of the three years ending December 31, 2004, 2005, and 2006. Based on assumptions as of the date when the merger agreement was executed, Synovus expected that the aggregate contingent consideration would be approximately $6 million. However, GLOBALT's future profitability could result in a higher or lower contingent consideration paid to the former GLOBALT shareholders.

         On December 7, 2001, Synovus completed the acquisition of the $304 million asset FABP Bancshares, Inc. (FABP), of Pensacola, Florida, the parent company of First American Bank of Pensacola, N.A. Synovus issued 3,539,751 shares of its common stock for all the issued and outstanding shares of FABP.

         On February 28, 2001, Synovus completed the acquisition of Creative Financial Group, Ltd. (Creative Financial), based in Atlanta, Georgia, and its operating unit Robert Andrew Securities, Inc. At the acquisition date, Creative Financial had $546 million in assets under management. The companies operate as part of the Synovus Financial Management Services unit. Synovus issued 937,701 shares of its common stock for all the issued and outstanding shares of these two entities.

         On February 16, 2001, Synovus completed the acquisition of the $200 million asset Carolina Southern Bank of Spartanburg, South Carolina. Synovus issued 3,188,558 shares of its common stock, and merged the bank into its affiliate bank, The National Bank of South Carolina.

         The aforementioned acquisitions in 2001 were accounted for as poolings of interests, except that the financial information preceding the dates of acquisition have not been restated to include the financial condition and results of operations of these entities since the effect was not material. Net income for the year ended December 31, 2001 would have been increased by $3.0 million, if periods prior to the acquisition date had been restated for the acquisitions.

F-12




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         On January 30, 2004, Synovus completed the acquisition of the $255.6 million asset Peoples Florida Banking Corporation (Peoples) in Palm Harbor, Florida. Synovus issued 1,636,827 shares of its common stock and paid $32.1 million in cash in exchange for all the issued and outstanding shares of Peoples common stock. Peoples is the parent company of Peoples Bank, a state-chartered, commercial bank which provides a comprehensive range of financial services to individuals, corporations, professional associations, nonprofit organizations, and local governments in the Tampa Bay, Florida area.

         On December 17, 2003, Synovus announced the signing of a definitive agreement to acquire the $423.5 million asset Trust One Bank (Trust One) in Memphis, Tennessee in a tax free exchange of shares of common stock. Trust One has six branches serving east Shelby County, Tennessee, which includes Germantown, Cordova, Collierville and east Memphis. The merger is subject to approval by the shareholders of Trust One and regulatory agencies. The acquisition is expected to be completed during the second quarter of 2004.

NOTE 3 INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale at December 31, 2003 and 2002 are summarized as follows:

                                                                     DECEMBER 31, 2003
                                                  -----------------------------------------------------
                                                                    GROSS        GROSS       ESTIMATED
                                                   AMORTIZED      UNREALIZED   UNREALIZED      FAIR
                                                     COST           GAINS        LOSSES        VALUE
                                                  ------------    ----------   ----------    ---------
U.S. Treasury and U.S. Government agencies ..     $  1,343,535      13,794       (3,504)     1,353,825
Mortgage-backed securities ..................          839,793      10,367       (3,153)       847,007
State and municipal .........................          233,417      15,357          (36)       248,738
Equity securities ...........................           73,899         167         (159)        73,907
Other investments ...........................            5,774         123         (117)         5,780
                                                  ------------    --------     --------      ---------
Total .......................................     $  2,496,418      39,808       (6,969)     2,529,257
                                                  ============    ========     ========      =========

                                                                     DECEMBER 31, 2002
                                                  -----------------------------------------------------
                                                                    GROSS        GROSS       ESTIMATED
                                                   AMORTIZED      UNREALIZED   UNREALIZED      FAIR
                                                     COST           GAINS        LOSSES        VALUE
                                                  ------------    ----------   ----------    ---------
U.S. Treasury and U.S. Government agencies ..     $  1,171,563      30,780          (23)     1,202,320
Mortgage-backed securities ..................          688,272      19,960         (286)       707,946
State and municipal .........................          237,930      14,642          (50)       252,522
Equity securities ...........................           65,467         103         (420)        65,150
Other investments ...........................            9,658         297         (168)         9,787
                                                  ------------    --------     --------      ---------
Total .......................................     $  2,172,890      65,782         (947)     2,237,725
                                                  ============    ========     ========      =========

         Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003, were as follows:

                                                                            DECEMBER 31, 2003
                                                  ---------------------------------------------------------------------------
                                                    LESS THAN 12 MONTHS       12 MONTHS OR LONGER              TOTAL
                                                  ------------------------    --------------------      ---------------------
(In thousands)                                      FAIR        UNREALIZED      FAIR    UNREALIZED       FAIR      UNREALIZED
                                                    VALUE          LOSS         VALUE      LOSS          VALUE        LOSS
                                                    -----       ----------      -----   ----------       -----     ----------
U.S. Treasury and U.S. Government agencies ..     $ 344,279        (3,504)        --       --           344,279      (3,504)
Mortgage-backed securities ..................       287,599        (3,153)        --       --           287,599      (3,153)
State and municipal .........................         6,345           (34)       201       (2)            6,546         (36)
Equity securities ...........................         1,840          (159)        --       --             1,840        (159)
Other investments ...........................         1,027           (27)       410      (90)            1,437        (117)
                                                  ---------        ------        ---      ---           -------      ------
Total .......................................     $ 641,090        (6,877)       611      (92)          641,701      (6,969)
                                                  =========        ======        ===      ===           =======      ======

                                                                            F-13



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         The amortized cost and estimated fair value by contractual maturity of investment securities available for sale at December 31, 2003 are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   AMORTIZED           ESTIMATED
             (In thousands)                          COST              FAIR VALUE
                                                   ----------          ----------
U.S. Treasury and
 U.S. Government agencies:
   Within 1 year .........................         $  195,618            197,908
   1 to 5 years ..........................            946,238            954,042
   5 to 10 years .........................            159,579            160,081
   More than 10 years ....................             42,100             41,794
                                                   ----------          ---------
        Total ............................         $1,343,535          1,353,825
                                                   ==========          =========
State and municipal:
   Within 1 year .........................         $   14,251             14,424
   1 to 5 years ..........................             77,745             82,443
   5 to 10 years .........................             94,722            101,918
   More than 10 years ....................             46,699             49,953
                                                   ----------          ---------
        Total ............................         $  233,417            248,738
                                                   ==========          =========
Other investments:
   Within 1 year .........................         $    1,764              1,778
   1 to 5 years ..........................              1,659              1,766
   5 to 10 years .........................                 --                 --
   More than 10 years ....................              2,351              2,236
                                                   ----------          ---------
        Total ............................         $    5,774              5,780
                                                   ==========          =========
Equity securities ........................         $   73,899             73,907
                                                   ==========          =========
Mortgage-backed securities ...............         $  839,793            847,007
                                                   ==========          =========
Total investment securities:
   Within 1 year .........................         $  211,633            214,110
   1 to 5 years ..........................          1,025,642          1,038,251
   5 to 10 years .........................            254,301            261,999
   More than 10 years ....................             91,150             93,983
Equity securities ........................             73,899             73,907
Mortgage-backed securities ...............            839,793            847,007
                                                   ----------          ---------
   Total .................................         $2,496,418          2,529,257
                                                   ==========          =========

         A summary of sales transactions in the investment securities available for sale portfolio for 2003, 2002, and 2001 is as follows:

                                    GROSS              GROSS
(In thousands)   PROCEEDS       REALIZED GAINS    REALIZED LOSSES
                 --------       --------------    ---------------
2003 ........    $207,124           2,960              (469)
2002 ........    $137,137           3,339              (701)
2001 ........     212,395           4,293            (2,571)

         At December 31, 2003 and 2002, investment securities with a carrying value of $2.0 billion and $1.8 billion, respectively, were pledged to secure certain deposits, repurchase agreements, and Federal Home Loan Bank advances, as required by law.

NOTE 4 LOANS

         Loans outstanding, by classification, are summarized as follows:

                                                         DECEMBER 31
                                                ---------------------------
             (In thousands)                        2003            2002
                                                -----------      ----------
Commercial:
   Commercial, financial,
    and agricultural ....................       $ 4,632,507       4,367,779
   Real estate-construction .............         3,958,649       3,119,508
   Real estate-mortgage .................         5,095,247       4,304,024
                                                -----------      ----------
        Total commercial ................        13,686,403      11,791,311
                                                -----------      ----------
Retail:
   Real estate-mortgage .................         1,865,701       1,701,332
   Consumer loans - credit card .........           252,287         238,392
   Consumer loans - other ...............           691,557         757,626
                                                -----------      ----------
        Total retail ....................         2,809,545       2,697,350
                                                -----------      ----------
        Total loans .....................        16,495,948      14,488,661
                                                -----------      ----------
   Unearned income ......................           (31,034)        (24,752)
                                                -----------      ----------
        Total loans, net
         of unearned income .............       $16,464,914      14,463,909
                                                ===========      ==========

         Activity in the allowance for loan losses is summarized as follows:

                                                       DECEMBER 31
                                        ---------------------------------------
          (In thousands)                  2003             2002          2001
                                        ---------        -------        -------
Balance at beginning
 of year ..........................      $199,841        170,769        147,867
Allowance for loan losses of
 acquired/divested
 subsidiaries, net ................        10,534          7,967          6,217
Provision for losses on loans .....        71,777         65,327         51,673
Recoveries of loans
 previously charged off ...........         8,112          7,039          6,817
Loans charged off .................       (64,205)       (51,261)       (41,805)
                                        ---------        -------        -------
Balance at end of year ............     $ 226,059        199,841        170,769
                                        =========        =======        =======

         At December 31, 2003, the recorded investment in loans that were considered to be impaired was $101.8 million. Included in this amount is $44.3 million of impaired loans for which the related allowance is $12.0 million, and $57.5 million of impaired loans for which there is no related allowance determined in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." At December 31, 2003, impaired loans in the amount of $36.1 million were on nonaccrual status.

         At December 31, 2002, the recorded investment in loans that were considered to be impaired was $87.7 million. Included in this amount is $49.7 million of impaired loans for which the related allowance is $15.3 million, and $38.0 million of impaired loans for which there is no related allowance determined in accordance with SFAS No. 114. At December 31, 2002, impaired loans in the amount of $29.6 million were on nonaccrual status.

         The allowance for loan losses on impaired loans was primarily determined using the fair value of the loans' collateral, less estimated selling costs. The average recorded investment in impaired loans was approximately $96.6 million, $69.6 million, and $63.8 million for the years ended December 31, 2003, 2002, and 2001, respectively, and the related amount of interest income recognized during the period that such loans were impaired was approximately

F-14




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

$5.4 million, $3.9 million, and $3.2 million for the years ended December 31, 2003, 2002, and 2001, respectively.

         Loans on nonaccrual status amount to $67.2 million, $66.3 million, and $51.2 million at December 31, 2003, 2002, and 2001, respectively. If nonaccrual loans had been on a full accruing basis, interest income on these loans would have been increased by approximately $2.7 million, $2.5 million, and $3.0 million for the years ended December 31, 2003, 2002, and 2001, respectively.

         A substantial portion of the loans is secured by real estate in markets in which affiliate banks are located throughout Georgia, Alabama, Tennessee, South Carolina, and Florida. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio, and the recovery of a substantial portion of the carrying amount of real estate owned, are susceptible to changes in market conditions in these areas.

         In the ordinary course of business, Synovus' affiliate banks have made loans to certain executive officers and directors (including their associates) of the Parent Company and its significant subsidiaries, as defined. Significant subsidiaries consist of TSYS, Columbus Bank and Trust Company, and The National Bank of South Carolina. Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2003.

                      (In thousands)
Balance at December 31, 2002 .............................            $ 170,981
Adjustment for executive officer
 and director changes ....................................               (2,407)
                                                                      ---------
Adjusted balance at December 31, 2002 ....................              168,574
New loans ................................................              176,385
Repayments ...............................................             (150,484)
                                                                      ---------
Balance at December 31, 2003 .............................            $ 194,475
                                                                      =========

NOTE 5 CONTRACT ACQUISITION COSTS AND COMPUTER SOFTWARE

         Capitalized contract acquisition costs, consisting of conversion costs and payments for processing rights at TSYS, net of accumulated amortization, were $125.5 million and $123.7 million at December 31, 2003 and 2002, respectively. Amortization expense related to contract acquisition costs was $20.8 million, $14.1 million, and $6.6 million, for the years ended December 31, 2003, 2002, and 2001, respectively. Estimated future amortization expense related to contract acquisition costs for the next five years is: $24.5 million in 2004, $24.2 million in 2005, $21.1 million in 2006, $13.8 million in 2007, and $13.1 million in 2008.

         The weighted average estimated useful lives of payments for processing rights was approximately 9.95 years at December 31, 2003 with weighted average remaining useful lives of 6.41 years.

         The weighted average estimated useful lives of conversion costs was approximately 7.35 years at December 31, 2003 with weighted average remaining useful lives of 4.76 years.

         The following table summarizes TSYS' computer software at December 31, 2003 and 2002:

               (In thousands)                         2003          2002
                                                    ---------      -------
Purchased computer software ................        $ 324,117      236,196
TS(2) ......................................           33,049       33,049
Acquisition technology intangibles .........            3,700           --
Other capitalized software
 development costs .........................           99,541       80,666
                                                    ---------      -------
                                                      460,407      349,911
Less accumulated amortization ..............         (202,317)    (149,614)
                                                    ---------      -------
Computer software, net .....................        $ 258,090      200,297
                                                    =========      =======

         Amortization expense related to purchased and capitalized software development costs at TSYS was $52.7 million, $37.1 million, and $29.6 million for the years ended December 31, 2003, 2002, and 2001, respectively. Aggregate estimated amortization of computer software expense over the next five years is:
$41.6 million in 2004, $35.8 million in 2005, $34.5 million in 2006, $31.2 million in 2007 and $25.4 million in 2008.

         The weighted average estimated useful lives of purchased computer software was approximately 7.72 years at December 31, 2003 with weighted average remaining useful lives of 2.66 years.

         The weighted average estimated useful lives of acquisition technology intangibles was approximately 5.00 years at December 31, 2003 with weighted average remaining useful lives of 4.34 years.

         The weighted average estimated useful lives of software development costs was approximately 7.68 years at December 31, 2003 with weighted average remaining useful lives of 3.40 years.

         During 2001, TSYS ceased developing certain software projects. The projects were reevaluated to determine their utilization in a new customer service platform design plan. As a result, TSYS expensed $1.2 million of previously capitalized software development costs in salaries and other personnel and other operating expenses that were originally capitalized on this project.

NOTE 6 INTANGIBLE AND OTHER ASSETS

         Intangible assets (excluding goodwill) as of December 31, 2003 and 2002 are presented in the following table:

                                                 2003                              2002
                                   --------------------------------   -------------------------------
                                    GROSS                               GROSS
                                   CARRYING    ACCUMULATED            CARRYING  ACCUMULATED
         (In thousands)             AMOUNT    AMORTIZATION     NET     AMOUNT   AMORTIZATION     NET
                                   --------   ------------   ------   --------  ------------   ------
Purchased trust revenues           $  4,210        (725)      3,485     4,210        (444)      3,766
Acquired customer contracts           7,731      (1,253)      6,478     4,331        (252)      4,079
Employment contracts/                                            --                                --
non-competition agreements              491        (103)        388        91         (12)         79
Core deposit premiums                39,903     (19,523)     20,380    24,389     (15,444)      8,945
Intangibles associated with the
acquisition of minority
interest in TSYS                      2,846        (190)      2,656        --          --          --
Other                                   700        (117)        583        --          --          --
                                   --------   ---------      ------   -------   ---------      ------
Total carrying value               $ 55,881     (21,911)     33,970    33,021     (16,152)     16,869
                                   ========   =========      ======   =======   =========      ======

                                                                            F-15




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         Aggregate intangible assets amortization expense (excluding goodwill) for the years ended December 31, 2003, 2002, and 2001 was $5.8 million, $2.2 million, and $1.8 million, respectively. Estimated amortization expense for the next five years is: $5.9 million in 2004, $4.8 million in 2005, $7.2 million in 2006, $3.4 million in 2007, and $3.0 million in 2008.

         Significant balances included in other assets are company-owned life insurance programs and TSYS' investments in joint ventures.

         At December 31, 2003 and 2002, Synovus maintained certain company-owned life insurance programs with a carrying value of approximately $160.2 million and $149.1 million, respectively.

         Investments in joint ventures consist of TSYS' 49% investment in TSYS de Mexico and TSYS' 50% investment in Vital. Both investments are accounted for using the equity method. Other assets include $66.7 million and $54.2 million in recorded balances related to these investments at December 31, 2003 and 2002, respectively.

NOTE 7 INTEREST BEARING DEPOSITS

         A summary of interest bearing deposits at December 31, 2003 and 2002 is as follows:

             (In thousands)                  2003            2002
                                          -----------     ----------
Interest bearing demand deposits ......   $ 2,687,229      2,368,431
Money market accounts .................     4,057,545      3,314,126
Savings accounts ......................       524,845        437,723
Time deposits under $100,000 ..........     2,269,679      2,351,494
Time deposits of $100,000 or more .....     3,568,744      3,153,685
                                          -----------     ----------
    Total interest bearing deposits....   $13,108,042     11,625,459
                                          ===========     ==========

         Interest expense on time deposits of $100,000 or more for the years ended December 31, 2003, 2002, and 2001 was $94.2 million, $102.1 million, and $144.9 million, respectively.

         The following table presents scheduled maturities of time deposits at December 31, 2003:

(In thousands)

Maturing within one year ..............      $ 3,842,795
   between 1 - 2 years ................        1,164,764
        2 - 3 years ...................          305,606
        3 - 4 years ...................          212,270
        4 - 5 years ...................          142,151
        thereafter ....................          170,837
                                             -----------
                                             $ 5,838,423
                                             ===========

NOTE 8 LONG-TERM DEBT AND SHORT-TERM BORROWINGS

         Long-term debt at December 31, 2003 and 2002 consists of the following:

                                       (In thousands)                                               2003           2002
                                                                                                 ----------      ---------
Parent Company:

7.25% senior notes, due December 15, 2005, with semi-annual interest payments
  and principal to be paid at maturity .....................................................     $  200,000        200,000

4.875% senior notes, due February 15, 2013, with semi-annual interest payments
  and principal to be paid at maturity .....................................................        300,000             --

6.125% senior notes, due October 15, 2003, with semi-annual interest payments
  and principal to be paid at maturity .....................................................             --         75,000

LIBOR + 3.60% debentures due December 23, 2031 with quarterly interest payments
  and principal to be paid at maturity (rate of 4.70% at December 31, 2003) ................         10,453             --
                                                                                                 ----------      ---------
  Total long-term debt - Parent Company ....................................................        510,453        275,000

Subsidiaries:

Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2018 and interest rates ranging from 1.09% to 8.37% at December 31, 2003
  (weighted average interest rate is 3.27% at December 31, 2003) ...........................      1,020,345      1,061,065

Other notes payable and capital lease and software obligations payable with interest and principal payments due at various maturity dates through 2008 and interest rates ranging
  from 3.0% to 19.6% at December 31, 2003 ..................................................         44,979            135
                                                                                                 ----------      ---------
  Total long-term debt - subsidiaries ......................................................      1,065,324      1,061,200
                                                                                                 ----------      ---------
  Total long-term debt .....................................................................     $1,575,777      1,336,200
                                                                                                 ==========      =========

F-16




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         The provisions of the loan and security agreements associated with some of the promissory notes place certain restrictions, within specified limits, on payments of cash dividends, issuance of additional debt, creation of liens upon property, disposition of common stock or assets, and investments in subsidiaries. As of December 31, 2003, Synovus and its subsidiaries were in compliance with the covenants of the loan and security agreements.

         The Federal Home Loan Bank advances are secured by certain loans receivable of approximately $2.4 billion, as well as investment securities of approximately $209.9 million at December 31, 2003.

         Synovus has an unsecured line of credit with an unaffiliated bank for $25 million with an interest rate of 50 basis points above the short-term index, as defined. The line of credit requires an annual commitment fee of .125% on the average daily available balance and draws can be made on demand (subject to compliance with certain restrictive covenants). There were no advances outstanding at December 31, 2003 and 2002.

         Required annual principal payments on long-term debt for the five years subsequent to December 31, 2003 are shown on the following table:

(In thousands)     PARENT COMPANY         SUBSIDIARIES      TOTAL
--------------     --------------         ------------     -------
2004.........         $     --               256,550       256,550
2005.........          200,000               133,772       333,772
2006.........               --               196,387       196,387
2007.........               --               221,061       221,061
2008.........               --                57,258        57,258

         The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

      (In thousands)              2003            2002             2001
                               ----------       ---------       ---------
Balance at December 31 ...     $1,354,887       1,275,084       1,345,822
Weighted average interest
 rate at December 31 .....           0.93%           1.20%           1.67%
Maximum month end
 balance during the year .     $1,459,818       1,493,466       1,551,534
Average amount outstanding
 during the year .........     $1,101,216       1,131,455       1,153,878
Weighted average interest
 rate during the year ....           1.07%           1.65%           3.70%

NOTE 9 OTHER COMPREHENSIVE INCOME (LOSS)

         The components of other comprehensive income (loss) for the years ended December 31, 2003, 2002, and 2001, are as follows:

                                                   2003                            2002                            2001
                                     -------------------------------   -----------------------------   ----------------------------
                                      BEFORE-      TAX        NET OF   BEFORE-      TAX       NET OF   BEFORE-     TAX       NET OF
                                       TAX        EXPENSE      TAX      TAX       EXPENSE      TAX      TAX       EXPENSE     TAX
          (In thousands)              AMOUNT    OR BENEFIT    AMOUNT   AMOUNT    OR BENEFIT   AMOUNT   AMOUNT    OR BENEFIT  AMOUNT
                                     --------   ----------   -------   -------   ----------   ------   -------   ----------  ------
Net unrealized gain (loss)
  on cash flow hedges .............  $ (4,562)     1,789      (2,773)   (1,504)       513       (991)    9,821     (3,740)    6,081
Net unrealized gains (losses) on
  investment securities available
  for sale:
Net unrealized gains (losses)
    arising during the year .......   (29,505)    11,313     (18,192)   25,412     (9,677)    15,735    31,331    (11,931)   19,400
Reclassification adjustment
    for net gains realized
    in net income .................    (2,491)       959      (1,532)   (2,638)     1,016     (1,622)   (1,722)       663    (1,059)
                                     --------   --------     -------   -------   --------     ------   -------   --------    ------
Net unrealized gains (losses) .....   (31,996)    12,272     (19,724)   22,774     (8,661)    14,113    29,609    (11,268)   18,341
Foreign currency
  translation gains (losses) ......     9,379     (3,486)      5,893     5,728     (2,075)     3,653    (2,357)       869    (1,488)
                                     --------   --------     -------   -------   --------     ------   -------   --------    ------
Other comprehensive income (loss)..  $(27,179)    10,575     (16,604)   26,998    (10,223)    16,775    37,073    (14,139)   22,934
                                     ========   ========     =======   =======   ========     ======   =======   ========    ======

         On January 1, 2001, Synovus recorded a net-of-tax cumulative effect gain of $.8 million to recognize hedges at fair value upon adoption of SFAS No.
133. Cash settlements were $7.6 million, $6.3 million, and $2.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, all of which were included in earnings. During 2001, Synovus recorded cash settlements on terminated hedges of $3.3 million, which were deferred and are being amortized into earnings over the shorter of the remaining contract life or the maturity of the designated asset as an adjustment to interest income. There were no terminated cash flow hedges during 2003 or 2002. The corresponding amortization on these settlements was approximately $1.2 million, $1.0 million and $500 thousand in 2003, 2002 and 2001, respectively. The change in unrealized gains on cash flow hedges was approximately ($3.4) million in 2003, ($500) thousand in 2002 and $5.7 million in 2001.

NOTE 10 EARNINGS PER SHARE

         The following table displays a reconciliation of the information used in calculating basic and diluted earnings per share (EPS) for the years ended December 31, 2003, 2002, and 2001:

                                              2003                              2002                             2001
                                -------------------------------   -------------------------------   -------------------------------
                                           WEIGHTED      NET                 WEIGHTED     NET                  WEIGHTED     NET
    (In thousands,                NET       AVERAGE    INCOME       NET       AVERAGE    INCOME       NET       AVERAGE    INCOME
except per share data)           INCOME     SHARES    PER SHARE    INCOME     SHARES    PER SHARE    INCOME     SHARES    PER SHARE
                                --------   --------   ---------   --------   --------   ---------   --------   --------   ---------
BASIC EPS ...................   $388,925    302,010   $    1.29   $365,347    297,325   $    1.23   $311,616    290,304   $    1.07
Effect of dilutive options...                 2,918                             3,872                             5,546
                                           --------                          --------                          --------
DILUTED EPS .................   $388,925    304,928   $    1.28   $365,347    301,197   $    1.21   $311,616    295,850   $    1.05
                                ========   ========   =========   ========   ========   =========   ========   ========   =========

                                                                            F-17




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         The following represents options to purchase shares of Synovus common stock that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                                               WEIGHTED AVERAGE
         QUARTER                    NUMBER      EXERCISE PRICE
          ENDED                   OF SHARES       PER SHARE
----------------------------      ----------   ----------------
DECEMBER 31, 2003 ..........       2,609,500       $ 28.99
SEPTEMBER 30, 2003 .........       6,475,443       $ 27.13
JUNE 30, 2003 ..............      11,401,281       $ 25.05
MARCH 31, 2003 .............      11,577,418       $ 25.02
December 31, 2002 ..........      11,687,175       $ 25.02
September 30, 2002 .........       6,612,434       $ 27.45
June 30, 2002 ..............       2,637,500       $ 28.98
March 31, 2002 .............       2,607,500       $ 28.99
December 31, 2001 ..........       4,675,645       $ 27.87
September 30, 2001 .........           2,500       $ 32.57
March 31, 2001 .............           3,444       $ 28.12

NOTE 11 DERIVATIVE INSTRUMENTS, COMMITMENTS AND CONTINGENCIES

DERIVATIVE INSTRUMENTS

         As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. These derivative instruments consist of commitments to sell fixed-rate mortgage loans, interest rate swaps, and interest rate collars. The interest rate lock commitments made to prospective mortgage loan customers also represent derivative instruments since it is intended that such loans will be sold.

         At December 31, 2003, Synovus had commitments to fund fixed-rate mortgage loans to customers in the amount of $77 million. The fair value of these commitments at December 31, 2003 was $660 thousand.

         At December 31, 2003, outstanding commitments to sell fixed-rate mortgage loans amounted to approximately $153.5 million. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans for resale.

         The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates that generally do not exceed 90 days. The fair value of outstanding commitments to sell mortgage loans at December 31, 2003 was $(1.3) million.

         Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus will ordinarily enter into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. As of December 31, 2003, the notional amount of customer related derivative financial instruments was $351.5 million.

         Interest rate swap transactions generally involve the exchange of fixed and floating rate interest rate payment obligations without the exchange of underlying principal amounts. Entering into interest rate contracts involves not only interest rate risk, but also the risk of counterparties' failure to fulfill their legal obligations. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

         The notional amount of interest rate swap contracts was $912.5 million and $425.0 million as of December 31, 2003 and 2002, respectively. The estimated net unrealized gain on these interest rate contracts was $2.7 million and $8.6 million at December 31, 2003 and 2002, respectively.

         The interest rate contracts at December 31, 2003 are being utilized to hedge $570 million in floating rate loans, and $342.5 million in fixed-rate liabilities.

         A summary of interest rate contracts and their terms at December 31, 2003 and 2002 is shown on the following page. In accordance with the provisions of SFAS No. 133, the fair value (net unrealized gain) of these contracts has been recorded on the consolidated balance sheet beginning January 1, 2001.

         Synovus expects to reclassify from accumulated other comprehensive income approximately $3.7 million as net-of-tax earnings during the next twelve months, as the related payments for interest rate swaps and amortization of deferred gains are recorded.

         During 2001, Synovus terminated certain cash flow hedges which resulted in a net pre-tax gain of $3.3 million. Such gains were included as a component of accumulated other comprehensive income and are being amortized over the shorter of the remaining contract life or the maturity of the designated asset as an adjustment to interest income. The remaining unamortized deferred gain balances at December 31, 2003 and 2002 were $432 thousand and $1.7 million, respectively. There were no terminated cash flow hedges during 2003 or 2002.

LOAN COMMITMENTS AND LETTERS OF CREDIT

         Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

         The carrying amount of loan commitments and letters of credit closely approximates the fair value of such financial instruments. Carrying amounts include unamortized fee income and, in some instances, allowances for any estimated credit losses from these financial instruments. These amounts are not material to Synovus' consolidated balance sheet.

         As of December 31, 2003, Synovus had standby and commercial letters of credit in the amount of $2.0 billion. The standby letters of credit are conditional commitments issued by Synovus to guarantee the performance of a customer to a third party. The approximate terms of these commitments range from one to five years. Collateral is required to support letters of credit in accordance with management's evaluation of the creditworthiness of each customer.

         The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit, is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

F-18




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

                                                                     WEIGHTED                              NET
                                          WEIGHTED      WEIGHTED     AVERAGE                            UNREALIZED
                              NOTIONAL     AVERAGE      AVERAGE      MATURITY   UNREALIZED  UNREALIZED    GAINS
   (Dollars in thousands)      AMOUNT   RECEIVE RATE  PAY RATE (*)  IN MONTHS     GAINS       LOSSES     (LOSSES)
                              --------  ------------  ------------  ---------   ----------  ----------  ----------
DECEMBER 31, 2003
RECEIVE FIXED SWAPS:
FAIR VALUE HEDGES .........   $342,500      4.36%         1.16%         97      $    2,087    (2,703)       (616)
CASH FLOW HEDGES ..........    570,000      5.43%         4.00%         23           4,637    (1,280)      3,357
                              --------                                          ----------  --------    --------
TOTAL .....................   $912,500      5.03%         2.94%         51      $    6,724    (3,983)      2,741
                              ========                                          ==========  ========    ========
December 31, 2002
Receive fixed swaps:
Fair value hedges .........   $115,000      4.82%         1.34%         40      $    2,287      (429)      1,858
Cash flow hedges ..........    310,000      6.66%         4.25%         26           6,717        --       6,717
                              --------                                          ----------  --------    --------
Total .....................   $425,000      6.17%         3.46%         30      $    9,004      (429)      8,575
                              ========                                          ==========  ========    ========

(*) Variable pay rate based upon contract rates in effect at December 31, 2003 and 2002.

         Loan commitments and letters of credit at December 31, 2003 include the following:

(In thousands)

Standby and commercial letters of credit .....   $2,042,715
Undisbursed construction loans ...............    1,265,430
Unused credit card lines .....................    1,042,426
Other loan commitments .......................    2,674,832
                                                 ----------
   Total .....................................   $7,025,403
                                                 ==========

         Due to the short-term nature of the outstanding loan and letter of credit commitments, and the likelihood that when funded, these instruments will be indexed to then current market rates, the off-balance sheet value closely approximates fair value.

LEASE COMMITMENTS

         Synovus and its subsidiaries have entered into long-term operating leases for various facilities and computer equipment. Management expects that as these leases expire they will be renewed or replaced by similar leases.

         At December 31, 2003, minimum rental commitments under all such noncancelable leases for the next five years and thereafter are as follows:

(In thousands)

   2004 ..........................    $ 80,405
   2005 ..........................      86,269
   2006 ..........................      51,881
   2007 ..........................      23,273
   2008 ..........................       9,811
   Thereafter ....................      28,487
                                      --------
   Total .........................    $280,126
                                      ========

         Rental expense on computer equipment, including cancelable leases, was $93.6 million, $81.8 million, and $89.2 million for the years ended December 31, 2003, 2002, and 2001, respectively. Rental expense on facilities was $18.3 million, $15.3 million, and $16.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

CONTRACTUAL COMMITMENTS

         In the normal course of its business, TSYS maintains long-term processing contracts with its clients. These processing contracts contain commitments, including but not limited to, minimum standards and time frames against which its performance is measured. In the event that TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and/or certain clients may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.

LEGAL PROCEEDINGS

         Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, based in part upon the advice of legal counsel, all matters are not quantifiable, are believed to be adequately covered by insurance, or if not covered, are believed to be without merit or are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of Synovus if disposed of unfavorably.

         TSYS has received notification from the United States Attorneys' Office for the Northern District of California that the United States Department of Justice is investigating whether TSYS and/or one of its large credit card processing clients violated the False Claims Act, 31 U.S.C. Sections 3729-33, in connection with mailings made on behalf of the client from July 1997 through November 2001. Although the exact scope of the investigation is not clear, TSYS believes that the subject matter of the investigation relates to the U.S. Postal Service's Move Update Requirements. In general, the Postal Service's Move Update Requirements are designed to reduce the volume of mail that is returned to sender as undeliverable as addressed. In effect, these requirements provide, among other things, various procedures that may be utilized to maintain the accuracy of mailing lists in exchange for discounts on postal rates. TSYS has received a subpoena from the Office of the Inspector General of the U.S. Postal Service, and has produced documents responsive to the subpoena, and expects to provide further documentation to the government in connection with this investigation. TSYS intends to fully cooperate with the Department of Justice in the investigation and there can be no assurance as to the timing or outcome of the investigation, including whether the investigation will result in any criminal or civil fines, penalties, judgments or treble damage or other claims against TSYS. TSYS is not in a position to estimate whether or not any loss may arise out of this investigation. As a result, no reserve or accrual has been recorded in TSYS or Synovus' financial statements relating to this matter.

                                                                            F-19




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 12 REGULATORY REQUIREMENTS AND RESTRICTIONS

         The amount of dividends paid to the Parent Company from each of the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 2004, in the aggregate, without prior approval from the banking regulatory agencies, is approximately $224.4 million. In prior years, certain Synovus banks have received permission and have paid cash dividends to the Parent Company in excess of these regulatory limitations.

         Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Synovus on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets as defined, and of Tier I capital to average assets, as defined. Management believes that as of December 31, 2003, Synovus meets all capital adequacy requirements to which it is subject.

         As of December 31, 2003, the most recent notification from the Federal Reserve Bank of Atlanta categorized all of the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Synovus and its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table shown below. Management is not aware of the existence of any conditions or events occurring subsequent to December 31, 2003 which would affect the well-capitalized classification.

         The following table summarizes regulatory capital information at December 31, 2003 and 2002 on a consolidated basis and for each significant subsidiary, as defined.

                                                                                          TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                  ACTUAL            ADEQUACY PURPOSES        ACTION PROVISIONS
                                        -----------------------   ---------------------   -----------------------
      (Dollars in thousands)               2003         2002         2003        2002       2003            2002
                                        -----------   ---------   ---------   ---------   -------         -------
SYNOVUS FINANCIAL CORP.
Tier I capital ....................     $ 2,091,755   1,994,654     802,052     701,133       N/A             n/a
Total risk-based capital ..........       2,617,814   2,195,652   1,604,105   1,402,266       N/A             n/a
Tier I capital ratio ..............           10.43%      11.38%       4.00        4.00       N/A             n/a
Total risk-based capital ratio ....           13.06       12.53        8.00        8.00       N/A             n/a
Leverage ratio ....................           10.09       10.86        4.00        4.00       N/A             n/a
COLUMBUS BANK AND TRUST COMPANY
Tier I capital ....................     $   916,246     819,457     181,847     160,106   272,770         240,159
Total risk-based capital ..........         947,554     847,055     363,964     320,212   454,617         400,265
Tier I capital ratio ..............           20.15%      20.47%       4.00        4.00      6.00            6.00
Total risk-based capital ratio ....           21.84       21.16        8.00        8.00     10.00           10.00
Leverage ratio ....................           21.83       20.60        4.00        4.00      5.00            5.00
THE NATIONAL BANK OF SOUTH CAROLINA
Tier I capital ....................     $   229,302     204,949     101,378      87,689   152,067         131,533
Total risk-based capital ..........         258,943     231,909     202,756     175,377   253,445         219,222
Tier I capital ratio ..............            9.05%       9.35%       4.00        4.00      6.00            6.00
Total risk-based capital ratio ....           10.22       10.58        8.00        8.00     10.00           10.00
Leverage ratio ....................            8.32        8.61        4.00        4.00      5.00            5.00

n/a - the Prompt Corrective Action Provisions are applicable at the bank level only.

NOTE 13 EMPLOYMENT EXPENSES AND BENEFIT PLANS

         Synovus generally provides noncontributory money purchase, profit sharing, and 401(k) plans, which cover all eligible employees. Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. Aggregate contributions to these money purchase, profit sharing, and 401(k) plans for the years ended December 31, 2003, 2002, and 2001 were approximately $38.4 million, $45.8 million, and $47.0 million, respectively.

         Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. TSYS has established director and employee stock purchase plans, modeled after Synovus' plans, except that the funds are used to purchase outstanding shares of TSYS common stock. Synovus and TSYS contributed $9.5 million, $9.0 million, and $8.2 million, to these plans in 2003, 2002, and 2001, respectively.

         Synovus has entered into employment agreements with certain executive officers for past and future services which provide for current compensation in addition to salary in the form of deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The aggregate cost of these salary continuation plans and employment agreements is not material to the consolidated financial statements.

         Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

F-20




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 14 STOCK-BASED COMPENSATION

         Synovus has various stock option plans under which the Compensation Committee of the Board of Directors has the authority to grant stock options to Synovus employees. At December 31, 2003, Synovus had 10,751,186 shares of its authorized but unissued common stock reserved for future grants under the stock option plans. The general terms of the existing stock option plans include vesting periods ranging from two to three years and exercise periods ranging from five to ten years. Such stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant date.

         Synovus has granted performance-accelerated stock options to certain key executives. The exercise price per share is equal to the fair market value at the date of grant. The options are exercisable in equal installments when the per share market price of Synovus common stock exceeds $40, $45, and $50. However, all options may be exercised after seven years from the grant date.

         Summary information regarding these performance-accelerated stock options is presented below. There were no performance-accelerated stock options granted during 2003 or 2002.

                                                       OPTIONS
YEAR OPTIONS          NUMBER OF    EXERCISE PRICE    OUTSTANDING
  GRANTED           STOCK OPTIONS     PER SHARE      AT 12/31/03
------------        -------------  --------------    -----------
    2000              4,100,000    $17.69 - $18.06    4,100,000
    2001              2,600,000    $28.99             2,600,000

A summary of stock options outstanding as of December 31, 2003, 2002, and 2001 and changes during the years then ended is presented below:

                                                                2003                      2002                    2001
                                                       ----------------------    ---------------------   ---------------------
                                                                     WEIGHTED                 WEIGHTED                WEIGHTED
                                                                     AVERAGE                  AVERAGE                 AVERAGE
                                                                     EXERCISE                 EXERCISE                EXERCISE
                                                         SHARES       PRICE        SHARES       PRICE      SHARES      PRICE
                                                       ----------    --------    ----------   --------   ----------   --------
Options outstanding at beginning of period .......     25,874,237    $  19.59    25,578,818   $  19.44   23,219,413   $  16.87
Options granted ..................................      2,242,276       19.21     2,336,548      25.46    4,908,263      26.59
Options assumed in connection with acquisitions...        590,622        9.02       366,991      14.54      263,032      15.70
Options exercised ................................     (2,730,176)      10.93    (1,989,814)     10.03   (2,406,374)      9.99
Options cancelled ................................       (503,441)      19.94      (418,306)     20.72     (405,516)     19.72
                                                       ----------    --------    ----------   --------   ----------   --------
   Options outstanding at end of period ..........     25,473,518    $  20.23    25,874,237   $  19.59   25,578,818   $  19.44
                                                       ==========    ========    ==========   ========   ==========   ========
   Options exercisable at end of period ..........     12,722,235    $  17.54    13,646,001   $  16.47   11,707,401   $  14.57
                                                       ==========    ========    ==========   ========   ==========   ========

The following is a summary of stock options outstanding at December 31, 2003:

                                              OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                  ------------------------------------------------   ----------------------------
                                   NUMBER OF   WEIGHTED AVERAGE   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES            OPTIONS     REMAINING TERM     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
------------------------          ----------   ----------------   ----------------   ---------   ----------------
$ 1.75 - $ 4.31.........              17,644       3.7 years          $   2.28          17,644     $   2.28
$ 4.58 - $ 6.74.........             186,878       1.2 years          $   6.00         186,878     $   6.00
$ 7.50 - $11.21.........           1,851,639       3.0 years          $   9.29       1,851,639     $   9.29
$11.38 - $16.35.........           2,108,932       3.6 years          $  14.38       2,108,932     $  14.38
$17.69 - $26.50.........          18,671,275       6.3 years          $  20.90       8,557,142     $  20.38
$27.82 - $32.57.........           2,637,150       7.3 years          $  28.98              --           --

         In addition to the stock options described above, non-transferable, restricted shares of Synovus common stock have been awarded to certain key executives under key executive restricted stock bonus plans. The market value of the common stock at the date of issuance is included as a reduction of shareholders' equity in the consolidated balance sheet and is amortized as compensation expense using the straight-line method over the vesting period of the awards. Aggregate compensation expense with respect to the foregoing Synovus restricted stock awards was approximately $55 thousand, $114 thousand, and $299 thousand for the years ended December 31, 2003, 2002, and 2001, respectively. Summary information regarding outstanding restricted stock bonus plans at December 31, 2003 is presented below:

YEAR AWARDS             MARKET VALUE          VESTING
  GRANTED               AT AWARD DATE          PERIOD
-----------             -------------         -------
   2000                   $ 97,646            5 years
   2002                    177,786            5 years

                                                                            F-21




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

The following table provides aggregate information regarding grants under all Synovus equity compensation plans through December 31, 2003.

                                         (a)                                         (c)
                                 NUMBER OF SECURITIES          (b)              NUMBER OF SHARES
                                     TO BE ISSUED       WEIGHTED-AVERAGE     REMAINING AVAILABLE FOR
                                   UPON EXERCISE OF     EXERCISE PRICE OF      ISSUANCE EXCLUDING
                                     OUTSTANDING           OUTSTANDING          SHARES REFLECTED
       PLAN CATEGORY (1)               OPTIONS               OPTIONS              IN COLUMN (a)
------------------------------   --------------------   -----------------    -----------------------
Shareholder approved
  equity compensation plans(2)       24,841,299               $20.47                  10,751,186(3)

Non-shareholder approved
  equity compensation plans                  --                   --                          --
                                     ----------               ------                  ----------
Total                                24,841,299               $20.47                  10,751,186
                                     ==========               ======                  ==========

(1) Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 632,219 shares of common stock was issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2003. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2003 was $10.93. Synovus cannot grant additional awards under these assumed plans.

(2) Does not include an aggregate of 3,758 shares of restricted stock which will vest over the remaining years through 2007.

(3) Includes 10,751,186 shares available for future grants as restricted stock awards under the 2002 Plan.

NOTE 15 FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2003 and 2002. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

         The carrying and estimated fair values relating to derivative instruments and off-balance sheet financial instruments are summarized in Note 11.

         Cash and due from banks, interest earning deposits with banks, and federal funds sold are repriced on a short-term basis; as such, the carrying value closely approximates fair value.

         The fair value of mortgage loans held for sale is based on quoted prices from secondary market investors.

         The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Fixed rate commercial loans are further segmented into certain collateral code groupings. Mortgage loans are further segmented into fixed and adjustable-rate interest terms.

Commercial, mortgage, and other consumer loans with adjustable interest rates are assumed to be at fair value. Home equity loans have adjustable interest rates and are, therefore, assumed to be at fair value. The fair value of fixed-rate loans is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan.

         In accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", the fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         Short-term debt that matures within ten days is assumed to be at fair value. The fair value of other short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

                                                                 2003                     2002
                                                      ------------------------   -----------------------
                                                       CARRYING      ESTIMATED    CARRYING    ESTIMATED
                   (In thousands)                        VALUE      FAIR VALUE      VALUE     FAIR VALUE
                                                      -----------   ----------   ----------   ----------
Financial assets:
        Cash and due from banks ...................   $   696,030      696,030      741,092      741,092
        Interest earning deposits with banks ......         4,423        4,423        5,055        5,055
        Federal funds sold and securities purchased
         under resale agreements ..................       172,922      172,922       92,709       92,709
        Mortgage loans held for sale ..............       133,306      133,306      245,858      245,858
        Investment securities available for sale ..     2,529,257    2,529,257    2,237,725    2,237,725
        Loans, net ................................    16,238,855   16,322,005   14,264,068   14,382,106
Financial liabilities:
        Non-interest bearing deposits .............     2,833,567    2,833,567    2,303,375    2,303,375
        Interest bearing deposits .................    13,108,042   13,243,424   11,625,459   11,695,352
        Federal funds purchased and securities sold
         under repurchase agreements ..............     1,354,887    1,354,887    1,275,084    1,275,084
        Long-term debt ............................     1,575,777    1,636,893    1,336,200    1,404,118

F-22




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 16 INCOME TAXES

         For the years ended December 31, 2003, 2002, and 2001, income tax expense (benefit) consists of:

        (In thousands)             2003        2002        2001
                                 --------    -------     -------
Current:
   Federal ...................   $189,901    180,418     159,427
   State .....................      5,896     10,252       7,608
                                 --------    -------     -------
                                  195,797    190,670     167,035
                                 --------    -------     -------
Deferred:
   Federal ...................     19,137     14,277       9,551
   State .....................      7,642     (6,414)      1,791
                                 --------    -------     -------
                                   26,779      7,863      11,342
                                 --------    -------     -------
      Total income tax expense   $222,576    198,533     178,377
                                 ========    =======     =======

         Income tax expense as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income as a result of the following:

    (Dollars in thousands)           2003           2002         2001
                                  ---------       -------      -------
Taxes at statutory
  federal income tax rate .....   $ 214,025       197,358      171,498
Tax-exempt income .............      (4,553)       (4,420)      (3,986)
State income taxes, net of
  federal income tax benefit...       8,800         2,495        6,110
Minority interest .............       9,440         8,277        6,951
Tax credits ...................      (2,403)       (4,042)      (1,249)
Other, net ....................      (2,733)       (1,135)        (947)
                                  ---------       -------      -------
   Total income tax expense ...   $ 222,576       198,533      178,377
                                  =========       =======      =======
   Effective income tax rate...       36.40%        35.21        36.40
                                  =========       =======      =======

         At December 31, 2003 and 2002, Synovus had state income tax credit carryforwards of $7.4 million and $9.8 million, respectively. The credits will begin to expire in the year 2008. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets become deductible, management believes that it is more likely than not that Synovus will realize the benefits of these deductible differences, net of existing valuation allowances, at December 31, 2003. The valuation allowance for deferred tax assets was $1.4 million and $350 thousand at December 31, 2003 and 2002, respectively.

         For the year ended December 31, 2003, net deferred tax liabilities increased by $6.4 million as a result of the acquisitions of FNB, United Financial, and ESC. For the year ended December 31, 2002, net deferred tax liabilities decreased by $2.2 million as a result of the acquisitions of GLOBALT and Community Financial. As discussed in Note 2, Synovus has accounted for these acquisitions under the purchase method of accounting.

         The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2003 and 2002, are shown in the following table.

                         (In thousands)                               2003          2002
                                                                    ---------     --------
Deferred income tax assets:
Provision for losses on loans ...................................   $  93,930       81,029
State tax credits ...............................................       7,427        9,776
Deferred compensation ...........................................       2,423        3,263
Other assets ....................................................      21,756        9,607
                                                                    ---------     --------
   Total gross deferred income tax assets .......................     125,536      103,675
Less valuation allowance ........................................      (1,415)        (350)
                                                                    ---------     --------
   Total net deferred income tax assets .........................     124,121      103,325
                                                                    ---------     --------
Deferred income tax liabilities:
Differences in depreciation .....................................     (69,082)     (47,224)
Computer software development costs .............................     (45,270)     (40,105)
Net unrealized gain on investment securities available for sale..     (12,403)     (24,675)
Ownership interest in partnership ...............................      (4,071)      (4,800)
Net unrealized gain on cash flow hedges .........................      (1,438)      (3,227)
Foreign currency translation ....................................      (4,846)        (609)
Deferred revenue ................................................     (10,333)          --
Other liabilities ...............................................     (21,643)      (4,368)
                                                                    ---------     --------
   Total gross deferred income tax liabilities ..................    (169,086)    (125,008)
                                                                    ---------     --------
        Net deferred income tax liability .......................   $ (44,965)     (21,683)
                                                                    =========     ========

NOTE 17 OPERATING SEGMENTS

         Synovus has two reportable segments: Financial Services and Transaction Processing Services. The Financial Services segment provides financial services including banking, financial management, insurance, mortgage and leasing services through 40 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee. The Transaction Processing Services segment primarily provides electronic payment processing services and other related services to card-issuing institutions in the United States, Mexico, Canada, Honduras, Europe and the Caribbean. The significant accounting policies of the segments are described in the summary of significant accounting policies. All inter-segment services provided are charged at the same rates as those charged to unaffiliated customers. Such services are included in the results of operations of the respective segments and are eliminated to arrive at consolidated totals.

         Segment information for the years ended December 31, 2003, 2002, and 2001, is presented in the following table.

                                                                            F-23



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

                                                      FINANCIAL    TRANSACTION PROCESSING
        (In thousands)                        YEAR     SERVICES         SERVICES (a)         ELIMINATIONS   CONSOLIDATED
                                              ----   -----------   ----------------------    ------------   ------------
Interest income ..........................    2003   $ 1,061,522               747               (777)(b)     1,061,492
                                              2002     1,054,307             1,958             (1,225)(b)     1,055,040
                                              2001     1,130,888             2,542             (2,542)(b)     1,130,888

Interest expense .........................    2003       299,066               139               (777)(b)       298,428
                                              2002       338,725                36             (1,225)(b)       337,536
                                              2001       503,573                66             (2,542)(b)       501,097

Net interest income ......................    2003       762,456               608                 --           763,064
                                              2002       715,582             1,922                 --           717,504
                                              2001       627,315             2,476                 --           629,791

Provision for loan losses ................    2003        71,777                --                 --            71,777
                                              2002        65,327                --                 --            65,327
                                              2001        51,673                --                 --            51,673

Net interest income after provision ......    2003       690,679               608                 --           691,287
 for loan losses                              2002       650,255             1,922                 --           652,177
                                              2001       575,642             2,476                 --           578,118

Total non-interest income ................    2003       311,023         1,074,457            (16,151)(c)     1,369,329
                                              2002       269,194           979,900            (14,272)(c)     1,234,822
                                              2001       246,992           929,277            (12,052)(c)     1,164,217

Total non-interest expense ...............    2003       575,407           862,887            (16,151)(C)     1,422,143
                                              2002       515,518           798,224            (14,272)(c)     1,299,470
                                              2001       473,744           770,791            (12,052)(c)     1,232,483

Income before income taxes ...............    2003       426,295           212,178            (26,972)(d)       611,501
                                              2002       403,931           183,598            (23,649)(d)       563,880
                                              2001       348,890           160,962            (19,859)(d)       489,993

Income tax expense .......................    2003       151,709            70,867                 --           222,576
                                              2002       140,625            57,908                 --           198,533
                                              2001       123,498            54,879                 --           178,377

Net income ...............................    2003       274,586           141,311            (26,972)(d)       388,925
                                              2002       263,306           125,690            (23,649)(d)       365,347
                                              2001       225,392           106,083            (19,859)(d)       311,616

Total assets .............................    2003    20,715,606         1,000,836            (83,813)(e)    21,632,629
                                              2002    18,350,869           774,082            (88,705)(e)    19,036,246
                                              2001    16,047,941           661,926            (54,976)(e)    16,654,891

(a) Includes equity in income of joint ventures which is included in other operating income.

(b) Primarily interest on TSYS' cash deposits with the Financial Services segment and on TSYS' line of credit with a Synovus affiliate bank.

(c) Principally, electronic payment processing services provided by TSYS to the Financial Services segment.

(d) Minority interest in TSYS and GP Network Corporation (a TSYS subsidiary).

(e) Primarily, TSYS' cash deposits with the Financial Services segment.

         Segment information for the changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 is shown in the following table. There were no impairment losses for the years ended December 31, 2003 and 2002.

                                                              TRANSACTION
                                                  FINANCIAL   PROCESSING
          (In thousands)                          SERVICES     SERVICES     CONSOLIDATED
                                                  --------    -----------   ------------
BALANCE AS OF DECEMBER 31, 2001 .............     $ 23,363        3,608        26,971
Goodwill acquired ...........................       72,126           --        72,126
Other (*) ...................................           --           11            11
                                                  --------    ---------     ---------
BALANCE AS OF DECEMBER 31, 2002..............     $ 95,489        3,619        99,108
Goodwill acquired ...........................      123,753       25,992       149,745
Other (*) ...................................           --           15            15
                                                  --------    ---------     ---------
BALANCE AS OF DECEMBER 31, 2003..............     $219,242       29,626       248,868
                                                  ========    =========     =========

(*) Consists of foreign currency translation adjustments for GP Network Corporation.

F-24



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 18 CONDENSED FINANCIAL INFORMATION OF SYNOVUS FINANCIAL CORP. (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                       --------------------------
                        (In thousands)                                    2003            2002
                                                                       -----------      ---------
ASSETS
  Cash .............................................................   $       579            535
  Investment in consolidated bank subsidiaries (including TSYS).....     2,539,644      2,106,537
  Investment in consolidated nonbank subsidiaries ..................        30,707         31,666
  Notes receivable from bank subsidiaries ..........................       108,837        118,049
  Notes receivable from nonbank subsidiaries .......................           731          2,365
  Other assets .....................................................       125,724        101,962
                                                                       -----------      ---------
        Total assets ...............................................   $ 2,806,222      2,361,114
                                                                       ===========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
    Long-term debt .................................................    $  510,453        275,000
    Other liabilities ..............................................        50,730         45,261
                                                                       -----------      ---------
        Total liabilities ..........................................       561,183        320,261
                                                                       -----------      ---------
  Shareholders' equity:
    Common stock ...................................................       307,748        300,573
    Surplus ........................................................       442,931        305,718
    Treasury stock .................................................      (113,940)        (1,285)
    Unearned compensation ..........................................          (266)          (146)
    Accumulated other comprehensive income .........................        29,509         46,113
    Retained earnings ..............................................     1,579,057      1,389,880
                                                                       -----------      ---------
        Total shareholders' equity .................................     2,245,039      2,040,853
                                                                       -----------      ---------
        Total liabilities and shareholders' equity .................   $ 2,806,222      2,361,114
                                                                       ===========      =========

CONDENSED STATEMENTS OF INCOME

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                          -----------------------------------
                           (In thousands)                                                   2003          2002          2001
                                                                                          ---------      -------      -------
Income:
   Dividends received from bank subsidiaries (including TSYS) ..........................  $ 230,580      224,375      169,157
   Information technology fees from subsidiaries .......................................     62,301       61,784       60,597
   Securities gains (losses), net ......................................................       (209)           3          195
   Interest income .....................................................................     10,591        9,219       10,288
   Other income ........................................................................     21,873       24,646       10,589
                                                                                          ---------      -------      -------
        Total income ...................................................................    325,136      320,027      250,826
                                                                                          ---------      -------      -------
Expenses:
   Interest expense ....................................................................     31,807       19,594       19,293
   Other expenses ......................................................................    125,964      119,293      113,477
                                                                                          ---------      -------      -------
        Total expenses .................................................................    157,771      138,887      132,770
                                                                                          ---------      -------      -------
        Income before income taxes and equity in undistributed income of subsidiaries
        and equity-method investees ....................................................    167,365      181,140      118,056
Allocated income tax benefit ...........................................................    (23,832)     (17,376)     (19,633)
                                                                                          ---------      -------      -------
   Income before equity in undistributed income of subsidiaries
   and equity-method investees .........................................................    191,197      198,516      137,689
Equity in undistributed income of subsidiaries and equity-method investees .............    197,728      166,831      173,927
                                                                                          ---------      -------      -------
   Net income ..........................................................................  $ 388,925      365,347      311,616
                                                                                          =========      =======      =======

                                                                            F-25



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                         ---------------------------------
                              (In thousands)                                               2003         2002        2001
                                                                                         ---------    --------    --------
OPERATING ACTIVITIES
   Net income .........................................................................  $ 388,925     365,347     311,616
   Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed income of subsidiaries ...................................   (179,918)   (146,250)   (156,103)
     Equity in undistributed income of equity-method investees ........................    (17,810)    (20,581)    (17,824)
     Depreciation, amortization, and accretion, net ...................................     16,428      17,124      15,082
     Net increase (decrease) in other liabilities .....................................      5,469      (8,027)      9,552
     Net increase in other assets .....................................................    (23,762)    (16,969)    (21,446)
     Other, net .......................................................................    (11,330)     (7,611)       (561)
                                                                                         ---------    --------    --------
        Net cash provided by operating activities .....................................    178,002     183,033     140,316
                                                                                         ---------    --------    --------
INVESTING ACTIVITIES
   Net investment in subsidiaries .....................................................    (52,864)    (71,176)    (39,882)
   Purchase of treasury stock .........................................................   (112,655)         --          --
   Cash paid for acquisitions .........................................................    (80,400)         --          --
   Cash proceeds from sales of subsidiaries ...........................................      5,181      19,258          --
   Net decrease in short-term notes receivable from bank subsidiaries .................      9,212      20,789      11,628
   Net decrease (increase) in short-term notes receivable from nonbank subsidiaries ...      1,634      (1,865)      5,221
                                                                                         ---------    --------    --------
        Net cash used in investing activities .........................................   (229,892)    (32,994)    (23,033)
                                                                                         ---------    --------    --------
FINANCING ACTIVITIES
   Dividends paid to shareholders .....................................................   (194,177)   (169,107)   (142,083)
   Principal repayments on long-term debt .............................................    (81,959)         --      (1,240)
   Proceeds from issuance of long-term debt ...........................................    300,000          --          --
   Proceeds from issuance of common stock .............................................     28,070      19,047      26,546
                                                                                         ---------    --------    --------
        Net cash provided by (used in) financing activities ...........................     51,934    (150,060)   (116,777)
                                                                                         ---------    --------    --------
Increase (decrease) in cash ...........................................................         44         (21)        506
Cash at beginning of year .............................................................        535         556          50
                                                                                         ---------    --------    --------
Cash at end of year ...................................................................  $     579         535         556
                                                                                         =========    ========    ========

         For the years ended December 31, 2003, 2002, and 2001, the Parent Company paid income taxes (net of refunds received) of $175 million, $168 million, and $166 million, and interest in the amount of $26 million, $19 million, and $19 million, respectively, each year.

         On April 14, 2003, the Synovus board of directors approved a two-year $200 million share repurchase plan. Through December 31, 2003, 5.5 million shares have been purchased under this plan at a total cost of $112.7 million.

NOTE 19 SUPPLEMENTAL FINANCIAL DATA

         Components of other operating income and expenses in excess of 1% of total revenues for any of the respective years are as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                ---------------------------
               (In thousands)                    2003       2002      2001
                                                -------    ------    ------
Income:
    Earnings on equity-method investments....   $17,810    20,581    17,824
Expenses:
    Stationery, printing, and supplies ......    34,128    33,476    35,388
    Third-party processing services .........    27,518    26,805    28,691
    Telephone and communications ............    20,811    21,839    18,656

F-26


                                                                          [LOGO]

                            SYNOVUS FINANCIAL CORP.
                       REPORT OF FINANCIAL RESPONSIBILITY

         The management of Synovus Financial Corp. (Synovus) is responsible for the integrity and objectivity of the consolidated financial statements and other financial information presented in this report. These statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates by management.

         Synovus maintains internal accounting control policies and related procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and properly recorded, and that accounting records may be relied upon for the preparation of reliable published annual and interim financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management's judgment with respect to the relative cost and expected benefits of specific control measures. Synovus also maintains an internal auditing function which evaluates and reports on the adequacy and effectiveness of internal accounting controls and policies and procedures.

         KPMG LLP, independent auditors, are engaged to audit Synovus' consolidated financial statements.

         The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with Synovus management, internal auditors, and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls. Both the internal auditors and the independent auditors have unrestricted access to the Audit Committee.

/s/ JAMES H. BLANCHARD

James H. Blanchard
Chief Executive Officer

/s/ THOMAS J. PRESCOTT

Thomas J. Prescott
Executive Vice President and Chief Financial Officer

February 20, 2004

                                                                            F-27


                                                                          [LOGO]

[KPMG LOGO]                                           303 Peachtree Street, N.E.
                                                      Suite 2000
                                                      Atlanta, GA 30308

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Synovus Financial Corp.:

         We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries (Synovus) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of Synovus' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1 to the consolidated financial statements, Synovus changed its method of accounting for goodwill in 2002 and its method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

February 20, 2004

F-28



SELECTED FINANCIAL DATA                                                   [LOGO]

(Amounts in thousands, except per share data)

                                                                                  YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------------
                                                             2003           2002          2001           2000          1999
                                                          -----------    -----------   -----------    -----------   -----------
INCOME STATEMENT:
   Total revenues (a) .................................   $ 2,129,902      1,949,688     1,792,286      1,626,966     1,457,027
   Net interest income ................................       763,064        717,504       629,791        562,332       513,294
   Provision for losses on loans ......................        71,777         65,327        51,673         44,341        34,007
   Non-interest income ................................     1,369,329      1,234,822     1,164,217      1,065,415       944,935
   Non-interest expense ...............................     1,422,143      1,299,470     1,232,483      1,155,176     1,061,719
   Net income .........................................       388,925        365,347       311,616        262,557       225,307

PER SHARE DATA:
   Net income - basic .................................          1.29           1.23          1.07           0.93          0.80
   Net income - diluted ...............................          1.28           1.21          1.05           0.92          0.80
   Cash dividends declared ............................          0.66           0.59          0.51           0.44          0.36
   Book value .........................................          7.43           6.79          5.75           4.98          4.35

BALANCE SHEET:
   Investment securities ..............................     2,529,257      2,237,725     2,088,287      2,077,928     1,993,957
   Loans, net of unearned income ......................    16,464,914     14,463,909    12,417,917     10,751,887     9,068,239
   Deposits ...........................................    15,941,609     13,928,834    12,146,198     11,161,710     9,440,087
   Long-term debt .....................................     1,575,777      1,336,200     1,052,943        840,859       318,620
   Shareholders' equity ...............................     2,245,039      2,040,853     1,694,946      1,417,171     1,226,669
   Average total shareholders' equity .................     2,166,777      1,855,492     1,548,030      1,303,634     1,165,426
   Average total assets ...............................    20,412,853     17,414,654    15,375,004     13,466,385    11,438,696

PERFORMANCE RATIOS AND OTHER DATA:
   Return on average assets ...........................          1.91%          2.10          2.03%          1.95          1.97
   Return on average equity ...........................         17.95          19.69         20.13          20.14         19.33
   Net interest margin ................................          4.26           4.65          4.65           4.70          5.07
   Efficiency ratio (b) ...............................         53.34          52.07         53.80          55.35         58.15
   Dividend payout ratio (c) ..........................         51.56          48.76         48.57          47.83         45.00
   Average shareholders' equity to average assets .....         10.61          10.65         10.07           9.68         10.19
   Average shares outstanding, basic ..................       302,010        297,325       290,304        283,552       280,016
   Average shares outstanding, diluted ................       304,928        301,197       295,850        286,882       283,355

(a) Consists of net interest income and non-interest income, excluding securities gains (losses).

(b) For the Financial Services segment.

(c) Determined by dividing dividends declared per share (excluding pooled subsidiaries) by diluted net income per share.

                                                                            F-29



FINANCIAL REVIEW                                                          [LOGO]

EXECUTIVE SUMMARY

         The following financial review provides a discussion of Synovus' financial condition, changes in financial condition, and results of operations as well as a summary of Synovus' critical accounting policies. This section should be read in conjunction with the preceding audited consolidated financial statements and accompanying notes.

ABOUT OUR BUSINESS

         Synovus is a diversified financial services holding company, based in Columbus, Georgia, with more than $21 billion in assets. Synovus operates two business segments: the Financial Services and the Transaction Processing Services segments. The FINANCIAL SERVICES segment provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 decentralized affiliate banks and other Synovus offices in five southeastern states. At December 31, 2003, our affiliate banks ranged in size from $100 million to $4 billion in total assets. The TRANSACTION PROCESSING SERVICES segment provides electronic payment processing services through our 81% owned subsidiary Total System Services, Inc. (TSYS), the world's largest third party processor of international payments. Our ownership in TSYS gives us a unique mix: for 2003, 50% of our consolidated revenues and 29% of our net income came from TSYS.

OUR KEY FINANCIAL PERFORMANCE INDICATORS

         In terms of how we measure success in our business, the following are our key financial performance indicators:

FINANCIAL SERVICES

         -    Net Interest Margin    -    Fee Income Growth
         -    Loan Growth            -    Expense Management
         -    Credit Quality

TSYS

         -    Revenue Growth         -    Expense Management

2003 FINANCIAL PERFORMANCE VS. 2002

CONSOLIDATED

         -    Net income $388.9 million, up 6.5%

         -    Diluted EPS $1.28, up 5.2%

FINANCIAL SERVICES

         -    Net interest margin: 4.26% compared to 4.65% in 2002

         - Loan growth: 13% (9% excluding acquisitions; this measure is referred to below as "organic loan growth")

         -    Credit quality: Ended the year in a very positive fashion:

              - Nonperforming assets ratio of .58%, down from .64% at year-end 2002, and

              - Past dues over 90 days as a percentage of total loans of .13% compared to .21% at year-end 2002, and

              -   Net charge-off ratio of .36%, compared to .33% for 2002.

         -    Fee income growth: 15.5%

         -    Net overhead ratio: Improved to 1.36% from 1.48% in 2002.

         -    Net income growth: 4.3%

TSYS

         -    Revenue growth before reimbursable items: 14.4%

         -    Net income growth: 12.1%

         2003 was one of our strongest years in terms of financial performance. The highlights for the year include organic loan growth of 9% (higher than most of our industry peers), outstanding credit quality (both the nonperforming assets ratio and past dues were lower than the previous year and continue to compare favorably to industry averages), the stabilization of the net interest margin, a record performance by our mortgage unit, and a successful year at TSYS (12.1% net income growth which was in line with expectations). The biggest challenge for us in 2003 was to stabilize the net interest margin in a year when interest rates were at the lowest level they have been in 45 years. We succeeded in this effort and reversed the declining trend in the fourth quarter of 2003, when the net interest margin increased for the first time in eight quarters. For the year, the net interest margin was 4.26%, a 39 basis point (b.p.) decline from the 2002 margin of 4.65%. This decline was due to the 55 b.p. decrease in the average prime rate for the year and a strong preference on behalf of our customers for variable rate loans. Net interest income represents approximately 40% of our revenues. A net interest margin compression like the one we experienced in 2003 has a significant impact on our earnings growth. This is why even though 2003 was one of our strongest years in terms of financial performance, our earnings growth was lower than the levels we have traditionally experienced. Another factor that impacted the year-over-year earnings growth rate was the $9.4 million after-tax gain from the sale of four banking locations recorded in the fourth quarter of 2002.

         Our team members met the challenges of 2003 and we believe that we are well positioned for 2004 with momentum on many fronts.

CRITICAL ACCOUNTING POLICIES

         The accounting and financial reporting policies of Synovus conform to accounting principles generally accepted in the United States of America and to general practices within the banking and electronic payment processing industries. Following is a description of the accounting policies applied by Synovus which are deemed "critical". In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on Synovus' financial statements. Synovus' financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses:

         The allowance for loan losses is determined based on an analysis which assesses the risk within the loan portfolio. The two most significant judgments or estimates made in the determination of the allowance for loan losses are the risk ratings for loans in the commercial loan portfolio and the valuation of the collateral for loans that are classified as impaired loans.

         Commercial Loans - Risk Ratings

         Commercial loans are assigned a risk rating on a 9 point scale. For commercial loans that are not considered impaired, the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Commercial loans that are not impaired represented 82% of total loans at December 31, 2003. The corresponding allowance for these loans was $145.5 million. The rating process is subject to certain subjective factors and estimates. Synovus uses a well-defined risk rating methodology, and has established policies that require "checks and balances" to manage the risks inherent in estimating loan losses.

         The risk ratings are based on the borrowers' credit risk profile, considering factors such as debt service history and capacity, inherent risk in the credit (e.g., based on industry type and source of repayment), and collateral position. Ratings 6 through 9 are modeled after the bank regulatory classifications of special mention, substandard, doubtful, and loss. Loss percentage factors are based on historical loss rates, bank regulatory guidance, and Synovus' assessment of losses within each risk rating. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

F-30


FINANCIAL REVIEW                                                          [LOGO]

         Each loan is assigned a risk rating during the approval process. This process begins with a rating recommendation from the loan officer responsible for originating the loan. The rating recommendation is subject to approvals from other members of management and/or loan committees depending on the size and type of credit. Ratings are re-evaluated at least every twelve months in connection with the loan review process at each affiliate bank. Additionally, an independent holding company credit review function evaluates each affiliate bank's risk rating process at least every twelve to eighteen months.

         Collateral Valuation

         A majority of our impaired loans are collateral dependent. The allowance for loan losses on these loans is determined based upon fair value estimates (net of selling costs) of the respective collateral. The actual losses on these loans could differ significantly if the fair value of the collateral is different from the estimates used by Synovus in determining the allocated allowance. Most of our collateral-dependent impaired loans are secured by real estate. The fair value of these real estate properties is generally determined based upon appraisals performed by a certified or licensed appraiser. Management also considers other factors or recent developments which could result in adjustments to the collateral value estimates indicated in the appraisals.

         Loss Factors

         The allocated allowance for retail loans is generally determined by segregating the retail loan portfolio into pools of homogeneous loan categories. Loss factors applied to these pools are generally based on average historical losses for the previous two years and current delinquency trends. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

         Other

         Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses and corresponding credit costs. The depth, duration, and dispersion of any economic recession all have an impact on the credit risk profile of the loan portfolio. Additionally, a rapidly rising interest rate environment could as well have a material impact on certain borrowers' ability to pay.

Revenue Recognition:

         TSYS' electronic payment processing revenues are derived from long-term processing contracts with financial and nonfinancial institutions and are recognized as the services are performed. Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed annual revenue minimums. The original terms of processing contracts generally range from three to ten years in length.

         On March 3, 2003, TSYS announced that Bank One selected TSYS to upgrade its credit card processing. Under the long-term software licensing and services agreement, TSYS will provide electronic payment processing services to Bank One's credit card accounts for at least two years beginning in the second half of 2004 (excluding statement and card production services), and then TSYS will license a modified version of its TS2 consumer and commercial card software to Bank One under a perpetual license with a six year payment term. TSYS uses the percentage-of-completion accounting method for its agreement with Bank One.

         TSYS recognizes software license revenue in accordance with Statement of Position No. (SOP) 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions." For software licenses for which any services rendered are not considered essential to the functionality of the software, revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of the fee is considered probable, (3) the fee is fixed or determinable, and (4) vendor specific objective evidence (VSOE) exists to allocate revenue to the undelivered elements of the arrangement.

         When services are considered essential to the functionality of the software licensed, revenues are recognized over the period that such services will be performed using the percentage-of-completion method in accordance with SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Progress during the period services are performed is measured by the percentage of costs incurred to date to estimated total costs for each arrangement. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. For license arrangements in which the fee is not fixed or determinable, the license revenue is recognized as payments become due.

         TSYS' other service revenues are derived from recovery collections work, bankruptcy process management, legal account management, skip tracing, commercial printing activities and customer relationship management services, such as call center activities for card activation and balance transfer requests. The contract terms for these services are generally shorter term in nature as compared with TSYS' long-term processing contracts. Revenue is recognized on these other services either on a per unit or a fixed price basis. TSYS uses the percentage-of-completion method of accounting for its fixed price contracts, and progress is measured by the percentage of costs incurred to date to estimated total costs for each arrangement. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined.

Contract Acquisition Costs:

         TSYS capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion costs, are amortized using the straight-line method over the contract term beginning when the client's cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.

         The amortization of contract acquisition costs associated with cash payments is recorded as a reduction of electronic payment processing services revenues in the consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in the consolidated statements of income. TSYS evaluates the carrying value of contract acquisition costs for impairment for each customer on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.

         These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients, or if TSYS' actual results differ from its estimates of future cash flows.

Software Development Costs:

         In accordance with Financial Accounting Standards Board (FASB) Statement No. 86, "Computer Software to be Sold, Leased or otherwise Marketed," software development costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when TSYS has completed a detail program design and has determined that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. TSYS evaluates the unamortized cap-

                                                                            F-31



FINANCIAL REVIEW                                                          [LOGO]

italized costs of software development as compared to the net realizable value of the software product which is determined by future undiscounted net operating cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years, or (2) the ratio of current revenues to total anticipated revenue over its useful life.

         TSYS also develops software that is used internally. These software development costs are capitalized based upon the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Internal-use software development costs are capitalized once (a) the preliminary project stage is completed, (b) management authorizes and commits to funding a computer software project, and (c) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting these qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to seven years.

         Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

Transaction Processing Provisions:

         TSYS has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of TSYS' contracts with large clients contain service level agreements, which can result in TSYS incurring performance penalties if contractually required service levels are not met. When providing these accruals, TSYS takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in its contracts, progress towards milestones, and known processing errors not covered by insurance.

         These accruals are included in other liabilities in the accompanying consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other non-interest expense in the consolidated statements of income, and payments or credits for performance penalties and processing errors are charged against the accrual.

ACQUISITIONS

         Table 1 summarizes the acquisitions completed during the past three years.

TABLE 1 ACQUISITIONS
(Dollars in thousands)

                                                                  TOTAL         SHARES                          ACCOUNTING
     COMPANY AND LOCATION                       DATE              ASSETS        ISSUED        CASH               TREATMENT
----------------------------------        -----------------      --------      ---------    --------       ---------------------
Enhancement Services Corporation..        April 28, 2003         $ 43,230             --    $ 36,000       Purchase
   Roswell, Georgia
United Financial Holdings, Inc. ..        February 28, 2003      $490,000      2,388,087    $ 34,000       Purchase
   St. Petersburg, Florida
FNB Newton Bancshares, Inc. ......        February 27, 2003      $445,000      2,253,627    $ 46,400       Purchase
   Covington, Georgia
Community Financial Group, Inc. ..        July 31, 2002          $557,000      3,065,235          --       Purchase
   Nashville, Tennessee
GLOBALT, Inc. ....................        May 31, 2002           $ 23,000        702,433          --       Purchase
   Atlanta, Georgia
FABP Bancshares, Inc. ............        December 7, 2001       $304,000      3,539,751          --       Pooling (Non-restated)
   Pensacola, Florida
Creative Financial Group, Ltd. ...        February 28, 2001      $    150        937,701          --       Pooling (Non-restated)
   Atlanta, Georgia
Carolina Southern Bank............        February 16, 2001      $200,000      3,188,558          --       Pooling (Non-restated)
   Spartanburg, South Carolina

This information is discussed in further detail in Note 2 of the consolidated financial statements.

EARNING ASSETS, SOURCES OF FUNDS, AND NET INTEREST INCOME

         Average total assets for 2003 were $20.4 billion or 17.2% over 2002 average total assets of $17.4 billion. Average earning assets for 2003 were $18.1 billion, which represented 88.6% of average total assets. Average earning assets increased $2.5 billion, or 16.2%, over 2002. The $2.5 billion increase consisted primarily of a $2.2 billion increase in average net loans and a $238 million increase in average investment securities balances. The primary funding sources for this earning asset growth were a $2.2 billion increase in average deposits and a $454 million increase in average long-term debt. Average shareholders' equity for 2003 was $2.2 billion.

         For 2002, average total assets increased $2.0 billion, or 13.3%. Average earning assets for 2002 were $15.6 billion, which represented 89.4% of average total assets. For more detailed information on the average balance sheets for the years ended December 31, 2003, 2002, and 2001, refer to Table 3.

         Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from deposit and other sources and investing those funds in loans and investment securities. Our long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.

         Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 2). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing liabilities.

         Net interest income for 2003 was a record $763.1 million, up $45.6 million, or 6.3%, from 2002. On a taxable-equivalent basis, net interest income was $770.5 million, up $45.7 million, or 6.3%, over 2002. During 2003, average interest earning assets increased

F-32



FINANCIAL REVIEW                                                          [LOGO]

$2.5 billion, or 16.2%, with the majority of this increase attributable to loan growth. Increases in the level of deposits and long-term debt were the primary funding sources for the increase in earning assets.

         The net interest margin was 4.26% for 2003, down 39 basis points from 2002. This decrease resulted from a 91 basis point decrease in the yield on earning assets, which was partially offset by a 52 basis point decrease in the effective cost of funds, which includes non-interest bearing demand deposits. The primary earning assets of the Company, loans and investment securities, experienced declines in yields during 2003. Loan yields decreased 82 basis points, primarily due to a 55 basis point decrease in the average prime rate and a customer-driven shift in the loan portfolio to a higher level of variable rate loans. Due to customer demand, all of the Company's loan growth was in the form of variable rate loans, primarily indexed to the prime rate. Due to historically low short-term rates and a steep yield curve, these loans are currently lower yielding than fixed rate loans. Investment security yields declined 149 basis points, primarily due to lower reinvestment yields and a higher level of prepayments. High levels of prepayment activity resulted in accelerated premium amortization and a greater volume of funds to reinvest at lower yields, both of which had a negative impact on realized securities yields.

         During 2003, the downward trend in the margin began to moderate with the margin bottoming at 4.22% in the third quarter. The fourth quarter margin improved four basis points to 4.26%, the first increase in eight quarters with corporate initiatives to improve loan and deposit pricing being a primary driver of the improvement. Continued solid core deposit growth, particularly in demand deposit and money market accounts, has also proven beneficial to the margin. Assuming an unchanged prime rate for 2004, Synovus expects the 2004 margin to remain stable compared to 2003. Any increase in the prime rate should have a positive impact on the margin due to the significant level of variable rate loans currently on the balance sheet.

         During 2002, the margin experienced a moderate declining trend, decreasing from a first quarter level of 4.77% to a 4.53% level in the fourth quarter. This decline was due to several factors, including repricing of fixed rate assets and the impact of a 50 basis point decline in the prime rate in November. An additional factor impacting the margin was the composition of Synovus' earning assets growth. Substantially all of our earning assets growth was in the form of floating rate loans primarily tied to the prime rate. With the steep yield curve and historically low short-term rates, these loans were moderately lower yielding during the year which put downward pressure on the net interest margin.

TABLE 2 NET INTEREST INCOME

                                   YEARS ENDED DECEMBER 31,
                             ------------------------------------
(In thousands)                  2003         2002         2001
                             ----------   ----------   ----------
Interest income ..........   $1,061,492    1,055,040    1,130,888
Taxable-equivalent
  adjustment .............        7,388        7,265        7,249
                             ----------    ---------    ---------
  Interest income,
    taxable-equivalent ...    1,068,880    1,062,305    1,138,137
Interest expense .........      298,428      337,536      501,097
  Net interest income,
                             ----------    ---------    ---------
    taxable-equivalent ...   $  770,452      724,769      637,040
                             ==========    =========    =========

                                                                            F-33


FINANCIAL REVIEW                                                          [LOGO]

TABLE 3 CONSOLIDATED AVERAGE BALANCES, INTEREST, AND YIELDS

                                                              2003                                  2002
                                               -----------------------------------    ----------------------------------
                                                  AVERAGE                   YIELD/       AVERAGE                  YIELD/
(Dollars in thousands)                            BALANCE      INTEREST     RATE         BALANCE      INTEREST     RATE
                                               ------------  ----------     ------    ------------  -----------   ------
ASSETS
INTEREST EARNING ASSETS:
  Taxable loans, net (a)(b) ..............     $ 15,556,295     948,351      6.10%    $ 13,312,986     920,595     6.92%
  Tax-exempt loans, net (a)(b)(c) ........           69,924       4,950      7.08           67,759       4,609     6.80
  Allowance for loan losses ..............         (220,004)         --        --         (184,253)         --       --
                                               ------------  ----------               ------------  ----------
     Loans, net ..........................       15,406,215     953,301      6.19       13,196,492     925,204     7.01
                                               ------------  ----------               ------------  ----------
  Taxable investment securities ..........        2,065,924      83,727      4.05        1,829,301     103,688     5.67
  Tax-exempt investment securities (c) ...          235,401      16,920      7.19          233,537      17,167     7.35
                                               ------------  ----------               ------------  ----------
     Total investment securities .........        2,301,325     100,647      4.37        2,062,838     120,855     5.86
                                               ------------  ----------               ------------  ----------
  Interest earning deposits with banks ...            4,515          25      0.55            3,857          51     1.31
  Federal funds sold and securities
    purchased under resale agreements ....          111,893       1,546      1.38           71,389       1,538     2.12
  Mortgage loans held for sale ...........          254,240      13,361      5.26          229,073      14,657     6.40
                                               ------------  ----------               ------------  ----------
     Total interest earning assets .......       18,078,188   1,068,880      5.91       15,563,649   1,062,305     6.82
                                               ------------  ----------     -----     ------------  ----------    -----
  Cash and due from banks ................          594,097                                489,389
  Premises and equipment, net ............          714,255                                596,527
  Other real estate ......................           28,273                                 22,147
  Other assets (d) .......................          998,040                                742,942
                                               ------------                           ------------
     Total assets ........................     $ 20,412,853                           $ 17,414,654
                                               ============                           ============
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Interest bearing demand deposits .......     $  2,515,161      17,779      0.71     $  2,035,917      19,532     0.96
  Money market accounts ..................        3,695,601      41,086      1.11        3,058,174      50,594     1.65
  Savings deposits .......................          502,246       1,243      0.25          446,205       2,431     0.54
  Time deposits ..........................        5,848,271     157,453      2.69        5,346,391     188,099     3.52
  Federal funds purchased and
    securities sold under
    repurchase agreements ................        1,101,216      11,829      1.07        1,131,455      18,639     1.65
  Other borrowed funds ...................        1,639,487      69,038      4.21        1,185,200      58,241     4.85
                                               ------------  ----------               ------------  ----------
     Total interest bearing liabilities ..       15,301,982     298,428      1.95       13,203,342     337,536     2.55
                                               ------------  ----------     -----     ------------  ----------    -----
     SPREAD RATE .........................                                   3.96%                                 4.27%
                                                                            =====                                 =====
Non-interest bearing demand deposits .....        2,501,539                              1,983,131
Other liabilities ........................          442,555                                372,689
Shareholders' equity .....................        2,166,777                              1,855,492
                                               ------------                           ------------
     Total liabilities and
       shareholders' equity ..............     $ 20,412,853                           $ 17,414,654
                                               ============                           ============
NET INTEREST INCOME/MARGIN ...............                      770,452      4.26%                     724,769     4.65%
                                                                            =====                                 =====
Taxable-equivalent adjustment ............                       (7,388)                                (7,265)
                                                             ----------                             ----------
Net interest income, actual ..............                   $  763,064                             $  717,504
                                                             ==========                             ==========

                                                                2001
                                               --------------------------------------
                                                  AVERAGE                    YIELD/
(Dollars in thousands)                             BALANCE      INTEREST      RATE
                                               ------------    ----------    ------
ASSETS
INTEREST EARNING ASSETS:
  Taxable loans, net (a)(b) ..............     $ 11,487,866       986,090     8.58%
  Tax-exempt loans, net (a)(b)(c) ........           55,230         4,938     8.94
  Allowance for loan losses ..............         (158,488)           --       --
                                               ------------    ----------
     Loans, net ..........................       11,384,608       991,028     8.70
                                               ------------    ----------
  Taxable investment securities ..........        1,787,515       111,062     6.21
  Tax-exempt investment securities (c) ...          232,312        17,223     7.41
                                               ------------    ----------
     Total investment securities .........        2,019,827       128,285     6.35
                                               ------------    ----------
  Interest earning deposits with banks ...            4,862           211     4.34
  Federal funds sold and securities
    purchased under resale agreements ....           92,868         4,397     4.73
  Mortgage loans held for sale ...........          198,395        14,216     7.17
                                               ------------    ----------
     Total interest earning assets .......       13,700,560     1,138,137     8.31
                                               ------------    ----------    -----
  Cash and due from banks ................          429,024
  Premises and equipment, net ............          545,637
  Other real estate ......................           15,002
  Other assets (d) .......................          684,781
                                               ------------
     Total assets ........................     $ 15,375,004
                                               ============
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Interest bearing demand deposits .......     $  1,654,570        30,956     1.87
  Money market accounts ..................        2,354,665        76,958     3.27
  Savings deposits .......................          419,074         5,682     1.36
  Time deposits ..........................        5,229,961       291,065     5.57
  Federal funds purchased and
    securities sold under
    repurchase agreements ................        1,153,878        42,643     3.70
  Other borrowed funds ...................          909,963        53,793     5.90
                                               ------------    ----------
     Total interest bearing liabilities ..       11,722,111       501,097     4.27
                                               ------------    ----------    -----
     SPREAD RATE .........................                                    4.04%
                                                                             =====
Non-interest bearing demand deposits .....        1,693,911
Other liabilities ........................          410,952
Shareholders' equity .....................        1,548,030
                                               ------------
     Total liabilities and
       shareholders' equity ..............     $ 15,375,004
                                               ============
NET INTEREST INCOME/MARGIN ...............                        637,040     4.65%
                                                                             =====
Taxable-equivalent adjustment ............                         (7,249)
                                                               ----------
Net interest income, actual ..............                     $  629,791
                                                               ==========

(a) Average loans are shown net of unearned income. Nonperforming loans are included.

(b) Interest income includes loan fees as follows: 2003 - $65.7 million; 2002 - $59.7 million; 2001 - $50.3 million.

(c) Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

(d) Includes average net unrealized gains on investment securities available for sale of $48.8 million, $53.6 million, and $39.2 million for the years ended December 31, 2003, 2002, and 2001, respectively.

F-34



FINANCIAL REVIEW                                                          [LOGO]

TABLE 4 RATE/VOLUME ANALYSIS

                                                2003 COMPARED TO 2002                  2002 COMPARED TO 2001
                                         -----------------------------------    -----------------------------------
                                                    CHANGE DUE TO (a)                   CHANGE DUE TO (a)
                                         -----------------------------------    -----------------------------------
                                                       YIELD/         NET                     YIELD/        NET
(In thousands)                             VOLUME       RATE         CHANGE      VOLUME        RATE        CHANGE
                                         ---------    ---------    ---------    ---------    ---------    ---------
Interest earned on:
  Taxable loans, net                     $ 155,237     (127,481)      27,756      156,595     (222,090)     (65,495)
  Tax-exempt loans, net (b)                    147          194          341        1,120       (1,449)        (329)
  Taxable investment securities             13,417      (33,378)     (19,961)       2,595       (9,969)      (7,374)
  Tax-exempt investment securities (b)         137         (384)        (247)          91         (147)         (56)
  Interest earning deposits with banks           9          (35)         (26)         (44)        (116)        (160)
  Federal funds sold and securities
   purchased under resale agreements           859         (851)           8       (1,016)      (1,843)      (2,859)
  Mortgage loans held for sale               1,611       (2,907)      (1,296)       2,200       (1,759)         441
                                         ---------    ---------    ---------    ---------    ---------    ---------
   Total interest income                   171,417     (164,842)       6,575      161,541     (237,373)     (75,832)
                                         ---------    ---------    ---------    ---------    ---------    ---------
Interest paid on:
  Interest bearing demand deposits           4,601       (6,354)      (1,753)       7,131      (18,555)     (11,424)
  Money market accounts                     10,518      (20,026)      (9,508)      23,005      (49,369)     (26,364)
  Savings deposits                             303       (1,491)      (1,188)         369       (3,620)      (3,251)
  Time deposits                             17,666      (48,312)     (30,646)       6,485     (109,451)    (102,966)
  Federal funds purchased and securities
   sold under agreement to repurchase         (499)      (6,311)      (6,810)        (830)     (23,174)     (24,004)
  Other borrowed funds                      21,354      (10,557)      10,797       16,239      (11,791)       4,448
                                         ---------    ---------    ---------    ---------    ---------    ---------
   Total interest expense                   53,943      (93,051)     (39,108)      52,399     (215,960)    (163,561)
                                         ---------    ---------    ---------    ---------    ---------    ---------
   Net interest income                   $ 117,474      (71,791)      45,683      109,142      (21,413)      87,729
                                         =========    =========    =========    =========    =========    =========

(a) The change in interest due to both rate and volume has been allocated to the rate component.

(b) Reflects taxable-equivalent adjustments using the statutory federal income tax rate of 35% in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

NON-INTEREST INCOME

         Non-interest income consists of TSYS revenues as well as a wide variety of fee generating services from the Financial Services segment. Consolidated non-interest income was $1.37 billion, $1.23 billion, and $1.16 billion for the years ended December 31, 2003, 2002, and 2001, respectively. TSYS' combined revenues represented 78.5% of consolidated non-interest income in 2003 compared to 79.4% in 2002.

         Non-interest income excluding reimbursable items totaled $1.1 billion in 2003, an increase of 14.0% from 2002. For 2002, non-interest income excluding reimbursable items was $1.0 billion, an increase of 7.7% from 2001. Revenues from electronic payment processing and other transaction processing services offered by TSYS were the largest contributors, increasing $102.6 million, or 14.3% in 2003, and increasing $64.6 million, or 9.9% in 2002 over the previous year. Financial Services' non-interest income increased $33.5 million, or 12.1% in 2003, and $30.6 million or 12.4% in 2002. The increase in Financial Services' non-interest income in 2003 was led by increases in mortgage revenues and service charges on deposits.

Transaction Processing Services:

         TSYS' revenues are derived from providing electronic payment processing and related services to financial and nonfinancial institutions, generally under long-term processing contracts. TSYS' services are provided through TSYS' cardholder systems, TS2 and TS1, to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras, the Caribbean and Europe. TSYS offers merchant services to financial institutions and other organizations in Japan through its majority owned subsidiary, GP Network Corporation (GP Net), and in the United States through its joint venture, Vital Processing Services L.L.C. (Vital).

         Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, credit bureau requests, credit cards embossed and mailed, and other processing services for cardholder accounts on file. Cardholder accounts on file include active and inactive consumer credit, retail, debit, stored value and commercial card accounts. Due to the number of cardholder accounts processed by TSYS and the expanding use of cards, as well as increases in the scope of services offered to clients, revenues relating to electronic payment processing services have continued to grow.

         The following table summarizes TSYS' accounts on file at December 31, 2003, 2002, and 2001.

TSYS' ACCOUNTS ON FILE

                                                            PERCENT CHANGE
                                                         -------------------
                                                           2003       2002
(in millions)                  2003     2002     2001    VS. 2002   VS. 2001
                              ------   ------   ------   --------   --------
At December 31,               273.90    245.9    218.5     11.4%      12.5%
Average                        262.6%   232.1    206.1     13.1%      12.6

                                                                            F-35



FINANCIAL REVIEW                                                          [LOGO]

         Electronic payment processing services revenues increased 14.7%, or $89.9 million, for the year ended December 31, 2003, compared to the year ended December 31, 2002, which increased 8.0%, or $45.1 million, compared to the year ended December 31, 2001.

         On March 3, 2003, TSYS announced that Bank One selected TSYS to upgrade its credit card processing. Under the long term software licensing and services agreement, TSYS will provide electronic payment processing services to Bank One's credit card accounts for at least two years starting in 2004 (excluding statement and card production services), and then TSYS will license a modified version of its TS2 consumer and commercial software to Bank One under a perpetual license with a six year payment term. TSYS uses the percentage-of-completion accounting method for its agreement with Bank One and recognizes revenues in proportion to costs incurred. TSYS' revenues from Bank One were approximately 3.3% of total revenues in 2003.


         On January 14, 2004, J.P. Morgan Chase & Co. (JPM) and Bank One announced that they have agreed to merge. Based on discussions with executive management of Bank One after the recent merger announcement by JPM and Bank One, TSYS and Bank One are proceeding with their efforts to complete the Bank One conversion according to schedule. However, there are no assurances that the Bank One conversion will be completed on schedule or that Bank One and JPM may not elect to terminate the Bank One agreement with TSYS prior to the conversion. The impact of the transaction between Bank One and JPM on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

         In October 2003, Circuit City Stores, Inc. announced that it had sold its bankcard portfolio, which includes Visa and MasterCard credit card receivables and related cash reserves to FleetBoston Financial. On January 20, 2004, Circuit City announced an agreement to sell its private-label credit card business to Bank One. TSYS has a long-term agreement with Circuit City Stores until April 2006. TSYS' revenues from Circuit City were approximately 3% of total revenues in 2003. The impact of the transactions between Circuit City and FleetBoston Financial and Circuit City and Bank One on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

         In July 2003, Sears and Citigroup announced an agreement for the proposed sale by Sears to Citigroup of the Sears credit card and financial services businesses. Sears and Citigroup are both clients of TSYS, and TSYS considers its relationships with both companies to be very positive.

         TSYS and Sears are parties to a 10-year agreement, which was renewed in January of 2000, under which TSYS provides transaction processing for more than
80.7 million Sears accounts. During the year ended December 31, 2003, TSYS' revenues from the TSYS/Sears agreement represented 6.2% of TSYS' consolidated revenues. The agreement includes provisions for termination for convenience prior to its expiration upon the payment of a termination fee. The TSYS/Sears agreement also grants to Sears the onetime right to market test TSYS' pricing and functionality after May 1, 2004. Potential results of such market test, in which TSYS will be a participant, include continuation of the processing agreement under its existing terms, continuation of the processing agreement under mutually agreed modified terms, or termination of the processing agreement after May 1, 2006 without a termination fee. The impact of the transaction between Sears and Citigroup on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

         TSYS provides processing services to its clients worldwide and plans to continue to expand its service offerings internationally in the future. On August 6, 2002, TSYS announced the signing of a 10-year processing agreement with CIBC to process more than 5 million Visa accounts. The portfolio was converted in early 2003 to TS2. In a separate agreement, TSYS announced in January 2002 that it would process the new "entourage" line of American Express products for CIBC, including Canada's first nationwide chip card. TSYS has supported CIBC's commercial card product since 1994.

         During 2003, TSYS' largest client in Mexico notified TSYS that the client intends to utilize its internal global platform and deconverted in the fourth quarter of 2003. This client represented approximately 70% of TSYS' revenues from Mexico. Another Mexican client notified the Company of its intentions to deconvert in mid-2004. This client represented approximately 21% of TSYS' revenues from Mexico prior to the deconversions. As a result, management expects that electronic payment processing revenues for 2004 from Mexico will decrease significantly when compared to electronic payment processing revenues from Mexico for 2003 and 2002.

         Total revenues from clients based in Mexico was $31.4 million for 2003, a 7.5% increase over the $29.2 million in 2002, which was a 75.2% increase over the $16.9 million in 2001. The increase in revenue in 2002 was attributable to growth of accounts on file of approximately 29.3% and the restructuring of the joint venture agreement.

         TSYS' electronic payment processing services revenues are also impacted by the use of optional value added products and services of TSYS' processing systems. Value added products and services are optional features to which each client can choose to subscribe in order to potentially increase the financial performance of its portfolio. Value added products and services include: risk management tools and techniques, such as credit evaluation, fraud detection and prevention, and behavior analysis tools; and revenue enhancement tools and customer retention programs, such as loyalty programs and bonus rewards. These revenues can increase or decrease over time as clients subscribe to or cancel these services.

         For the years ended December 31, 2003, 2002 and 2001, value added products and services represented 14.1%, 12.7% and 11.7% of total revenues, respectively. Revenues from these products and services, which include some reimbursable items paid to third-party vendors, increased 22.1%, or $26.8 million, for 2003 compared to 2002, and increased 16.3%, or $17.0 million, for 2002 compared to 2001.

         Revenues associated with ProCard are included in electronic payment processing services. These services include providing customized, Internet, Intranet and client/server software solutions for commercial card management programs. Revenues from these services increased 23.0% to $22.2 million in 2003, compared to $18.0 million in 2002, which increased 17.8% compared to $15.3 million in 2001.

Financial Services:

         Financial Services' total non-interest income was $311.0 million, $269.2 million, and $247.0 million for the years ended December 31, 2003, 2002, and 2001, respectively. Table 5 shows the principal components of Financial Services' non-interest income.

F-36



FINANCIAL REVIEW

TABLE 5 NON-INTEREST INCOME - FINANCIAL SERVICES SEGMENT

(In thousands)                               2003       2002        2001
                                           --------    -------     -------
Service charges on deposits                $107,404     93,969      86,539
Fees for trust services                      30,556     28,585      26,930
Credit card fees                             26,044     22,469      21,184
Mortgage banking income                      58,633     41,323      38,272
Brokerage revenue                            20,461     18,840      16,363
Securities gains, net                         2,491      2,638       1,722
Other fee income                             23,682     20,494      17,199
Other operating income                       41,752     49,231      38,783
                                           --------    -------     -------
Total non-interest income
  before impairment loss                    311,023    277,549     246,992
Impairment loss on private
  equity investment                              --     (8,355)         --
                                           --------    -------     -------
  Total non-interest income                $311,023    269,194     246,992
                                           ========    =======     =======

         SERVICE CHARGES ON DEPOSITS represent the single largest fee income component for Financial Services. Service charges on deposits totaled $107.4 million in 2003, an increase of 14.3% from the previous year, and $94.0 million in 2002, an increase of 8.6% from 2001. The main factors that contributed to the increase in service charges over the last two years were increases in the number of individual and commercial accounts, transaction volume growth, and the effect of pricing increases in certain service charges.

         FEES FOR TRUST SERVICES are derived from providing estate administration services, personal trust and investment management services, corporate trust, and employee benefit plan administration. At December 31, 2003 and 2002, the total market value of trust assets administered by Synovus was approximately $10.0 billion and $7.9 billion, respectively. Fees for trust services have been impacted by lower market values of equity securities for 2003 compared to a year ago. Most of the impact of the lower market values of managed assets has been offset by the addition of $1.5 billion in new trust assets during 2003. The recent increase in market indices began to provide some benefit in the second half of 2003 and is expected to provide additional benefits in 2004.

         Our mortgage unit continued to benefit from our integrated sales approach as well as record-low interest rates during 2003. MORTGAGE BANKING INCOME increased by $17.3 million or 41.9% over 2002 compared to an increase of $3.1 million or 8.0% over 2001. Total mortgage production volume during 2003 was $2.7 billion, compared to $2.2 billion in 2002. Mortgage origination revenues were $33.5 million compared to $27.7 million in 2002. Secondary marketing gains were $24.9 million in 2003 compared to $13.2 million in 2002. The increase in secondary marketing gains was due primarily to improved pricing due to the increase in demand.

         OTHER FEE INCOME includes fees for letters of credit, safe deposit box fees, access fees for automatic teller machine use, official check issuance fees, and other miscellaneous fee-related income. These fees increased $3.2 million or 15.6% over 2002, primarily from a $2.8 million increase in letter of credit fees.

         OTHER OPERATING INCOME was $41.8 million in 2003, compared to $49.2 million in 2002. The main components of other operating income are income from company-owned life insurance policies, insurance commissions, financial planning and asset management fees, and other items discussed below.

         Financial planning and asset management fees increased $1.9 million or 23.6% compared to 2002, primarily due to the acquisition of GLOBALT, Inc. in the second quarter of 2002.

         Other operating income includes pre-tax gains from the sales of banking locations of $15.4 million in 2002 and $3.7 million in 2001. These sales have resulted from Synovus' strategic market repositioning by exiting certain low growth markets and reinvesting these resources into higher growth markets.

         In 2001, other operating income included a $10.0 million pretax gain from the sale of the Star System ATM network, which represented our ownership interest in the network.

TABLE 6 NON-INTEREST EXPENSE

                                               2003(*)               2002(*)                   2001(*)
                                       ----------------------  -----------------------  ------------------------
                                                  TRANSACTION              TRANSACTION               TRANSACTION
(In thousands)                         FINANCIAL  PROCESSING   FINANCIAL   PROCESSING    FINANCIAL   PROCESSING
                                       SERVICES    SERVICES     SERVICES    SERVICES      SERVICES    SERVICES
                                       ---------  -----------  ---------   -----------  ----------   -----------
Salaries and other personnel expense   $340,219    332,616      304,422    303,972       283,172       283,462
Net occupancy and equipment expense      75,841    205,845       69,214    174,967        62,904       172,770
Other operating expenses                159,347     99,261      141,882     88,186       127,668        81,993
                                       --------    -------      -------    -------       -------       -------
  Total non-interest expense
   before reimbursable items           $575,407    637,722      515,518    567,125       473,744       538,225
                                       ========    =======      =======    =======       =======       =======

(*) The added totals are greater than the consolidated totals due to inter-segment balances which are eliminated in consolidation.

                                                                            F-37



FINANCIAL REVIEW                                                          [LOGO]

NON-INTEREST EXPENSE

         Management analyzes non-interest expense in two separate components:
Financial Services and Transaction Processing Services. Table 6 summarizes this data for the years ended December 31, 2003, 2002, and 2001.

Financial Services:

2003 vs. 2002

         Reported total non-interest expense for the Financial Services segment increased $59.9 million or 11.6% over 2002. The single largest factor impacting the year-over-year growth relates to acquisitions and divestitures completed during the years of 2003 and 2002. Total non-interest expense, excluding the amounts related to acquisitions and divestitures completed in 2003 and 2002, increased by $30.2 million or 5.9% compared to 2002. The core infrastructure expenses within the support units (primarily human resources, technology, and corporate overhead) increased by approximately 4% over the prior year. The remainder of the growth was primarily in the sales and production areas of the highest growth banking markets.

         Total full-time equivalent (FTE) employees were 6,020 at December 31, 2003, up 371 or 6.6% from 5,649 FTE employees at year-end 2002. The 2003 acquisitions contributed 259 of the total increase. Excluding the impact of these acquisitions, the increase over the prior year was 2.0%.

         Total SALARIES AND OTHER PERSONNEL EXPENSE increased $35.8 million or 11.8% in 2003 compared to 2002. Approximately $13.7 million of the total increase was related to the net effect of acquisitions and divestitures completed in 2003 and 2002. The remaining increase related primarily to normal merit and promotional salary adjustments.

         NET OCCUPANCY AND EQUIPMENT EXPENSE increased $6.6 million or 9.6% during 2003. Approximately $3.9 million of the total increase was related to the net effect of acquisitions and divestitures completed in 2003 and 2002. Additionally, software maintenance contracts expense increased by approximately $1.0 million during 2003.

         Other operating expenses increased $17.5 million or 12.3% over 2002. Approximately $10.0 million of the total increase was related to the net effect of acquisitions and divestitures completed in 2003 and 2002. Expenses and net losses associated with foreclosed real estate properties increased by approximately $5.7 million over 2002. Another factor impacting the year-over-year comparison is a $5.7 million merchant fraud loss that was recognized in 2002.

         The efficiency ratio (non-interest expense divided by the sum of federal taxable equivalent net interest income and non-interest income excluding net securities gains) was 53.34% for 2003 compared to 52.07% in 2002. The decline in the margin was the biggest contributor to the movement in the efficiency ratio. The net overhead ratio (non-interest expense less non-interest income - excluding net securities gains divided by total average assets) improved to 1.36% for the year compared to 1.48% for 2002.

2002 vs. 2001

         Non-interest expense increased $41.8 million, or 8.8% in 2002 over 2001. SALARIES AND OTHER PERSONNEL EXPENSES increased $21.3 million or 7.5%. The increase was primarily due to normal merit and promotional salary adjustments. Moderate headcount growth and acquisitions also contributed to the increase.

         NET OCCUPANCY AND EQUIPMENT EXPENSE increased $6.3 million or 10.0% during 2002. The growth related primarily to increased occupancy costs resulting from branch expansions as well as increased depreciation costs related to newly acquired computer hardware and software.

         OTHER OPERATING EXPENSES increased $14.2 million or 11.1% during 2002. $5.7 million of the total increase related to a merchant fraud loss recorded in 2002. The increase was also impacted by approximately $3.8 million in incremental costs related to acquisitions completed in 2002 and 2001. These increases were partially offset by lower intangibles amortization expenses in 2002 as compared to 2001. In accordance with the provisions of SFAS No. 142, Synovus ceased the amortization of goodwill beginning January 1, 2002. Total goodwill amortization expense in 2001 was $3.0 million, pre-tax.

Transaction Processing Services:

         During 2003, TSYS' operating expenses as a percentage of revenues decreased to 75.1%, compared to 75.7% and 77.3% for 2002 and 2001, respectively. The decrease in the ratio is primarily a result of a company-wide emphasis on expense control, a focus on improved processes and lower provisions for transaction processing accruals.

         SALARIES AND OTHER PERSONNEL EXPENSE increased 9.4% in 2003 over 2002, compared to 7.2% in 2002 over 2001. A significant portion of TSYS' operating expenses relates to salaries and other personnel costs. During 2003, the number of employees increased to 5,743, compared to 5,399 in 2002 and 5,322 in 2001. The majority of the increase in the number of employees for 2003 compared to 2002 related to the acquisition of ESC and the opening of a programming center in Boise, Idaho. The change in total employment costs consists of increases of $16.1 million, $53.1 million and $40.3 million in 2003, 2002 and 2001, respectively, associated with the growth in the number of employees, normal salary increases and related employee benefits. These increases were net of $32.6 million, $42.9 million and $22.2 million in 2003, 2002 and 2001, respectively, invested in software development and contract acquisition costs. The increase in 2003 was also offset with a reduction in the accrual for performance-based incentive benefits.

         NET OCCUPANCY AND EQUIPMENT EXPENSE increased 17.7% in 2003 over 2002, compared to 1.3% in 2002 over 2001. Depreciation and amortization expense increased $17.8 million, or 30.6%, to $76.1 million for the year ended December 31, 2003, compared to $58.3 million for the year ended December 31, 2002, which increased $7.9 million, or 15.6%, from $50.4 million for the year ended December 31, 2001. Amortization expense of purchased computer software increased $10.9 million in 2003 as TSYS expanded its processing capacity. TSYS has certain license agreements requiring increased license fees based upon achieving certain thresholds of processing capacity. Amortization expense of developed software increased $5.3 million as a result of developed software placed in service during 2002.

         Due to rapidly changing technology in computer equipment and software, TSYS' equipment and software needs are fulfilled primarily through operating leases and software licensing arrangements. Equipment and software rental expense was $85.9 million for the year ended December 31, 2003, an increase of $10.9 million, or 14.6%, compared to $74.8 million for the year ended December 31, 2002, a decrease of $4.2 million, or 5.3%, compared to $79.0 million for the year ended December 31, 2001. TSYS equipment and software rentals increased in 2003 as a result of expanding processing capacity and converting two clients to TS2. Equipment and software rentals decreased in 2002 as TSYS made a concerted effort to improve processing productivity and implement cost controls.

         In July 2003, TSYS announced plans to build a state-of-the-art (pound)20 million European data center to accommodate future client growth and to prepare for its corporate expansion throughout Europe. The center is scheduled to be completed and operational by the fourth quarter of 2004.

         OTHER OPERATING EXPENSES increased 12.6% in 2003 compared to 2002, and increased 7.6% in 2002 compared to 2001. Other operating expenses were impacted by the court costs asso-

F-38



FINANCIAL REVIEW                                                          [LOGO]

ciated with a new debt-collection arrangement entered into by TDM, amortization of contract acquisition costs, the provision for bad debt expense and the provision for transaction processing accruals. As a result of a new debt-collection agreement with an existing client in 2003, TSYS recognized approximately $12.4 million of court costs and attorney commissions in other operating expenses that it expects to recover in future periods. Amortization of contract acquisition costs associated with conversions was $7.7 million, $3.5 million and $387,000 in 2003, 2002 and 2001, respectively.

         For 2003, 2002 and 2001, transaction processing provisions were $3.4 million, $6.5 million and $1.4 million, respectively. For 2003, 2002 and 2001, bad debt expense was $2.7 million, $2.7 million and $683,000, respectively.

INVESTMENT SECURITIES AVAILABLE FOR SALE

         The investment securities portfolio consists of debt and equity securities classified as available for sale. Investment securities provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. At December 31, 2003, approximately $2.0 billion of these investment securities were pledged as required collateral for certain deposits, FHLB advances, and repurchase agreements. See Table 8 for maturity and average yield information of the investment securities portfolio.

         The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. Due to strong loan demand at subsidiary banks, there is little need for investment securities to augment income or utilize unpledged deposits. As such, the investment securities are primarily U.S. Government agencies and Government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2003, substantially all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by Federal agencies.

         As of December 31, 2003 and 2002, the estimated fair value of investment securities as a percentage of their amortized cost was 101.3% and 103.0%, respectively. The investment securities portfolio had gross unrealized gains of $39.8 million and gross unrealized losses of $7.0 million, for a net unrealized gain of $32.8 million as of December 31, 2003. As of December 31, 2002, the investment securities portfolio had a net unrealized gain of $64.8 million. Shareholders' equity included a net unrealized gain of $20.4 million and $40.2 million on the available for sale portfolio as of December 31, 2003 and 2002, respectively.

         During 2003, the average balance of investment securities increased to $2.30 billion, compared to $2.06 billion in 2002. Synovus earned a taxable-equivalent rate of 4.37% and 5.86% for 2003 and 2002, respectively, on its investment securities portfolio. As of December 31, 2003 and 2002, average investment securities represented 12.7% and 13.3%, respectively, of average interest earning assets.

         Table 7 presents the carrying value of investment securities available for sale at December 31, 2003, 2002, and 2001.

TABLE 7 INVESTMENT SECURITIES AVAILABLE FOR SALE

                                                         DECEMBER 31,
                                             ------------------------------------
(In thousands)                                  2003         2002         2001
                                             ----------    ---------    ---------
U.S. Treasury and U.S. Government agencies   $1,353,825    1,202,320    1,051,201
Mortgage-backed securities                      847,007      707,946      735,405
State and municipal                             248,738      252,522      242,646
Other investments                                79,687       74,937       59,035
                                             ----------    ---------    ---------
  Total                                      $2,529,257    2,237,725    2,088,287
                                             ==========    =========    =========

                                                                            F-39



FINANCIAL REVIEW                                                          [LOGO]

         The calculation of weighted average yields for investment securities in Table 8 is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

TABLE 8  INVESTMENT SECURITIES AVAILABLE FOR SALE MATURITIES AND AVERAGE
         YIELDS

                                DECEMBER 31, 2003
                               --------------------
                               ESTIMATED    AVERAGE
(Dollars in thousands)         FAIR VALUE    YIELD
                               ----------   -------
U.S. Treasury and
U.S. Government agencies:
  Within 1 year                $  197,908    3.18%
  1 to 5 years                    954,042    3.38
  5 to 10 years                   160,081    5.09
  More than 10 years               41,794    5.58
                               ----------
    Total                      $1,353,825    3.63
                               ==========
State and municipal:
  Within 1 year                $   14,424    5.93
  1 to 5 years                     82,443    6.89
  5 to 10 years                   101,918    7.39
  More than 10 years               49,953    7.81
                               ----------
    Total                      $  248,738    7.22
                               ==========
Other investments:
  Within 1 year                $    1,778    5.97
  1 to 5 years                      1,766    7.12
  5 to 10 years                        --      --
  More than 10 years           $    2,236    5.46
                               ----------
    Total                      $    5,780    6.09
                               ==========
Equity securities              $   73,907    3.75
                               ==========
Mortgage-backed securities     $  847,007    4.37
                               ==========
Total investment securities:
Within 1 year                  $  214,110    3.39
  1 to 5 years                  1,038,251    3.67
  5 to 10 years                   261,999    5.98
  More than 10 years               93,983    6.76
Equity securities                  73,907    3.75
Mortgage-backed securities        847,007    4.37
                               ----------
    Total                      $2,529,257    4.24%
                               ==========    ====

LOANS

         Since lending activities are a significant source of revenue, our main objective is to adhere to sound lending practices. When analyzing prospective loans, management considers both interest rate and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. Operating under a decentralized structure, management emphasizes lending in the local markets we serve. Synovus strives to maintain a diversified loan portfolio to spread risk and reduce exposure to economic downturns that may occur in different segments of the economy, geographic locations, or in particular industries. Table 9 illustrates that a significant portion of the loan portfolio is in the real estate sector. However, as discussed further herein, these loans are diversified by geography, industry and loan type. The loan policy discourages loans to highly speculative real estate developments, highly leveraged transactions, and other industries known for excessive risk.

Portfolio Composition:

         Synovus continues to maintain a strong local market presence in each of its markets, with a focus on relationship banking. The loan portfolio spreads across five southeastern states with diverse economies. The Georgia affiliates represent a majority with 58% of the consolidated portfolio. The Alabama affiliates represent 15%, followed by South Carolina with 14%, Florida with 10%, and Tennessee with 3%.

         The commercial loan portfolio consists of commercial, financial, agricultural, and real estate loans. These loans are granted primarily on the borrower's general credit standing and on the strength of the borrower's ability to generate repayment cash flows from income sources. Real estate construction and mortgage loans are secured by commercial real estate as well as 1-4 family residences, and represent extensions of credit used as interim or permanent financing of real estate properties.

         Total commercial real estate loans at December 31, 2003 were $9.1 billion or 55.0% of the total loan portfolio. As shown on Table 14, the commercial real estate loan portfolio is diversified among various property types: investment properties, 1-4 family properties, land acquisition, owner-occupied, and other property.

     Included in the commercial real estate category are $3.3 billion in loans for the purpose of financing owner-occupied properties and other properties such as churches and other charitable organizations, manufacturing/industrial facilities, and recreational properties. The primary source of repayment on these loans is revenue generated from products or services offered by the business or organization. The secondary source of repayment on these loans is the real estate.

     The commercial real estate loan portfolio includes loans in the Atlanta market totaling $1.9 billion, of which $340.4 million are investment property loans.

         Retail loans consist of residential mortgages, equity lines, credit card loans, installment loans and other credit line loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions collateral is taken to provide an additional measure of security. Collateral securing these loans provides a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions.

F-40



FINANCIAL REVIEW                                                          [LOGO]

TABLE 9 LOANS BY TYPE

                                                                                   DECEMBER 31,
                                                       --------------------------------------------------------------
                                                               2003                   2002               2001
                                                       --------------------   ------------------   ------------------
(Dollars in thousands)                                    AMOUNT        %*      AMOUNT       %*      AMOUNT       %*
                                                       ------------   -----   ----------   -----   ----------   -----
Commercial:
  Commercial, financial, and agricultural              $  4,632,507    28.1%   4,367,779    30.2    4,004,042    32.2
  Real estate - construction                              3,958,649    24.1    3,119,508    21.6    2,665,877    21.5
  Real estate - mortgage                                  5,095,247    30.9    4,304,024    29.8    3,138,748    25.3
                                                       ------------   -----   ----------   -----   ----------   -----
    Total commercial                                     13,686,403    83.1   11,791,311    81.6    9,808,667    79.0
                                                       ------------   -----   ----------   -----   ----------   -----
Retail:
  Real estate-mortgage                                    1,865,701    11.3    1,701,332    11.8    1,553,154    12.5
  Consumer loans - credit card                              252,287     1.5      238,392     1.6      234,651     1.9
  Consumer loans - other                                    691,557     4.3      757,626     5.2      843,169     6.8
                                                       ------------   -----   ----------   -----   ----------   -----
    Total retail                                          2,809,545    17.1    2,697,350    18.6    2,630,974    21.2
                                                       ------------   -----   ----------   -----   ----------   -----
    Total loans                                          16,495,948           14,488,661           12,439,641
  Unearned income                                           (31,034)   (0.2)     (24,752)   (0.2)     (21,724)   (0.2)
                                                       ------------   -----   ----------   -----   ----------   -----
  Total loans, net of unearned income                  $ 16,464,914   100.0%  14,463,909   100.0   12,417,917   100.0
                                                       ============   =====   ==========   =====   ==========   =====

                                                            2000                 1999
                                                      -----------------   ------------------
(Dollars in thousands)                                  AMOUNT      %*      AMOUNT       %*
                                                      ----------   ----   ----------   -----
Commercial:
  Commercial, financial, and agricultural              3,747,047   34.9    3,012,293    33.2
  Real estate - construction                           2,411,489   22.4    1,792,813    19.8
  Real estate - mortgage                               2,336,234   21.7    1,983,766    21.9
                                                      ----------   ----   ----------   -----
    Total commercial                                   8,494,770   79.0    6,788,872    74.9
                                                      ----------   ----   ----------   -----
Retail:
  Real estate-mortgage                                 1,184,437   11.0    1,089,217    12.0
  Consumer loans - credit card                           233,137    2.2      237,546     2.6
  Consumer loans - other                                 855,933    8.0      961,881    10.6
                                                      ----------   ----   ----------   -----
    Total retail                                       2,273,507   21.2    2,288,644    25.2
                                                      ----------   ----   ----------   -----
    Total loans                                       10,768,277           9,077,516
  Unearned income                                        (16,390)  (0.2)      (9,277)   (0.1)
                                                      ----------   ----   ----------   -----
  Total loans, net of unearned income                 10,751,887  100.0    9,068,239   100.0
                                                      ==========   ====   ==========   =====


* Loan balance in each category, expressed as a percentage of total loans, net of unearned income.

Portfolio Growth:

         At December 31, 2003, total loans outstanding were $16.5 billion, an increase of 13.8% over 2002. Excluding the impact of acquisitions completed in 2003, total loans increased by 9.1% over year-end 2002. Average loans increased 16.8% or $2.2 billion compared to 2002, representing 86.4% of average earning assets and 76.6% of average total assets. The overall increase was led by 16.1% growth in the commercial loan portfolio.

         Total commercial real estate loans increased by $1.6 billion, or 22.0% from year-end 2002. This growth includes $502.7 million in loans added to our portfolio as a result of acquisitions completed in 2003. Excluding the impact of these acquisitions, the commercial real estate portfolio grew by $1.1 billion or 15.2% over year-end 2002. The growth in our commercial real estate portfolio was led by robust growth in our residential development and 1-4 family construction loans, which are primarily in the entry-level to mid-market price range. The demand for single family housing has been very strong in most of our markets, including the Atlanta market, due in part to the record-low interest rate environment. This trend is expected to temper as long-term rates increase. We continue to monitor the housing sector, absorption rates, as well as the homebuilders in each of our markets.

         Total retail loans increased by $112.2 million or 4.2% from year-end 2002. This growth includes $38.7 million in loans added to our portfolio as a result of acquisitions completed in 2003. Excluding the impact of these acquisitions, the retail loan portfolio grew by $73.5 million or 2.7% over year-end 2002. The decline in the other consumer loans category was primarily a result of refinancing activity, some of which resulted in corresponding increases in home equity lines (a component of real estate mortgage loans).

         As shown on Table 9, the commercial real estate portfolio has been the primary contributor to the overall loan growth in recent years. While this segment of the portfolio is expected to continue to grow, we also expect that the growth in the remaining segments of the portfolio will gradually begin to increase at a higher rate than recent trends as a result of various new products where we expect strong growth in 2004. During the fourth quarter of 2003, home equity lines increased $55 million, or 34% annualized. This momentum is expected to continue in 2004 as several marketing campaigns take place throughout the year.

         Table 10 shows the maturity of selected loan categories as of December 31, 2003. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.

         Actual repayments of loans may differ from the contractual maturities reflected in Table 10 because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         Despite credit standards, internal controls, and a continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for loan losses, Synovus maintains an allowance for loan losses that management believes is adequate to absorb losses within the loan portfolio. However, future additions to the allowance may be necessary based on

TABLE 10 LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                                                  DECEMBER 31, 2003
                                              ----------------------------------------------------
                                                  ONE        OVER ONE YEAR   OVER
                                                  YEAR       THROUGH FIVE    FIVE
(In thousands)                                  OR LESS          YEARS       YEARS       TOTAL
                                              ------------   -------------  -------   ------------
Selected loan categories:
  Commercial, financial, and agricultural     $  2,504,313    1,771,650     356,544      4,632,507
  Real estate-construction                       2,451,538    1,376,800     130,311      3,958,649
                                              ------------   ----------     -------   ------------
   Total                                      $  4,955,851    3,148,450     486,855      8,591,156
                                              ============   ==========     =======   ============
Loans due after one year:
  Having predetermined interest rates                                                 $  1,392,375
  Having floating interest rates                                                         2,242,930
                                                                                      ------------
   Total                                                                              $  3,635,305
                                                                                      ============

                                                                            F-41



changes in economic conditions, as well as changes in assumptions regarding a borrower's ability to pay and/or collateral values. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review the affiliate banks' allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the affiliate banks to recognize additions to their allowance for loan losses.

Allowance for Loan Losses Methodology

         To determine the adequacy of the allowance for loan losses, a formal analysis is completed quarterly to assess the risk within the loan portfolio. This assessment, conducted by lending officers and each bank's loan administration department, as well as an independent holding company credit review function, includes analyses of historical performance, past due trends, the level of nonperforming loans, reviews of certain impaired loans, loan activity since the previous quarter, consideration of current economic conditions, and other pertinent information. Each loan is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed rick rating system. The resulting conclusions are reviewed and approved by senior management.

         The allowance for loan losses consists of two main components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. The allocated allowance for commercial loans includes an allowance for impaired loans which is determined as described in the following paragraph. Additionally, the allowance for commercial loans includes an allowance for non-impaired loans which is based on application of loss reserve factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss factors applied to these pools are generally based on average historical losses for the past two years, current delinquency trends, and other factors. The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified. This also compensates for the uncertainty in estimating loan losses. The unallocated component of the allowance is based upon management's evaluation of various conditions, the effects of which are not directly considered in the allocated allowance. These include credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, new credit products, changes in lending policies and procedures, changes in personnel, and regional and local economic conditions.

         Considering current information and events regarding the borrowers' ability to repay their obligations, management considers a loan to be impaired when the ultimate collectibility of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded through a charge to earnings, as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses. A majority of Synovus' impaired loans are collateral dependent. Accordingly, Synovus has determined the required allowance on these loans based upon fair value estimates (net of selling costs) of the respective collateral. The required allowance (or the actual losses) on these impaired loans could differ significantly if the ultimate fair value of the collateral is significantly different from the fair value estimates used by Synovus in estimating such potential losses.

         A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance through provision expense is presented in Table 11.

Allocation of the Allowance for Loan Losses at December 31, 2003

         Table 12 shows a five year comparison of the allocation of the allowance for loan losses. The allocation of the allowance for loan losses is based on historical data, subjective judgment, and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur.

         At December 31, 2003, the allocated component of the allowance for loan losses related to commercial real estate construction loans was $39.9 million, up 50.8% from $26.5 million in 2002. Most of the increase is due to a 26.9% increase in the related loan balances. Additionally, the allocated allowance in this category also reflects an increase in the overall risk ratings assigned to credits in this group based on the current economic environment. As a percentage of commercial real estate construction loans, the allocated allowance in this category was 1.01% at December 31, 2003, compared to .85% the previous year-end.

         The allowance allocated to credit card loans is based primarily on previous charge-off experience, as well as current past due levels. At year-end 2003, the allowance allocated to credit card loans was 3.01% of total credit card loans, compared to 3.69% the previous year-end. The change in the allocated reserve is due to lower charge-offs and improving past due levels.

         Other consumer loans had an allocated allowance of $8.0 million or 1.16% of loans in the respective category at December 31, 2003, compared to $9.6 million or 1.27% at December 31, 2002. In terms of dollars, the allocated allowance decreased 16.5% while the corresponding loan balance decreased by 8.7%. Most of the growth in the consumer portfolio has been in home equity lines of credit, which have had minimal losses and past dues. This has lowered the overall credit risk profile of this segment of our portfolio, resulting in a decline of the allocated reserve.

         The unallocated component of the allowance for loan losses remained unchanged at .30% at both December 31, 2002 and 2003. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided for through the allocated allowance. Factors considered in determining the adequacy of the unallocated allowance include the economic environment, increase in concentration in commercial real estate loans, and the continued strong loan growth in our larger markets. These factors are tempered by the diversification within the commercial real estate portfolio, the continuing positive performance within this segment, the knowledge and experience of our commercial lending staff, and the relationship banking philosophy maintained through our community bank structure.

F-42



FINANCIAL REVIEW                                                          [LOGO]

TABLE 11 ALLOWANCE FOR LOAN LOSSES

                                                                                   DECEMBER 31,
                                                             -----------------------------------------------------
(Dollars in thousands)                                         2003       2002        2001       2000       1999
                                                             --------    --------   --------   --------   --------
Allowance for loan losses at beginning of year               $199,841     170,769    147,867    127,558    114,109
Allowance for loan losses of acquired/divested                 10,534       7,967      6,217         --      2,928
 subsidiaries, net
Loans charged off:
   Commercial:
     Commercial, financial, and agricultural                   37,535      28,338     17,806     11,825      9,457
     Real estate - construction                                 2,918         444        307        482        538
     Real estate - mortgage                                     2,533       1,745      1,294      1,336      1,099
                                                             --------    --------   --------   --------   --------
       Total commercial                                        42,986      30,527     19,407     13,643     11,094
                                                             --------    --------   --------   --------   --------
   Retail:
     Real estate - mortgage                                     2,972       1,375      1,750      2,052      1,598
     Consumer loans - credit card                               7,631      10,408     11,579      9,961     11,592
     Consumer loans - other                                    10,616       8,951      9,069      6,504      6,159
                                                             --------    --------   --------   --------   --------
       Total retail                                            21,219      20,734     22,398     18,517     19,349
                                                             --------    --------   --------   --------   --------
       Total loans charged off                                 64,205      51,261     41,805     32,160     30,443
                                                             --------    --------   --------   --------   --------
Recoveries on loans previously charged off:
   Commercial:
     Commercial, financial, and agricultural                    3,454       2,512      2,448      2,990      2,594
     Real estate - construction                                   189          50         38        258         45
     Real estate - mortgage                                       325         284        132        357        363
                                                             --------    --------   --------   --------   --------
       Total commercial                                         3,968       2,846      2,618      3,605      3,002
                                                             --------    --------   --------   --------   --------
   Retail:
     Real estate - mortgage                                       330         346        680        945        295
     Consumer loans - credit card                               1,467       1,554      1,166        895      1,359
     Consumer loans - other                                     2,347       2,293      2,353      2,683      2,301
                                                             --------    --------   --------   --------   --------
       Total retail                                             4,144       4,193      4,199      4,523      3,955
                                                             --------    --------   --------   --------   --------
       Total loans recovered                                    8,112       7,039      6,817      8,128      6,957
                                                             --------    --------   --------   --------   --------
Net loans charged off                                          56,093      44,222     34,988     24,032     23,486
                                                             --------    --------   --------   --------   --------
Provision expense                                              71,777      65,327     51,673     44,341     34,007
                                                             --------    --------   --------   --------   --------
Allowance for loan losses at end of year                     $226,059     199,841    170,769    147,867    127,558
                                                             ========    ========   ========   ========   ========
Allowance for loan losses to loans, net of unearned income       1.37%       1.38       1.38       1.38       1.41
                                                             ========    ========   ========   ========   ========
Ratio of net loans charged off to average loans
   outstanding, net of unearned income                           0.36%       0.33       0.30       0.24       0.29
                                                             ========    ========   ========   ========   ========

TABLE 12 ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                             DECEMBER 31,
                                                     ------------------------------------------------------
                                                           2003               2002               2001
                                                     -----------------   ---------------    ---------------
(Dollars in thousands)                                 AMOUNT      %*     AMOUNT    %*      AMOUNT      %*
                                                     ---------   -----   -------   -----    -------   -----
Commercial:
   Commercial, financial, and agricultural           $  66,418    28.1%   67,375    30.2     70,166    32.2
   Real estate - construction                           39,921    24.1    26,476    21.6     23,368    21.5
   Real estate - mortgage                               51,140    30.9    40,334    29.8     25,754    25.3
                                                     ---------   -----   -------   -----    -------   -----
     Total commercial                                  157,479    83.1   134,175    81.6    119,288    79.0
                                                     ---------   -----   -------   -----    -------   -----
Retail:
   Real estate-mortgage                                  4,032    11.3     3,951    11.8      1,503    12.5
   Consumer loans - credit card                          7,602     1.5     8,800     1.6      9,803     1.9
   Consumer loans - other                                8,006     4.3     9,590     5.2     15,268     6.8
                                                     ---------   -----   -------   -----    -------   -----
     Total retail                                       19,640    17.1    22,341    18.6     26,574    21.2
                                                     ---------   -----   -------   -----    -------   -----
   Unearned income                                                (0.2)             (0.2)              (0.2)
   Unallocated                                          48,940            43,325             24,907
                                                     ---------   -----   -------   -----    -------   -----
     Total allowance for loan losses                 $ 226,059   100.0%  199,841   100.0    170,769   100.0
                                                     =========   =====   =======   =====    =======   =====



                                                               DECEMBER 31,
                                                     --------------------------------
                                                          2000             1999
                                                     --------------   ---------------
(Dollars in thousands)                                AMOUNT    %*     AMOUNT     %*
                                                    --------  -----   --------  -----
Commercial:
   Commercial, financial, and agricultural           58,034    34.9     54,011   33.2
   Real estate - construction                        13,410    22.4      3,380   19.8
   Real estate - mortgage                            18,488    21.7      9,324   21.9
                                                    -------   -----   --------  -----
     Total commercial                                89,932    79.0     66,715   74.9
                                                    -------   -----   --------  -----
Retail:
   Real estate-mortgage                               2,160    11.0      1,634   12.0
   Consumer loans - credit card                      11,320     2.2     11,877    2.6
   Consumer loans - other                            14,613     8.0     20,200   10.6
                                                    -------   -----   --------  -----
     Total retail                                    28,093    21.2     33,711   25.2
                                                    -------   -----   --------  -----
   Unearned income                                             (0.2)             (0.1)
   Unallocated                                       29,842             27,132
                                                    -------   -----   --------  -----
     Total allowance for loan losses                147,867   100.0    127,558  100.0
                                                    =======   =====   ========  =====

*  Loan balance in each category, expressed as a percentage of total loans.

                                                                            F-43


FINANCIAL REVIEW                                                          [LOGO]

NONPERFORMING ASSETS AND PAST DUE LOANS

         Nonperforming assets consist of loans classified as nonaccrual or restructured, and real estate acquired through foreclosure. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. Nonaccrual loans consist of those loans on which recognition of interest income has been discontinued. Loans may be restructured as to rate, maturity, or other terms as determined on an individual credit basis. Demand and time loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectibility are accruing interest, are classified as past due loans. Nonaccrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only. Table 13 presents the amount of interest income that would have been recorded on non-performing loans if those loans had been current and performing in accordance with their original terms.

         Nonperforming assets increased $2.6 million to $95.9 million with the corresponding nonperforming asset ratio decreasing to .58% as of December 31, 2003 compared to .64% as of year-end 2002. The largest increases in non-performing loans during 2003 include a $7.9 million hotel loan in Florida and a $3.6 million increase related to a loan for a company in the manufacturing and trucking industries. These increases were partially offset by other large decreases in non-performing loans. The largest decreases in non-performing loans during 2003 were a $5.2 million loan on a recreational facility in South Carolina, which has been foreclosed, and a $5.2 million commercial development loan in Florida. Other real estate increased by $1.9 million during 2003. The single largest increase was the aforementioned $5.2 million recreational facility property, which was partially offset by a $2.9 million decrease in an agricultural real estate property.


         As a percentage of total loans outstanding, loans 90 days past due and still accruing interest decreased from prior year levels to .13% at December 31, 2003, compared to .21% at year-end 2002. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments on the loans. Management further believes the resolution of these delinquencies will not cause a material increase in nonperforming assets. Impaired loans at December 31, 2003 and 2002 are $101.8 million and $87.7 million, respectively.

         Management continuously monitors nonperforming, impaired, and past due loans, to prevent further deterioration regarding the condition of these loans. Management is not aware of any material loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have been excluded from nonperforming assets or impaired loans. Management further believes nonperforming assets and impaired loans include all material loans in which doubts exist as to the collectibility of amounts due according to the contractual terms of the loan agreement.

TABLE 13 NONPERFORMING ASSETS AND PAST DUE LOANS

                                                                       DECEMBER 31,
                                                   ---------------------------------------------------
(Dollars in thousands)                                 2003        2002     2001      2000      1999
                                                   -----------   -------   -------   -------   -------
Nonperforming loans (a)                            $    67,442    66,736    51,586    41,709    27,924
Other real estate                                       28,422    26,517    15,867    13,898     6,718
                                                   -----------   -------   -------   -------   -------
   Nonperforming assets                            $    95,864    93,253    67,453    55,607    34,642
                                                   ===========   =======   =======   =======   =======
Loans 90 days past due and still accruing:
   Total outstanding                               $    21,138    30,192    27,134    33,587    16,878
                                                   ===========   =======   =======   =======   =======
   As a % of loans                                        0.13%     0.21      0.22      0.31      0.19
                                                   ===========   =======   =======   =======   =======
Allowance for loan losses                          $   226,059   199,841   170,769   147,867   127,558
                                                   ===========   =======   =======   =======   =======
Allowance for loan losses as a % of loans                 1.37%     1.38      1.38      1.38      1.41
                                                   ===========   =======   =======   =======   =======
As a % of loans and other real estate:
   Nonperforming loans                                    0.41%     0.46      0.41      0.39      0.31
   Other real estate                                      0.17      0.18      0.13      0.13      0.07
                                                   -----------   -------   -------   -------   -------
   Nonperforming assets                                   0.58%     0.64      0.54      0.52      0.38
                                                   ===========   =======   =======   =======   =======
Allowance for loan losses to nonperforming loans        335.19%   299.45    331.04    354.52    456.80
                                                   ===========   =======   =======   =======   =======

     Interest income on nonperforming loans that would have been reported for the years ended December 31, 2003, 2002, and 2001 is summarized as follows:

                                               2003   2002   2001
                                             -------  -----  -----
Interest at contractual rates (b)            $ 4,547  3,921  6,550
Less interest recorded as income               1,884  1,455  3,593
                                             -------  -----  -----
          Reduction of interest income       $ 2,663  2,466  2,957
                                             =======  =====  =====

(a) Nonperforming assets exclude loans 90 days past due and still accruing interest.

(b) Interest income that would have been recorded if the loans had been current and performing in accordance with their original terms.

F-44



FINANCIAL REVIEW                                                          [LOGO]

         Table 14 shows the composition of the loan portfolio and non-performing loans classified by loan type as of December 31, 2003 and 2002. The commercial real estate category is further segmented into the various property types determined in accordance with the purpose of the loans.

         At December 31, 2003, commercial real estate (CRE) loans represent 55.0% of the total portfolio, while CRE non-performing loans represent 39.4% or $26.6 million of total non-performing loans. Only one of the credits in the CRE non-performing loan category exceeded the $2.0 million level. This credit was a $7.9 million hotel loan in Florida.

         Commercial and industrial non-performing loans represent 49.6% or $33.5 million of total non-performing loans at December 31, 2003. The three largest credits included in this amount are a $6.5 million loan to an Atlanta waste management company, $5.3 million in loans to a company in the manufacturing and trucking industries, and a $2.8 million loan to a company in the trucking and transportation industry.

TABLE 14

                                      DECEMBER 31, 2003               DECEMBER 31, 2002
                              ------------------------------   ------------------------------
                                               NONPERFORMING                    NONPERFORMING
                                                 LOANS AS A                       LOANS AS A
                                 LOANS AS        PERCENTAGE        LOANS AS      PERCENTAGE
                               A PERCENTAGE       OF TOTAL      A PERCENTAGE      OF TOTAL
                              OF TOTAL LOANS   NONPERFORMING   OF TOTAL LOANS   NONPERFORMING
                                OUTSTANDING        LOANS         OUTSTANDING       LOANS
                              --------------   -------------   --------------   -------------
 COMMERCIAL REAL ESTATE
 Multi-Family                      3.1%             1.4              2.6               -
 Hotels                            4.5             11.7              4.5               -
 Office Buildings                  3.8              1.6              4.1             1.3
 Shopping Centers                  2.8              1.2              3.5             0.7
 Commercial Development            2.8              1.8              2.9            10.1
                              --------         --------        ---------        --------
 TOTAL INVESTMENT PROPERTIES      17.0             17.7             17.6            12.1
                              --------         --------        ---------        --------
 1-4 Family Construction           5.0              2.1              4.7             1.5
 1-4 Family Perm / Mini-Perm       3.9              5.2              3.6             1.9
 Residential Development           4.5              3.1              3.6             1.4
                              --------         --------        ---------        --------
 TOTAL 1-4 FAMILY PROPERTIES      13.4             10.4             11.9             4.8
 LAND ACQUISITION                  4.7              0.2              3.5             0.6
                              --------         --------        ---------        --------
 TOTAL INVESTMENT-RELATED R/E     35.1             28.3             33.0            17.5
                              --------         --------        ---------        --------
 OWNER-OCCUPIED                   11.6              8.6             11.6             9.2
 OTHER PROPERTY                    8.3              2.5              6.8             3.4
                              --------         --------        ---------        --------
TOTAL COMMERCIAL REAL ESTATE      55.0             39.4             51.4            30.1
COMMERCIAL & INDUSTRIAL           28.1             49.6             30.2            59.1
CONSUMER                          17.1             11.0             18.6            10.8
UNEARNED INCOME                   (0.2)               -             (0.2)              -
                              --------         --------        ---------        --------
   TOTAL                         100.0%           100.0            100.0           100.0
                              ========         ========        =========        ========

TABLE 15 AVERAGE DEPOSITS

                                                                      DECEMBER 31,
                                             ----------------------------------------------------------
(Dollars in thousands)                          2003         %*      2002        %*      2001      %*
                                             -----------   -----  ----------   -----  ----------  -----
Non-interest bearing demand deposits..       $ 2,501,539    16.6   1,983,131    15.4   1,693,911   14.9
Interest bearing demand deposits......         2,515,161    16.7   2,035,917    15.8   1,654,570   14.6
Money market accounts.................         3,695,601    24.6   3,058,174    23.7   2,354,665   20.7
Savings deposits......................           502,246     3.3     446,205     3.5     419,074    3.7
Time deposits under $100,000..........         2,399,371    15.9   2,415,506    18.8   2,608,502   23.0
Time deposits $100,000 and over.......         3,448,900    22.9   2,930,885    22.8   2,621,459   23.1
                                             -----------   -----  ----------   -----  ----------  -----
   Total average deposits.............       $15,062,818   100.0  12,869,818   100.0  11,352,181  100.0
                                             ===========   =====  ==========   =====  ==========  =====

* Average deposits balance in each category expressed as percentage of total average deposits.

DEPOSITS

         Deposits provide the most significant funding source for interest earning assets. Table 15 shows the relative composition of average deposits for 2003, 2002, and 2001. Refer to Table 16 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 22.4% and 22.6% of total deposits at December 31, 2003 and 2002, respectively. Large denomination time deposits are generally from customers within the local market areas of subsidiary banks, and, therefore, provide a greater degree of stability than is typically associated with this source of funds. Synovus also utilizes national market brokered deposits as a funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits over $100,000 at December 31, 2003, 2002, and 2001 were $3.6 billion, $3.2 billion, and $2.7 billion, respectively. Interest expense for the years ended December 31, 2003, 2002, and 2001, on these large denomination deposits was $94.2 million, $102.1 million, and $144.9 million, respectively.

         In 2003, Synovus continued to focus on growing in-market core deposits, particularly money market, NOW, and non-interest bearing demand deposits with the objective of reducing the overall cost of funds. During 2003, average deposits increased $2.2 billion or 17.0%, to $15.1 billion from $12.9 billion in 2002. Average interest bearing deposits for 2003, which include interest bearing demand deposits, money market accounts, savings deposits, and time deposits, increased $1.7 billion or 15.4% from 2002. Average non-interest bearing demand deposits increased $518.4 million or 26.1% during 2003. Average interest bearing deposits increased $1.2 billion or 12.7% from 2001 to 2002, while average non-interest bearing demand deposits increased $289.2 million, or 17.1%. See Table 3 for further information on average deposits, including the average rates paid in 2003, 2002, and 2001.

TABLE 16   MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

         (In thousands)                DECEMBER 31, 2003
                                       -----------------
3 months or less.................        $   792,374
Over 3 months through 6 months...            532,258
Over 6 months through 12 months..            876,134
Over 12 months...................          1,367,978
                                         -----------
  Total outstanding..............        $ 3,568,744
                                         ===========

                                                                            F-45



FINANCIAL REVIEW                                                          [LOGO]

MARKET RISK AND INTEREST RATE SENSITIVITY

         Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced current and potential net income. Synovus' primary market risk is interest rate risk.

         Managing interest rate risk is a primary goal of the asset/liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments.

         Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. These simulations include all of the Company's earning assets, liabilities and derivative instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth forecasts prepared by each banking affiliate, are included in the periods modeled. The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario; additionally, customer loan and deposit preferences can vary in response to changing interest rates. Simulation modeling enables Synovus to capture the effect of these differences. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets and liabilities subject to prepayment.

         Synovus maintains policies designed to limit the maximum acceptable negative impact on net interest income over twelve and twenty-four month time horizons from a gradual change in short-term interest rates of up and down 200 basis points. These policies specify the maximum allowable negative change in net interest income in the rising and declining rate scenarios from the stable rate scenarios. The current policy limits this change to 5% of projected net interest income for the twelve-month time horizon and 7% for the twenty-four month time horizon.

         Short-term interest rates remained at historically record-low levels during 2003, with the targeted federal funds rate averaging 1.12% for the year and the prime bank lending rate averaging 4.12% for the year. These rates ended the year at 1% and 4%, respectively, as a result of the Federal Reserve's 25 basis point policy reduction in June of 2003. Synovus has modeled its exposure to a further 100 basis point gradual decline in the prime rate to 3%. In this scenario, net interest income for 2004 would be expected to decrease by approximately 2.9% as compared to an unchanged interest rate environment. In a gradually rising rate environment, Synovus would expect 2004 net interest income to increase, as compared to an unchanged interest rate environment. These increases would be approximately 2.3% for a gradual 100 basis point increase and 5.5% for a gradual 200 basis point increase. The actual realized change in net interest income would depend on several factors. These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons. Market conditions and their resulting impact on loan, deposit, and wholesale funding pricing would also be a primary determinant in the realized level of net interest income.

         Synovus also utilizes simulation modeling to evaluate the longer-term interest rate risk position of the Company. Synovus measures this position by simulating the market value of equity in changing rate environments. The model estimates the impact of an immediate 200 basis point rate shock on the present value of the future cash flows of all assets, liabilities, and derivative instruments. Synovus maintains a policy guideline limiting the maximum allowable change in the market value of equity in both rising and declining rate shocks. This policy limits the maximum allowable change to an amount equal to 15% of shareholders' equity. Synovus was within this guideline at year-end.

TABLE 17   TWELVE MONTH NET INTEREST INCOME SENSITIVITY

    CHANGE IN      CHANGE IN
   SHORT-TERM         NET
  INTEREST RATE    INTEREST
(IN BASIS POINTS)   INCOME
-----------------  ---------
     + 200            5.5%
     + 100            2.3%
     - 100           (2.9)%

         Another tool utilized by management is cumulative gap analysis, which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time periods. Table 18 reflects the gap positions of the consolidated balance sheets at December 31, 2003 and 2002, at various repricing intervals. The projected deposit repricing volumes reflect adjustments based on management's assumptions of the expected rate sensitivity relative to the prime rate for core deposits without contractual maturity (i.e., interest bearing checking, savings, and money market accounts). Management believes that these adjustments allow for a more accurate profile of the interest rate risk position. The projected repricing of investment securities reflects expected prepayments on mortgage-backed securities and expected cash flows on securities subject to accelerated redemption options. These assumptions are made based on the interest rate environment as of each balance sheet date, and are subject to change as the general level of interest rates change. Management would anticipate a lengthening of average investment maturities in a rising rate environment and a shortening in a declining rate environment. While these potential changes are not depicted in the static gap analysis, simulation modeling allows for the proper analysis of these and other relevant potential changes. This gap analysis indicates a cumulative three-month gap of positive 16.4% and a cumulative one-year gap of positive 15.8% as of December 31, 2003. These gap measurements would indicate an asset sensitive positioning over both short and longer term time horizons. Realized asset sensitivity would be expected to be more moderate than that indicated by these gap measurements. Management believes that adjusted gap analysis is a useful tool for measuring interest rate risk only when used in conjunction with its simulation model.

         Synovus is also subject to market risk in certain of its fee income business lines. TSYS income and equity can be affected by movement in foreign currency exchange rates. TSYS maintains several different foreign operations whose resulting foreign currency translations into U.S. dollars could result in a negative impact to Synovus' shareholders' equity and/or net income. Financial management services revenues can be affected by risk in the securities markets, primarily the equity securities market. A significant portion of the fees in this unit are determined based upon a percentage of asset values. Weaker securities markets and lower equity values could have an adverse impact on the fees generated by these operations. Mortgage banking income is also subject to market risk. Mortgage loan originations are sensitive to

F-46



FINANCIAL REVIEW                                                          [LOGO]

levels of mortgage interest rates and therefore, mortgage revenue could be negatively impacted during a period of rising interest rates. The extension of commitments to customers to fund mortgage loans also subjects Synovus to market risk. This risk is primarily created by the time period between making the commitment and closing and delivering the loan. Synovus seeks to minimize this exposure by utilizing various risk management tools, the primary of which are best efforts commitments and forward sales commitments.

TABLE 18 INTEREST RATE SENSITIVITY

                                                                            DECEMBER 31, 2003
                                                                  --------------------------------------
                 (Dollars in millions)                               0-3         4-12     1-5     OVER 5
                                                                    MONTHS      MONTHS   YEARS    YEARS
                                                                  ----------   -------  -------  -------
Investment securities (*) ...................................     $    465.5     708.1    970.0    352.8
Loans, net of unearned income ...............................        9,460.3   2,320.3  4,066.5    617.8
Mortgage loans held for sale ................................          133.3        --       --       --
Other .......................................................          177.3        --       --       --
                                                                  ----------   -------  -------  -------
     Interest sensitive assets ..............................       10,236.4   3,028.4  5,036.5    970.6
                                                                  ----------   -------  -------  -------
Deposits ....................................................        4,509.8   3,144.3  4,856.1    597.9
Other borrowings ............................................        1,686.1      31.9    667.2    504.0
                                                                  ----------   -------  -------  -------
     Interest sensitive liabilities .........................        6,195.9   3,176.2  5,523.3  1,101.9
                                                                  ----------   -------  -------  -------
     Interest rate swaps ....................................         (887.5)     45.0    570.0    272.5
                                                                  ----------   -------  -------  -------
       Interest sensitivity gap .............................     $  3,153.0    (102.8)    83.2    141.2
                                                                  ==========   =======  =======  =======

       Cumulative interest sensitivity gap ..................     $  3,153.0   3,050.2  3,133.4  3,274.6
                                                                  ==========   =======  =======  =======
       Cumulative interest sensitivity gap as a
         percentage of total interest sensitive assets ......           16.4%     15.8     16.3     17.0
                                                                  ==========   =======  =======  =======

                                                                          DECEMBER 31, 2002
                                                              -------------------------------------------
                                                                 0-3          4-12        1-5     OVER 5
                                                                MONTHS       MONTHS      YEARS     YEARS
                                                              ----------    --------    -------   -------
Investment securities (*) .................................   $    395.8       661.9      912.3     202.8
Loans, net of unearned income .............................      8,419.3     1,569.4    3,867.8     607.4
Mortgage loans held for sale ..............................        245.9          --         --        --
Other .....................................................         97.8          --         --        --
                                                              ----------    --------    -------   -------
      Interest sensitive assets ...........................      9,158.8     2,231.3    4,780.1     810.2
                                                              ----------    --------    -------   -------
Deposits ..................................................      4,196.3     3,440.3    3,612.6     376.2
Other borrowings ..........................................      1,748.1       116.0      533.8     213.2
                                                              ----------    --------    -------   -------
      Interest sensitive liabilities ......................      5,944.4     3,556.3    4,146.4     589.4
                                                              ----------    --------    -------   -------
      Interest rate swaps .................................       (385.0)       45.0      320.0      20.0
                                                              ----------    --------    -------   -------
        Interest sensitivity gap ..........................   $  2,829.4    (1,280.0)     953.7     240.8
                                                              ==========    ========    =======   =======

        Cumulative interest sensitivity gap ...............   $  2,829.4     1,549.4    2,503.1   2,743.9
                                                              ==========    ========    =======   =======
        Cumulative interest sensitivity gap as a percentage
          of total interest sensitive assets ..............         16.7%        9.1       14.7      16.2
                                                              ==========    ========    =======   =======

(*) Excludes net unrealized gains of $32.8 million and $64.8 million at December 31, 2003 and 2002, respectively.

DERIVATIVE INSTRUMENTS FOR INTEREST RATE RISK MANAGEMENT

         As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. The primary instruments utilized by Synovus are interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to hedge the variability of cash flows or fair values of on-balance sheet assets and liabilities.

         Interest rate contracts utilized by Synovus include end-user activities designed as hedges, all of which are linked to specific assets or liabilities as part of overall interest rate risk management practices. Management believes that the utilization of these instruments provides greater financial flexibility and is a very efficient tool for managing interest rate risk.

         The notional amount of interest rate swap and floor contracts utilized by Synovus as part of its overall interest rate risk management activities as of December 31, 2003 and 2002, was $912.5 million and $425.0 million, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based. Although Synovus is not exposed to credit risk equal to the notional amounts, there is exposure to potential credit risks equal to the fair or replacement values of the swaps if the counterparty fails to perform. This credit risk is normally a very small percentage of the notional amount and fluctuates as interest rates change. Synovus minimizes this risk by subjecting the transaction to the same approval process as on-balance sheet credit activities, by dealing with only highly-rated counterparties, and by obtaining collateral agreements for exposure above certain predetermined limits.

         A summary of these interest rate contracts and their terms at December 31, 2003 and 2002 is shown in Table 19. The fair value

                                                                            F-47


FINANCIAL REVIEW                                                          [LOGO]

(net unrealized gain) of these contracts has been recorded on the consolidated balance sheets.

         During 2003, there were three maturities and five terminations. There were five maturities and two terminations in 2002. Interest rate contracts contributed additional net interest income of $13.9 million and an eight basis point increase in the net interest margin for 2003. For 2002, interest rate contracts contributed to an increase in net interest income of $12.0 million and an eight basis point increase to the net interest margin.

TABLE 19 INTEREST RATE CONTRACTS

                                                                            WEIGHTED                                NET
                                               WEIGHTED       WEIGHTED      AVERAGE                             UNREALIZED
                                  NOTIONAL      AVERAGE       AVERAGE       MATURITY   UNREALIZED   UNREALIZED     GAINS
    (Dollars in thousands)         AMOUNT    RECEIVE RATE   PAY RATE (*)   IN MONTHS     GAINS        LOSSES      (LOSSES)
                                 ---------   ------------   ------------   ---------   ----------   ----------  -----------
DECEMBER 31, 2003
RECEIVE FIXED SWAPS:
FAIR VALUE HEDGES .............  $ 342,500       4.36%         1.16%           97       $ 2,087      (2,703)       (616)
CASH FLOW HEDGES ..............    570,000       5.43%         4.00%           23         4,637      (1,280)      3,357
                                 ---------                                              -------      ------       -----
TOTAL .........................  $ 912,500       5.03%         2.94%           51       $ 6,724      (3,983)      2,741
                                 =========                                              =======      ======       =====
December 31, 2002
Receive fixed swaps:
Fair value hedges .............  $ 115,000       4.82%         1.34%           40       $ 2,287        (429)      1,858
Cash flow hedges ..............    310,000       6.66%         4.25%           26         6,717          --       6,717
                                 ---------                                              -------      ------       -----
Total .........................  $ 425,000       6.17%         3.46%           30       $ 9,004        (429)      8,575
                                 =========                                              =======      ======       =====

(*) Variable pay rate based upon contract rates in effect at December 31, 2003 and 2002.

LIQUIDITY

         Liquidity represents the availability of funding to meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. Synovus' strong capital position, solid core deposit base, and excellent credit ratings are the cornerstones of its liquidity management activities.

         The Synovus Asset/Liability Management Committee actively analyzes and manages the liquidity position in coordination with its subsidiary banks. These subsidiaries maintain liquidity in the form of cash on deposit, securities available for sale, and cash derived from prepayments and maturities of both their investment and loan portfolios. Liquidity is also enhanced by the acquisition of new deposits. The subsidiary banks monitor deposit flow and evaluate alternate pricing structures to retain and grow deposits. Liquidity is also enhanced by the subsidiary banks' strong reputation in the national deposit markets. This reputation allows subsidiary banks to issue longer-term certificates of deposit to enhance their liquidity and funding positions.

         Certain Synovus subsidiary banks maintain correspondent banking relationships with various national and regional financial organizations. These relationships provide access to short-term borrowings through federal funds lines, which allows Synovus to meet immediate liquidity needs if required. These lines total approximately $3.2 billion and are extended at the ongoing discretion of the correspondent financial institutions. Synovus' strong credit rating is a primary determinant in the continued availability of these lines. Should Synovus' credit rating decline to a level below investment grade, these lines' availability would be significantly diminished. For this reason, Synovus affiliate banks maintain additional sources of liquidity including collateralized borrowing accounts with the Federal Reserve Bank.

         Synovus serves diverse markets. Some of these are rapidly growing areas where loan demand outpaces the generation of deposits. However, through loan participations and federal funds sold among affiliate banks, these loans can be effectively funded by affiliates having lower local loan demand. Additionally, lending is focused within the local markets served by Synovus, enabling the development of comprehensive banking relationships.

         Selected Synovus subsidiary banks maintain an additional liquidity source through their membership in the Federal Home Loan Bank. At year-end 2003, these banks had access to additional funding of approximately $2.1 billion, subject to available collateral and Federal Home Loan Bank credit policies, through utilization of Federal Home Loan Bank advances.

         The Parent Company requires cash for various operating needs including dividends to shareholders, business combinations, capital infusions into subsidiaries, the servicing of debt, and the payment of general corporate expenses. The primary source of liquidity for the Parent Company is dividends and management fees from the subsidiary banks. As a short-term liquidity source, the Parent Company has access to a $25 million line of credit with an unaffiliated banking organization. The Parent Company enjoys an excellent reputation and credit standing in the capital markets and has the ability to raise substantial amounts of funds in the form of either short or long-term borrowings. The Parent Company utilized this capability in February 2003 by issuing $300 million of ten year maturity subordinated debt. This debt bears a coupon interest rate of 4.875% and is rated "A-" by Standard & Poors Corp. and "A3" by Moody's Investor Service. For a complete description of borrowings by Synovus and its subsidiaries as of December 31, 2003, see Note 8 to the consolidated financial statements.

         The consolidated statements of cash flows detail cash flows from operating, investing, and financing activities. Net cash provided by operating activities was $725 million for the year ended December 31, 2003, while financing activities provided $1.3 billion. Investing activities used $2.1 billion of these amounts, resulting in a net decrease in cash and cash equivalents of $45.1 million.

         Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources, or operations. Further, management is not aware of any current recommendations by regula-

F-48



FINANCIAL REVIEW                                                          [LOGO]

tory agencies which, if they were to be implemented, would have such effect.

         Table 20 sets forth certain information about contractual cash obligations at December 31, 2003.

TABLE 20 CONTRACTUAL CASH OBLIGATIONS

                                                                 PAYMENTS DUE AFTER DECEMBER 31, 2003
                                           -------------------------------------------------------------------------
            (In thousands)                 1 YEAR OR LESS  OVER 1 - 3 YEARS   4 - 5 YEARS   AFTER 5 YEARS    TOTAL
                                           --------------  ----------------   -----------   -------------  ---------
Long-term debt .........................     $241,434         501,500           277,115        510,749     1,530,798
Capital lease and software obligations..       15,116          28,659             1,204             --        44,979
Operating leases .......................       80,405         138,150            33,084         28,487       280,126
                                             --------      ----------          --------        -------     ---------
Total contractual cash obligations .....     $336,955         668,309           311,403        539,236     1,855,903
                                             ========      ==========         =========        =======     =========

         CAPITAL RESOURCES

         Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to sustain an appropriate degree of leverage to provide a desirable level of profitability. Synovus has the ability to generate internal capital growth sufficient to support the asset growth it has experienced. Total shareholders' equity of $2.2 billion represented 10.38% of total assets at December 31, 2003.

         The regulatory banking agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets for Synovus are on-balance sheet assets in the form of loans. A small portion of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit and loan commitments that Synovus enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined in the regulations. The regulatory agencies define a well-capitalized bank as one that has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At December 31, 2003, Synovus and all subsidiary banks were in excess of the minimum capital requirements with a consolidated Tier I capital ratio of 10.43% and a total risk-based capital ratio of 13.06%, compared to Tier I and total risk-based capital ratios of 11.38% and 12.53%, respectively, in 2002 as shown in Table 21.

         In addition to the risk-based capital standards, a minimum leverage ratio of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles. Synovus had a leverage ratio of 10.09% at December 31, 2003 and 10.86% at December 31, 2002, significantly exceeding regulatory requirements.

         Capital levels also exceed all requirements under the Federal Reserve Board's guidelines. The Federal Reserve Board requires a minimum primary capital ratio of 5.50% and a total capital ratio of 6.00% for financial holding companies and banks. At December 31, 2003, the primary and total capital ratios as defined by the Federal Reserve Board were 10.83% and 12.33%, respectively, compared to 11.51% for both the primary and total capital ratios at year-end 2002.

TABLE 21 CAPITAL RATIOS

                                                    DECEMBER 31,
                                           -----------------------------
(Dollars in thousands)                         2003             2002
                                           ------------     ------------
Tier I capital:
   Shareholders' equity                    $  2,245,039     $  2,040,853
   Net unrealized gain on
     investment securities available
     for sale                                   (20,436)         (40,160)
   Net unrealized gain on
     cash flow hedges                            (2,319)          (5,090)
   Disallowed intangibles                      (286,205)        (120,524)
   Disallowed deferred tax asset                 (3,918)              --
   Deferred tax liability on core
     deposit
   premium related to acquisitions                7,303            2,476
   Minority interest                            141,838          117,099
   Qualifying trust preferred securities         10,453               --
                                           ------------     ------------
        Total Tier I capital                  2,091,755        1,994,654
                                           ------------     ------------
Tier II capital:
   Qualifying subordinated debt                 300,000               --
   Eligible portion of the allowance
     for loan losses                            226,059          199,841
   Eligible portion of unrealized
     gain on equity securities                       --            1,157
                                           ------------     ------------
        Total Tier II capital                   526,059          200,998
                                           ------------     ------------
Total risk-based capital                   $  2,617,814        2,195,652
                                           ============     ============
Total risk-adjusted assets                 $ 20,051,309       17,528,329
                                           ============     ============
Tier I capital ratio                              10.43%           11.38
Total risk-based capital ratio                    13.06            12.53
Leverage ratio                                    10.09            10.86

Regulatory minimums
  (for well-capitalized status):
   Tier I capital ratio                            6.00%
   Total risk-based capital ratio                 10.00
   Leverage ratio                                  5.00

         The 81% ownership of TSYS is an important aspect of the market price of Synovus common stock and should be considered

                                                                            F-49


FINANCIAL REVIEW                                                          [LOGO]

in a comparison of the relative market price of Synovus common stock to other financial services companies. As of February 17, 2004, there were approximately 29,827 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 22 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

TABLE 22 MARKET AND STOCK PRICE INFORMATION

                                                     HIGH        LOW
                                                     ----        ---
2003
   QUARTER ENDED DECEMBER 31, 2003 ............   $     29.04    25.99
   QUARTER ENDED SEPTEMBER 30, 2003 ...........         26.69    21.35
   QUARTER ENDED JUNE 30, 2003 ................         23.62    17.31
   QUARTER ENDED MARCH 31, 2003 ...............         20.88    17.89

2002
   Quarter ended December 31, 2002 ............   $     21.90    16.81
   Quarter ended September 30, 2002 ...........         27.01    20.17
   Quarter ended June 30, 2002 ................         30.39    24.31
   Quarter ended March 31, 2002 ...............         31.74    24.75

DIVIDENDS

         It is Synovus' objective to pay out at least one-third of earnings to shareholders in cash dividends. The dividend payout ratio was 51.56%, 48.76%, and 48.57% in 2003, 2002, and 2001, respectively. Cash dividends have been paid on the common stock of Synovus (including its predecessor companies) in every year since 1891. It is the present intention of the Synovus Board of Directors to continue to pay cash dividends on its common stock in accordance with the previously mentioned objective. Table 23 presents the declared and paid dates for recent dividends, as well as per share dividend amounts.

TABLE 23 DIVIDENDS

                                         PER SHARE
DATE DECLARED             DATE PAID        AMOUNT
-------------             ---------        ------
2003
   NOVEMBER 20, 2003   JANUARY 2, 2004     $0.1650
   AUGUST 20, 2003     OCTOBER 1, 2003      0.1650
   JUNE 10, 2003       JULY 1, 2003         0.1650
   MARCH 4, 2003       APRIL 1, 2003        0.1650

2002
   November 20, 2002   January 2, 2003     $0.1475
   August 19, 2002     October 1, 2002      0.1475
   June 11, 2002       July 1, 2002         0.1475
   February 27, 2002   April 1, 2002        0.1475

COMMITMENTS AND CONTINGENCIES

         Synovus believes it has sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year. Table 24 and
Note 8, to the consolidated financial statements provide additional information on short-term and long-term borrowings.

         In the normal course of its business, TSYS maintains processing contracts with its clients. These processing contracts contain commitments, including, but not limited to, minimum standards and time frames against which its performance is measured. In the event TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and/or certain customers may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.

         Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, based in part upon the advice of legal counsel, all matters are not quantifiable, are believed to be adequately covered by insurance, or if not covered, are believed to be without merit or are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of Synovus if disposed of unfavorably.

         TSYS has received notification from the United States Attorneys' Office for the Northern District of California that the United States Department of Justice is investigating whether TSYS and/or one of its large credit card processing clients violated the False Claims Act, 31 U.S.C. Sections 3729-33, in connection with mailings made on behalf of the client from July 1997 through November 2001. Although the exact scope of the investigation is not clear, TSYS believes that the subject matter of the investigation relates to the U.S. Postal Service's Move Update Requirements. In general, the Postal Service's Move Update Requirements are designed to reduce the volume of mail that is returned to sender as undeliverable as addressed. In effect, these requirements provide, among other things, various procedures that may be utilized to maintain the accuracy of mailing lists in exchange for discounts on postal rates. TSYS has received a subpoena from the Office of the Inspector General of the U.S. Postal Service, and has produced documents responsive to the subpoena, and expects to provide further documentation to the government in connection with this investigation. TSYS intends to fully cooperate with the Department of Justice in the investigation and there can be no assurance as to the timing or outcome of the investigation, including whether the investigation will result in any criminal or civil fines, penalties, judgments or treble damage or other claims against TSYS. TSYS is not in a position to estimate whether or not any loss may arise out of this investigation. As a result, no reserve or accrual has been recorded in TSYS or Synovus' financial statements relating to this matter.

SHORT-TERM BORROWINGS

         The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

TABLE 24 SHORT-TERM BORROWINGS

          (In thousands)                2003             2002             2001
                                        ----             ----             ----
Balance at December 31 .........     $1,354,887       1,275,084       1,345,822
Weighted average interest
  rate at December 31 ..........           0.93%           1.20%           1.67%
Maximum month end
  balance during the year ......     $1,459,818       1,493,466       1,551,534
Average amount outstanding
  during the year ..............     $1,101,216       1,131,455       1,153,878
Weighted average interest
   rate during the year ........           1.07%           1.65%           3.70%

INCOME TAX EXPENSE

         Income tax expense was $222.6 million in 2003, up from $198.5 million in 2002, and $178.4 million in 2001. The effective income tax rate was 36.4%, 35.2%, and 36.4%, in 2003, 2002, and 2001, respectively. See Note 16 to the consolidated financial statements for a detailed analysis of income taxes.

F-50



FINANCIAL REVIEW                                                          [LOGO]

INFLATION

         Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Synovus has been able to maintain a high level of equity through retention of an appropriate percentage of its net income. Synovus deals with the effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

PARENT COMPANY

         The Parent Company's assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders' equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating expenses, and pay dividends to its shareholders. These operations are funded by dividends and fees received from subsidiaries, and borrowings from outside sources.

         In connection with dividend payments to the Parent Company from its subsidiary banks, certain rules and regulations of the various state and federal banking regulatory agencies limit the amount of dividends which may be paid. Approximately $224.4 million in dividends could be paid in 2004 to the Parent Company from its subsidiary banks without prior regulatory approval. Synovus anticipates receiving regulatory approval to allow certain subsidiaries to pay dividends in excess of their respective regulatory limits.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations." SFAS No. 143 requires Synovus to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. It also requires that a corresponding asset be recorded which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Synovus adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material effect on Synovus' financial condition or results of operations.

         In June 2002, the FASB issued Statement No. 146 (SFAS No. 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 (EITF No. 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The provisions of this statement were effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 on January 1, 2003 did not have a material impact on Synovus' financial condition or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation were applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements of interim or annual periods ended after December 15, 2002. The adoption of Interpretation No. 45 did not have a material effect on Synovus' financial condition or results of operations.

         At the November 21, 2002 meeting of the FASB's EITF, the EITF ratified as a consensus the tentative conclusions it reached at its October 25, 2002 meeting, regarding EITF Issue No. 00-21 (EITF No. 00-21), "Accounting for Revenue Arrangements with Multiple Deliverables". EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Those activities may involve the delivery or performance of multiple products, services, and/or rights to use assets, and performance may occur at different points in time or over different periods of time. The arrangements are often accompanied by initial installation, initiation, or activation services, and generally involve either a fixed fee or a fixed fee coupled with a continuing payment stream. The continuing payment stream generally corresponds to the continuing performance, and may be fixed, variable based on future performance, or composed of a combination of fixed and variable payments. EITF No. 00-21 addresses how to account for those arrangements, and was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may also elect to report the change in accounting as a cumulative effect adjustment, in which case disclosure should be made in periods subsequent to the date of initial application of the amount of recognized revenue that was previously included in the cumulative effect adjustment. The adoption of EITF No. 00-21 did not significantly impact Synovus' financial condition or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". In December 2003, the FASB issued Interpretation No. 46R, a revision of Interpretation No.
46. Interpretation No. 46R addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. The interpretation applies to variable interests in variable interest entities that are special purpose entities for periods ending after December 15, 2003. For all other types of variable interest entities, application of Interpretation No. 46R is required for periods ending after March 15, 2004. For TSYS, which had a variable interest in a variable interest entity that was a special purpose entity, the interpretation would have applied in the first reporting period ending after December 15, 2003. On June 30, 2003, TSYS terminated the operating lease agreement and purchased the corporate campus for $93.5 million with a combination of $73.3 million in cash and funds from a long-term line of credit with a Synovus affiliate bank. Accordingly, the interpretation does not directly impact Synovus' financial statements.

         In April 2003, the FASB issued Statement No. 149 (SFAS No. 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on Synovus' financial statements.

         In May 2003, the FASB issued Statement No. 150 (SFAS No. 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures

                                                                            F-51


FINANCIAL REVIEW                                                          [LOGO]

certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Currently, the only impact of adopting SFAS No. 150 has been the requirement to reclassify the $17.5 million in company-obligated mandatory redeemable capital securities of subsidiary trusts as liabilities beginning with the third quarter of 2003.

2004 EARNINGS OUTLOOK

         Synovus expects its earnings per share growth for 2004 to be within the 8-10% range, based in part upon the following assumptions:

         - Continued improvement in credit quality, resulting in a net charge-off ratio of approximately 0.30% for the year and a non-performing assets ratio in the 0.45-0.55% range by year end.

         - The net interest margin will remain stable in a flat rate environment.

         -        Loan growth of 10-12%.

         -        TSYS' net income growth of 5% to 7%.

SHARE REPURCHASE PLAN

         On April 14, 2003, the Synovus board of directors approved a $200 million share repurchase plan. Through December 31, 2003, 5.5 million shares have been purchased under this plan at a total cost of $112.7 million. Consistent with the expectation at the inception of the plan, Synovus repurchased one-half of the total authorization during the first 90 days after the plan was approved. The pace of future repurchases under this two-year plan will depend on various factors including price, market conditions, acquisitions, and the general financial position of Synovus.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). These forward-looking statements include, among others, statements regarding management's belief concerning the adequacy of the allowance for loan losses; TSYS' belief with respect to its ability to meet its contractual commitments; management's belief with respect to legal proceedings and other claims; any matter that might arise out of the United States Department of Justice's investigation of TSYS; TSYS' belief with respect to its growth opportunities; management's belief with respect to the economic and interest rate environments and their impact on Synovus; management's belief with respect to the adequacy of the unallocated component of the allowance for loan losses; management's belief with respect to the resolution of certain loan delinquencies and the inclusion of all material loans in which doubt exists as to collectibility in nonperforming assets and impaired loans; management's belief with respect to the use of derivatives to manage interest rate risk; the Board of Directors' present intent to continue to pay cash dividends; management's belief with respect to having sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year; Synovus' expected growth in earnings per share for 2004 and the assumptions underlying such statements, including, with respect to Synovus' expected increase in earnings per share for 2004; continued improvement in credit quality, resulting in a net charge-off ratio of approximately 0.30% for the year and a non-performing assets ratio in the 0.45-0.55% range by year end; a stable net interest margin in a flat rate environment; loan growth of 10-12% in 2004; and TSYS' net income growth for 2004 within the 5-7% range. In addition, certain statements in future filings by Synovus with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Synovus which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, efficiency ratios and other financial terms; (ii) statements of plans and objectives of Synovus or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

         Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in the Annual Report. Many of these factors are beyond Synovus' ability to control or predict. These factors include, but are not limited to: (i) Synovus' inability to achieve a net charge-off ratio of 0.30% for 2004, a non-performing assets ratio in the 0.45-0.55% range by year end 2004, a stable net interest margin and loan growth of 10-12% in 2004; (ii) TSYS' inability to achieve its net income goals for 2004; (iii) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (iv) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board; (v) inflation, interest rate, market and monetary fluctuations;
(vi) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (vii) changes in consumer spending, borrowing, and saving habits; (viii) technological changes are more difficult or expensive than anticipated; (ix) acquisitions are more difficult to integrate than anticipated; (x) the ability to increase market share and control expenses; (xi) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which Synovus and its subsidiaries must comply; (xii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies; (xiii) changes in Synovus' organization, compensation, and benefit plans; (xiv) the costs and effects of litigation or adverse facts and developments related thereto; (xv) a deterioration in credit quality or a reduced demand for credit; (xvi) Synovus' inability to successfully manage any impact from slowing economic conditions or consumer spending; (xvii) the occurrence of catastrophic events that could impact Synovus or TSYS or its major customers' operating facilities, communication systems and technology or that have a material negative impact on current economic conditions or levels of consumer spending; (xviii) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xix) hostilities increase in the Middle East or elsewhere; and (xx) the success of Synovus at managing the risks involved in the foregoing.

         Such forward-looking statements speak only as of the date on which such statements are made, and Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

F-52



SUMMARY OF QUARTERLY FINANCIAL DATA                                       [LOGO]

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2003 and 2002.

  (In thousands, except per share data)
                                                  FOURTH      THIRD     SECOND      FIRST
                                                 QUARTER     QUARTER    QUARTER    QUARTER
                                                 -------     -------    -------    -------
2003

   INTEREST INCOME ......................        $264,745    266,248    270,742    259,757
                                                 ========    =======    =======    =======

   NET INTEREST INCOME ..................         197,431    193,113    190,937    181,583
                                                 ========    =======    =======    =======

   PROVISION FOR LOSSES ON LOANS ........          19,800     15,108     16,565     20,304
                                                 ========    =======    =======    =======

   INCOME BEFORE INCOME TAXES ...........         160,912    157,722    152,468    140,399
                                                 ========    =======    =======    =======

   NET INCOME ...........................         102,639    100,000     96,367     89,919
                                                 ========    =======    =======    =======

   NET INCOME PER SHARE, BASIC ..........             .34        .33        .32        .30
                                                 ========    =======    =======    =======

   NET INCOME PER SHARE, DILUTED ........             .34        .33        .32        .30
                                                 ========    =======    =======    =======

2002

   Interest income ......................        $269,146    269,144    258,677    258,073
                                                 ========    =======    =======    =======

   Net interest income ..................         186,607    182,939    175,341    172,617
                                                 ========    =======    =======    =======

   Provision for losses on loans ........          15,830     16,410     19,978     13,109
                                                 ========    =======    =======    =======

   Income before income taxes ...........         157,352    143,855    133,471    129,202
                                                 ========    =======    =======    =======

   Net income ...........................         104,428     92,272     85,895     82,752
                                                 ========    =======    =======    =======

   Net income per share, basic ..........             .35        .31        .29        .28
                                                 ========    =======    =======    =======

   Net income per share, diluted ........             .35        .31        .29        .28
                                                 ========    =======    =======    =======

                                                                            F-53